PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated December 30, 1999)         Registration No. 333-91359-01

                                  $300,000,000

                                 METRICOM, INC.
                             METRICOM FINANCE, INC.

                           13% Senior Notes due 2010
Ricochet Logo

                        (Offered as Units together with
                       Warrants to Purchase Common Stock)

--------------------------------------------------------------------------------

This is an offering by Metricom, Inc. and Metricom Finance, Inc., a wholly owned subsidiary of Metricom, Inc., of $300 million aggregate principal amount of 13% Senior Notes due 2010. Interest on the notes will be payable on February 15 and August 15 of each year, beginning August 15, 2000. The notes will be senior unsecured obligations of Metricom, Inc. and Metricom Finance. The notes will mature on February 15, 2010. The obligations of Metricom Finance will be fully and unconditionally guaranteed by Metricom, Inc. as set forth in this prospectus supplement.

We are offering the notes together with warrants to purchase an aggregate of 1,425,000 shares of Metricom, Inc. common stock at an initial exercise price of $87.00 per share. We are offering each $1,000 principal amount of notes together with an associated warrant entitling the holder to purchase 4.75 shares of Metricom, Inc. common stock. The offer of these warrants is made by a separate prospectus. Each $1,000 principal amount of notes is being offered for $787.94, and each associated warrant is being offered for $212.06. The notes and associated warrants will not trade separately until the earlier of August 15, 2000, the occurrence of specified events or any earlier date that Lehman Brothers may determine.

We will deposit in a pledge account an amount of cash or U.S. government securities which, together with the interest received on that cash or those securities, will be sufficient to pay the first four scheduled cash interest payments on the notes, with any balance to be retained by us. The notes will be secured by a first priority security interest in the pledge account.

Commencing February 15, 2005, we may redeem all or part of the notes at redemption prices specified in this prospectus supplement under "Description of Notes -- Optional Redemption."

At the same time we are offering these notes and associated warrants, Metricom, Inc. is also offering 5,000,000 shares of its common stock in a separate offering. We estimate that the net proceeds of the concurrent offering of common stock will be approximately $411.3 million, based on the public offering price of $87.00 per share. The completion of the notes and warrants offerings is not contingent upon the completion of the concurrent common stock offering.

 Investing in these securities involves risks. Risk factors begin on page S-11.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                                                       PUBLIC        UNDERWRITING      PROCEEDS
                                                   OFFERING PRICE      DISCOUNT       TO METRICOM
                                                   --------------    ------------    -------------
Per Senior Note..................................     78.794%          2.750%           97.250%
                                                   $236,382,000      $6,500,505      $229,881,495

Lehman Brothers expects to deliver these notes on or about February 7, 2000.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS
                           -------------------------
SALOMON SMITH BARNEY                                       CHASE SECURITIES INC.
J.P. MORGAN & CO.                                            MERRILL LYNCH & CO.

February 2, 2000

Inside front cover:

[A graphic representation titled "Three-Phase Network Deployment - 100 Million Covered Population Summer 2001" and which depicts the Ricochet logo, a map of the U.S. indicating the 21 metropolitan markets in which we plan to deploy our high-speed network through the second phase of our deployment and the following table:]

                          NETWORK DEPLOYMENT SCHEDULE

                    Number of            Cumulative
Development        Metropolitan      Covered Population        Expected
  Phase              Markets           Upon Completion        Launch Date
-----------        ------------      ------------------       -----------
    I                   12               62 million           Summer 2000
   II              9 additional          80 million            Early 2001
  III             15+ additional        100+ million          Summer 2001

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                     PAGE
                                     -----
Summary............................    S-3
Risk Factors.......................   S-11
Forward-Looking Statements.........   S-25
Use of Proceeds....................   S-26
Capitalization.....................   S-27
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........   S-29
Business...........................   S-34

                                     PAGE
                                     -----
Management.........................   S-53
Principal Stockholders.............   S-61
Description of the Notes...........   S-63
Certain U.S. Federal Income Tax
  Consequences.....................  S-108
Underwriting.......................  S-115
Legal Matters......................  S-117
Experts............................  S-117

                                   PROSPECTUS

                                      PAGE
                                      ----
Prospectus Summary..................     3
Risk Factors........................     5
Forward-Looking Information.........     5
Deficiency of Earnings to Fixed
  Charges...........................     5
Use of Proceeds.....................     5
Description of Debt Securities......     6

                                      PAGE
                                      ----
Description of Capital Stock........    14
Plan of Distribution................    18
Legal Matters.......................    18
Experts.............................    19
Where You Can Find More
  Information.......................    19

     No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities specifically offered by it, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

     Metricom(R) and Ricochet(R) are our registered trademarks. Trade names and trademarks of other companies appearing in this prospectus supplement are the property of their respective holders.

                      [This page intentionally left blank]

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before investing in the notes. We urge you to read carefully the entire prospectus supplement and related prospectus, including the information we incorporate by reference, especially the risks of investing in the notes discussed under "Risk Factors." Except in the "Description of Notes," references in this prospectus supplement to "Metricom," "we," "our," "us" and the "company" refer only to Metricom, Inc.

                                 METRICOM, INC.

     We are a leading provider of mobile wireless data access to corporate networks and the Internet. We have designed our new high-speed service, marketed under the Ricochet(R) brand name, to meet the needs of the growing number of professionals who require full access to their corporate networks and the Internet while away from the office. Our service will provide these mobile professionals with higher speed access to data than any other mobile wireless technology commercially available today. Our service will also appeal to consumers who desire high-speed mobile access to the Internet. Simply by connecting a wireless modem to a laptop computer or other portable electronic device, our users can access their corporate networks and the Internet whenever they want and wherever they are within our service areas, just as they would with a wired modem. Our users pay only a flat fee for our service, unlike many other remote access services.

     Our technology enables users to replicate wirelessly the look and feel of their desktop computers, providing them with the following features customarily associated with working on a desktop computer at the office:

     - ALWAYS ON. Our technology allows users to connect to their corporate networks and the Internet without a lengthy dial-up procedure and to remain connected as long as their computers are on.

     - HIGH-SPEED ACCESS. During the late summer of 2000, we expect to begin offering average downstream data transmission speeds greater than 128 kilobits per second, approximately two to four times faster than most remote wired connections and approximately seven to 14 times faster than most remote mobile wireless connections commercially available today.

     - SECURE DATA TRANSMISSION. Our frequency-hopping, spread spectrum wireless technology, combined with optional encryption, makes it very difficult for an unauthorized user to intercept data transmitted over our network.

     - RELIABLE SERVICE. Our packet-switched technology routes data around busy or nonfunctioning network radios, enabling multiple users to share our network capacity and virtually eliminating busy signals or the inability to connect to the network because of capacity constraints.

     We believe many mobile professionals and consumers will find our high-speed, unlimited network access service to provide a valuable capability, whether used alone or as a complement to the more limited data access services offered by mobile telephone service providers.

     In November 1999, MCI WorldCom, Inc. and Vulcan Ventures Incorporated, the private investment vehicle of Microsoft Corporation co-founder Paul Allen, each purchased shares of preferred stock for $300 million in cash, providing us with funds to commence the deployment of our high-speed network. In addition, MCI WorldCom has entered into an agreement with us to sell subscriptions to our service and has agreed to pay us at least $388 million in revenue over the five years following the launch of our service, subject to the timely deployment of our network, our ability to meet agreed performance standards and our ability to attract a significant number of subscribers through other channel partners. This relationship provides us with immediate access to a large and sophisticated sales force that has experience selling products and services to businesses and consumers in our target market.

     Our high-speed network will consist of:

     - compact, inexpensive radios, called poletop radios, which communicate with users' wireless modems connected to laptop computers or other portable electronic devices;

     - wired access points, which carry transmissions between the poletop radios and one of our network interface facilities via high-speed dedicated wired connections;

     - network interface facilities, which aggregate traffic to and from all wired access points in a metropolitan market and provide connections to the Internet and other networks; and

     - network operations centers, which provide central management of our entire network.

     We install our poletop radios on streetlights, utility poles and building rooftops, and we install our wired access points on building rooftops or other locations, many of which also serve as the sites for existing cellular or other wireless base stations.

     We plan to deploy our high-speed network in three phases and expect that our service areas will cover a cumulative population of at least 100 million by the end of the summer of 2001.

     - In the first phase, we plan to deploy our network in 12 major metropolitan markets: Atlanta, Chicago, Dallas/Fort Worth, Houston, Los Angeles, New York City, Philadelphia, Phoenix, San Diego, San Francisco, Seattle and Washington, D.C. We plan to launch our service in these markets during the late summer of 2000. We expect that our initial service areas in these markets will cover a total population of approximately 62 million.

     - In the second phase, we plan to expand our network and service to an additional nine major metropolitan markets: Baltimore, Boston, Denver, Detroit, Kansas City, Miami, Minneapolis, St. Louis and Salt Lake City. We expect to launch our service in these markets in early 2001. After this expansion, we anticipate that our service areas will cover a cumulative population of approximately 80 million.

     - In the third phase, we plan to expand our service areas in some of our existing markets and to deploy our network in 15 or more additional markets. We expect to launch our service in these new markets during the summer of 2001. After this expansion, which we plan to complete by the end of the summer of 2001, we anticipate that our service areas will cover a cumulative population of at least 100 million.

MARKET OPPORTUNITY

     We believe the growing demand by organizations and individuals for mobile access to corporate networks and the Internet is driven primarily by the following four trends:

     - GROWTH IN THE NUMBER OF LAPTOP COMPUTERS AND SMART HANDHELD
       DEVICES. International Data Corporation, or IDC, a market research firm, has projected that unit shipments of portable computers and smart handheld devices in the U.S. will increase from an estimated 12 million in 1999 to 25 million in 2003, representing a compound annual growth rate of 21%;

     - GROWTH IN THE NUMBER OF INTERNET USERS. According to IDC, the number of Internet users in the U.S. is projected to increase from 70 million in 1998 to 179 million in 2003, representing a compound annual growth rate of 21%;

     - INCREASED IMPORTANCE OF NETWORK ACCESS. IDC has projected that, in 1999, 40% of computer users worldwide working for mid-sized and large enterprises would remotely access corporate local area networks; and

     - GROWTH IN THE NUMBER OF MOBILE WORKERS. IDC has projected that, by 2003, 47 million workers in the U.S. will spend at least 20% of their time away from their offices.

OUR STRATEGY

     Our objective is to be the leading provider of high-speed mobile wireless data access to users of laptop computers and other portable electronic devices. The key elements of our strategy are set forth below:

     - RAPIDLY DEPLOY A NATIONAL NETWORK. We intend to expand our service areas to cover a cumulative population of at least 100 million in the U.S. by the end of the summer of 2001.

     - TARGET MOBILE PROFESSIONALS. Our advertising and marketing will focus initially on mobile professionals, particularly those who already use laptop computers or other portable electronic devices, and other people and businesses that are likely to require mobile access to information.

     - CAPITALIZE ON THE DISTRIBUTION STRENGTH OF A SELECT GROUP OF CHANNEL PARTNERS. We intend to generate demand for, and increase the number of users of, our service through sales efforts by MCI WorldCom and other potential channel partners with significant sales and customer support experience.

     - BUILD EQUITY IN THE RICOCHET BRAND. We intend to promote the Ricochet brand aggressively, with the objective of gaining widespread business and consumer recognition of our brand.

     - MAINTAIN NETWORK PERFORMANCE AND COST ADVANTAGES. We intend to outsource substantially all of our manufacturing and network deployment needs to organizations for which these functions are core competencies. Outsourcing these functions will enable us to concentrate on developing positive recognition of the Ricochet brand, recruiting and managing channel partners, managing our network and advancing our core technologies to enhance our network's performance and cost-effectiveness in the future.

     - PURSUE INTERNATIONAL OPPORTUNITIES. We believe the advantages of our core technologies -- and particularly the relatively low deployment cost of our network -- should enable us to provide service that is attractive to users in other countries that have large populations of knowledge workers.

                                  THE OFFERING

  Issuers..................  Metricom, Inc. and Metricom Finance, Inc., a wholly owned subsidiary of Metricom, Inc.

  Notes....................  $300 million aggregate principal amount of 13%
                             Senior Notes due 2010.

  Associated Warrants......  The issuers are offering the notes together with warrants to purchase an aggregate of 1,425,000 shares of Metricom, Inc. common stock at an initial exercise price of $87.00 per share. The issuers are offering each $1,000 principal amount of notes together with an associated warrant entitling the holder to purchase 4.75 shares of Metricom, Inc. common stock. The offer of these warrants is made by a separate prospectus. Each $1,000 principal amount of notes is being offered for $787.94, and each associated warrant is being offered for $212.06.

  Separation Date..........  The notes and associated warrants will not trade separately until the earlier of August 15, 2000, the occurrence of specified events or any earlier date that Lehman Brothers may determine.

  Maturity Date............  February 15, 2010.

  Interest Payment Dates...  Interest on the notes will be payable semi-annually in cash in arrears on February 15 and August 15 of each year commencing August 15, 2000.

  Interest Reserve.........  Upon completion of the offering of the notes, the issuers will deposit in a pledge account with the trustee for the notes an amount in cash or U.S. government securities, estimated at $73.1 million, which, together with the interest received on that cash or those securities, will be sufficient to pay when due the first four scheduled cash interest payments on the notes, with any balance to be retained by the issuers. The notes will be secured by a first priority security interest in the pledge account.

  Ranking..................  The notes will be the issuers' unsecured general indebtedness and, except to the extent of the limited security for the notes described above, will be equal in right of payment to any of the issuers' future indebtedness that is not expressly junior in right of payment to the notes.

                             As of September 30, 1999, on a pro forma basis after giving effect to the completion of the offering of the notes, our only long-term indebtedness would have been represented by the notes and approximately $0.6 million in capital lease obligations and deferred rent.

  Optional Redemption......  The issuers may redeem a part or all of the notes on or after February 15, 2005, at the redemption prices listed in "Description of the Notes -- Optional Redemption."

  Mandatory Offer to
  Purchase.................  If Metricom, Inc. experiences a change of control or if it sells assets and does not apply the proceeds as required by the indenture and the supplemental indenture, the issuers will be required to offer to purchase part or all of their notes.

  Original Issue
Discount...................  Each note is subject to original issue discount for
                             U.S. federal income tax purposes. Original issue discount will start to accrete from the issue date of the notes and will be includable as interest income periodically in a holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

  Covenants................  The issuers will issue the notes under an indenture and supplemental indenture between the issuers and Bank One Trust Company, N.A., as trustee. The supplemental indenture will limit the issuers' ability to, among other things:

                             - incur additional indebtedness under certain
                               circumstances;

                             - issue certain preferred stock;

                             - pay dividends or make other distributions;

                             - make other restricted payments and restricted
                               investments;

                             - create liens;

                             - incur restrictions on the ability of any future
                               subsidiaries to pay dividends or other payments to the issuers;

                             - sell assets;

                             - merge or consolidate with other companies; and

                             - enter into transactions with affiliates.

  Use of Proceeds..........  The net proceeds from this offering and the related warrants offering, after deducting underwriting discounts and commissions, will be approximately $291.8 million. Approximately $73.1 million of the net proceeds from the offering of notes will be held as cash or used to purchase U.S. government securities to be held by the trustee for the benefit of the holders of the notes to fund, when due, the first four scheduled cash interest payments on the notes. The remaining net proceeds from the offering will be used for the deployment and commercialization of our high-speed network and general corporate purposes, principally working capital, funding operating losses and capital expenditures.

                        CONCURRENT COMMON STOCK OFFERING

     Concurrently with this offering and the related warrants offering, Metricom, Inc. is separately offering to the public 5,000,000 shares of its common stock, excluding up to 750,000 shares that the underwriters have the option to purchase to cover over-allotments. Metricom, Inc. common stock trades on the Nasdaq National Market under the symbol "MCOM." Metricom, Inc. estimates that the net proceeds from the common stock offering will be approximately $411.3 million, based on the public offering price of $87.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. Metricom, Inc. will use the net proceeds from the common stock offering, together with cash on hand and the available net proceeds from this offering and the related warrants offering, after establishing the required interest reserve on the notes, for the deployment and commercialization of its high-speed network and for the other purposes specified in "Use of Proceeds." The completion of the notes and warrants offerings is not contingent upon the completion of the concurrent common stock offering.

          SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary consolidated historical financial data for each of the three years ended December 31, 1996, 1997 and 1998, for the nine-month periods ended September 30, 1998 and 1999 and as of September 30, 1999. The following table also presents certain other data, including EBITDA, which we define as earnings before interest, taxes, depreciation and amortization. EBITDA should not be considered alone or as an alternative to operating loss, cash flows from operating activities or any other measure of operating performance or liquidity, each as calculated in accordance with generally accepted accounting principles. Nevertheless, we believe EBITDA provides meaningful additional information with respect to our operating results and our ability to service our long-term debt and other fixed obligations and to fund our continuing growth. Because all companies do not calculate EBITDA in the same manner, the presentation below may not be comparable to other similarly titled measures of other companies.

     The pro forma balance sheet data set forth below give effect to the following transactions of Metricom, Inc.:

     - the sale in November 1999 of 60,000,000 shares of preferred stock for gross proceeds of $600 million;

     - the purchase in November 1999 for $5 million of the minority interest in a former joint venture serving Washington, D.C.;

     - the repayment to Vulcan Ventures in November 1999 of a line of credit and a bridge loan, aggregating $60.5 million, including accrued interest, of which $50 million, plus accrued interest, was outstanding at September 30, 1999; and

     - the conversion into 3,064,963 shares of Metricom, Inc. common stock of $44.6 million aggregate principal amount of its remaining convertible notes.

     In addition to the foregoing adjustments, our pro forma as adjusted balance sheet data set forth below give effect to:

     - the sale of $300 million aggregate principal amount of notes in this offering and the sale of the associated warrants in the related warrants offering for aggregate available net proceeds of $218.7 million, after deducting underwriting discounts and commissions and establishing the required interest reserve on the notes. The portion of the net proceeds used to fund the required interest reserve will be treated as a restricted investment on the balance sheet. As of September 30, 1999, on an actual and pro forma basis, the issuers had no other restricted cash or restricted investments.

     - the sale of 5,000,000 shares of Metricom, Inc. common stock, which are being offered in a separate, concurrent common stock offering, at the public offering price of $87.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. The completion of the notes and warrants offerings is not contingent upon the completion of the concurrent common stock offering.

                                                                            NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                          ------------------------------   -------------------
                                            1996       1997       1998       1998       1999
                                          --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Service revenues......................  $  2,158   $  6,642   $  8,419   $  6,251   $  7,158
  Product revenues......................     4,996      6,797      7,440      5,908      6,486
                                          --------   --------   --------   --------   --------
          Total revenues................     7,154     13,439     15,859     12,159     13,644
Total costs and expenses................    48,506     70,436     97,999     56,854     57,894
Loss from operations....................   (41,352)   (56,997)   (82,140)   (44,695)   (44,250)
                                          --------   --------   --------   --------   --------
Net loss................................  $(39,345)  $(59,328)  $(84,164)  $(45,935)  $(48,228)
                                          ========   ========   ========   ========   ========
Net loss per share......................  $  (2.93)  $  (4.35)  $  (4.63)  $  (2.55)  $  (2.45)
Weighted average shares outstanding.....    13,413     13,641     18,195     18,022     19,694

OTHER DATA:
Capital expenditures....................  $ 15,910   $ 10,584   $  4,994   $  2,322   $  6,251
Cash provided (used) by:
  Operating activities..................   (29,139)   (45,739)   (51,500)   (37,893)   (46,475)
  Investing activities..................    (8,325)    31,158       (830)     2,222     (5,802)
  Financing activities..................    47,509      9,119     61,687     50,878     54,789
EBITDA..................................   (37,217)   (48,631)   (58,543)   (37,921)   (41,130)
Deficiency of earnings to fixed
  charges...............................   (39,345)   (59,328)   (84,164)   (45,935)   (48,228)

                                                               AS OF SEPTEMBER 30, 1999
                                                         -------------------------------------
                                                                                    PRO FORMA
                                                          ACTUAL      PRO FORMA    AS ADJUSTED
                                                         ---------    ---------    -----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments......  $  21,653    $ 539,287    $1,169,215
Restricted investments.................................         --           --        73,077
Working capital (deficit)..............................     (7,508)     530,642     1,180,337
Total assets...........................................     40,730      558,364     1,269,619
Long-term debt.........................................     75,189          594       236,976
Redeemable convertible preferred stock.................         --      573,150       573,150
Accumulated deficit....................................   (281,690)    (313,396)     (313,396)
Total stockholders' equity (deficit)...................    (75,128)     (30,349)      444,524

                                  RISK FACTORS

     This offering involves a high degree of risk. We urge you to carefully consider the risks described below before deciding to invest in the securities we are offering. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occurs, our business could be harmed substantially. In that case, the trading price of the securities we are offering could decline, and you might lose all or part of your investment. We urge you to refer to the other information included or incorporated by reference in the prospectus to which this prospectus supplement relates, including our financial statements and the related notes.

                         RISKS RELATED TO OUR BUSINESS

WE ARE REFOCUSING OUR BUSINESS ON A NEW SERVICE FOR WHICH CONSUMER DEMAND IS UNCERTAIN AND WHICH WE HAVE LIMITED EXPERIENCE OPERATING.

     We have not yet placed our high-speed mobile wireless data network into commercial operation. We began offering commercial wireless data access services in 1995 with our current Ricochet service. However, we have limited experience marketing our current Ricochet service and have not yet tested our new business strategy, which will utilize channel partners to sell our high-speed service. In addition, the market for mobile wireless data access services is in the early stages of development. Critical issues concerning wireless communications and data access, including security, reliability, cost, regulatory issues, ease of use and quality of service, remain unresolved and are likely to affect the market for our high-speed service. We expect that a substantial marketing effort will be necessary to stimulate initial demand for our high-speed service. We cannot reliably project potential demand for our high-speed service, particularly whether there will be sufficient demand at the volume and prices we need to be profitable.

     The success of our business ultimately will depend upon the acceptance of our high-speed service by users to whom our channel partners will seek to sell subscriptions. To date, we have signed only one agreement with a channel partner, MCI WorldCom. Because we are offering a service for which there is only a limited market today, we bear the risk that our channel partners will not generate sufficient revenue for us to recoup the substantial expenditures we will make to deploy and commercially launch our network. Moreover, if the user base for our high-speed service does not expand at the rate required to support the planned deployment of our network, our revenue and business will suffer, and we may be unable to complete our national deployment. In addition, competition to provide wireless data access services of the type we offer could result in a high turnover rate among our users, which could have an adverse effect on our business and results of operations.

WE MUST DEPLOY OUR HIGH-SPEED NETWORK IN A LIMITED TIME IN ORDER TO COMPETE EFFECTIVELY.

     Our business plan contemplates rapid and widespread deployment of our high-speed network in major metropolitan markets throughout the U.S. We believe that the rapid introduction of our service will be crucial to our success in light of competition from other data access providers. However, we do not believe that a nationwide network deployment of the magnitude, and at the rate, contemplated in our deployment schedule has ever been attempted. If we are unable to deploy our high-speed network in accordance with our aggressive deployment schedule, we could be forced to incur substantial unanticipated costs or to revise our business plan.

     In order to complete our network, commence our sales and marketing efforts and offer our service to users in our targeted metropolitan markets, we must successfully:

     - obtain agreements from local municipalities and other third parties to deploy our network;

     - design the network configuration; and

     - acquire, install and test the network equipment.

     These events may not occur on a timely basis or at the cost that we have assumed, or at all. Deployment of the network involves various risks and contingencies, many of which are not within our control, including:

     - delays or refusals by local governments or other third parties to enter into the agreements we need to deploy our network;

     - inability of third parties on whom we depend to meet delivery schedules;

     - failure of our network to perform as expected;

     - hardware reliability and performance problems;

     - failure to receive Federal Communications Commission certification; and

     - changes in existing laws and regulations.

     We currently plan to launch our high-speed service in 12 markets during the late summer of 2000. Following our initial deployment, we will continue to need to deploy network radios and wired access points to maintain performance levels. If we cannot deploy our network on a timely basis and are forced to delay our commercial launch or to reduce the number of markets in which we initially launch operations or, if after we have launched our service, we are unable to meet continuing deployment needs, our business would suffer, the trading prices for our securities could decline, perhaps substantially, and our ability to satisfy our debt obligations may be adversely affected.

WE DEPEND SUBSTANTIALLY ON THIRD PARTIES TO DEPLOY OUR HIGH-SPEED NETWORK ON A TIMELY AND COST-EFFECTIVE BASIS.

     We depend heavily on third parties to meet our deployment schedule. If any of these third parties has difficulty performing, or is unable to perform, its obligations in accordance with our schedule and projected costs, the deployment of our high-speed network could be delayed, and we could be forced to incur substantial unanticipated costs.

     RIGHTS-OF-WAY. The development, expansion and operation of our network depend to a significant degree on our ability to obtain and maintain rights-of-way for the location of our poletop radios from local municipalities, public utilities or other local government entities. We have faced delays and may face future delays or rejections in attempting to obtain the approvals and agreements necessary to deploy our network and commercially launch our service. For example, variations in local regulations, including zoning and franchise fee regulations, could delay us in obtaining agreements we need in order to begin installing our poletop radios in areas where we propose to offer our service. If we are unable to negotiate, renew or extend site agreements in a timely manner and on commercially reasonable terms, or at all, we would be required to seek alternative sites, such as commercial buildings, residential dwellings or similar structures, from which to deploy network radios. Deploying a large area in this manner could be time-consuming and significantly more expensive than installing poletop radios on street lights and may be restricted or prohibited by one or more municipalities.

     WIRED ACCESS POINT LEASES. The deployment of our service also depends on our ability to lease space for our wired access points on building rooftops or on transmission towers owned by third parties. There is substantial competition from a variety of communications companies for these sites. We employ third parties to locate appropriate sites and negotiate leases on our behalf. If these third parties were unable to identify and negotiate these leases on terms favorable or acceptable to us, the deployment of our network would be impaired. The rate at which we are acquiring these leases has been slower and the cost has been higher than we anticipated. Consequently, we must commit more time, effort and capital resources to acquiring these leases in order to meet our deployment plans.

     NETWORK EQUIPMENT. We depend on sole or limited source suppliers for many of the principal components of our network, including our network radios and wired access points. Some of our suppliers have experienced shipment delays, either as a result of capacity limitations at their production facilities or because they were unable to obtain raw materials or parts necessary for the network components they manufacture. Some of these supply shortages are ongoing. If we continue to experience these or future supply problems and are unable to develop alternative sources of supply quickly and on a cost-effective basis, our ability to obtain and install the equipment we need to implement our service will be impaired. This would cause delays in our network deployment.

     NETWORK CONSTRUCTION. We have outsourced the physical construction of our high-speed network to a small number of contractors. We rely on these third parties, among other things, to install our poletop radios and wired access points, deliver and install circuits at our wired access points and network interface facilities, establish and maintain our connection to corporate networks and the Internet and provide radio frequency engineering. Our reliance on these contractors will reduce our control over deployment schedules, quality assurance and costs. The successful and timely deployment of our network by these parties will be subject to numerous factors, including the supply of labor, materials and equipment, as well as prevailing weather conditions. The failure of these contractors to complete the installation of our network on a timely, cost-effective basis could delay the deployment of our network, which would damage our business and prospects and may adversely affect our ability to satisfy our debt obligations.

WE DEPEND ON THIRD PARTIES TO DEVELOP, ASSEMBLE AND MANUFACTURE THE MODEMS THROUGH WHICH OUR USERS ACCESS OUR SERVICE.

     We depend on a limited number of third-party manufacturers to assemble our modems. We currently obtain the majority of our modems from a single manufacturer. If this manufacturer were unable to keep pace with production schedules, our operations would be disrupted. Additionally, under agreements with our existing modem supplier and four new modem suppliers, we have committed to purchase a minimum number of units in the first year of deliveries and to reimburse these suppliers for a portion of their development costs. Consequently, if consumer demand for our service is less than we anticipate, we could owe a substantial amount, up to approximately $90 million in the aggregate, to these modem suppliers.

     Our agreement with one of these modem manufacturers provides for the manufacture of the quantity of modems we have forecast that we will require through approximately the first three months following commercial launch of our high-speed service. We will need to arrange for an additional supply of modems to meet forecast demand for subsequent periods. If we cannot secure arrangements for the manufacture of additional modems beyond the initial period, our channel partners may be unable to secure new subscribers to our service, which would harm our business. If any of our modem suppliers were to experience financial, operational, production or quality assurance difficulties, allocate resources to others in lieu of us or experience a catastrophic event that results in a reduction or interruption in supply of modems, our business would be impaired. In addition, if our channel partners sell more subscriptions than we anticipate or if we decide to accelerate deployment of our high-speed network, our presently anticipated supplies may prove inadequate. We cannot assure you that, if any of these events occurs, modems from alternate suppliers will be available at favorable prices, if at all.

ONE OF OUR MANUFACTURERS IS EXPERIENCING SHORTAGES OF SUPPLY OF COMPONENTS FOR OUR POLETOP AND NETWORK RADIOS AND OUR OTHER MANUFACTURERS MAY EXPERIENCE SHORTAGE OF SUPPLY OF COMPONENTS FOR OUR MODEMS OR OTHER PRODUCTS, WHICH COULD INVOLVE SUBSTANTIAL COST AND DELAY AND REDUCE AVAILABILITY OF OUR SERVICE.

     Some of the component parts that our manufacturers use in our products, including our modems and network radios, are available only from sole or limited source vendors. Our manufacturers' reliance on these sole or limited source vendors involves risks, including the possibility of a shortage of key component parts and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, some key component parts require long delivery times. We have in the past experienced delays because key component parts have been unavailable to our manufacturers. In January 2000, we reported that we have been affected by industry-wide component shortages, causing delays to production of our poletop and network radios assembled under contract by Sanmina Corporation. While we may experience some delays in deployment of our high-speed network, based on currently projected component delivery dates, we expect to launch the first phase of our high-speed service during the late summer of 2000. However, if the global supply shortage continues longer than expected, we may experience further delays, which could have an adverse effect on our business and results of operations. In addition, if our manufacturers are unable to obtain components, we may need to reconfigure our modems or radios, which could involve substantial cost and delay and limit availability of our modems or radios necessary for the deployment of our network. This could delay our deployment, which would reduce the availability of our service to users and harm our business.

WE MAY DEPEND ON MCI WORLDCOM TO PROVIDE SUBSCRIPTION SALES AND CUSTOMER SUPPORT CRITICAL TO OUR SUCCESS.

     Currently, we have only one agreement with a channel partner, MCI WorldCom. When we launch our high-speed network, we may depend entirely on MCI WorldCom to sell subscriptions to our service. Our agreement with MCI WorldCom is non-exclusive, allowing it to market and sell the services of our competitors, and MCI WorldCom may terminate the agreement without penalty if we breach our material obligations under the agreement. We believe that the extent to which MCI WorldCom devotes resources to marketing our service will substantially affect the development of our user base. We cannot predict whether MCI WorldCom will decide to support future competing technologies in preference to ours. MCI WorldCom's termination of its agreement with us, now or in the future, would disrupt our operations and harm our business.

     We are seeking to enter into non-exclusive agreements with other channel partners. However, our agreement with MCI WorldCom contains a "most favored nation" clause, which assures MCI WorldCom no less favorable terms than we grant any other channel partner. The agreement also restricts us and other channel partners, if any, from marketing our service to three specified entities to which MCI WorldCom may seek to resell our service. These provisions could deter other potential channel partners from entering into agreements with us or limit the number of potential users to which our service is marketed. In addition, our standard agreement with channel partners will require them to offer our service at a flat rate that each channel partner will determine. This provision could allow a single channel partner to undercut our other channel partners, which could deter potential channel partners from entering into agreements with us. If we are unable to establish additional agreements with appropriate channel partners at the rate needed to keep pace with the growth of our network, or at all, the growth of our customer base and revenues would be reduced.

     We cannot be certain that either we or the users of our service will be satisfied with the performance of any channel partner with which we enter into an agreement. When we launch our high-speed network, we will rely on our channel partners to provide the initial level of customer support, which we will supplement with higher level technical support. If we or our channel partners are unable to provide adequate customer service, our business and results of operations could be adversely affected.

MCI WORLDCOM MAY REDUCE OR CANCEL ITS OBLIGATIONS TO US IF WE FAIL TO MEET CERTAIN PERFORMANCE THRESHOLDS.

     Although MCI WorldCom has agreed to pay us at least $388 million in revenue over the five years following the launch of our service, if our deployment schedule is delayed or if we fail to meet deployment schedule deadlines or fail to comply with quality-of-service standards relating to data transmission performance, network availability, coverage and latency, ease of use and size of modems, all as specified in our agreement with MCI WorldCom, MCI WorldCom may delay or reduce its minimum payments to us or, in the case of a deployment delay in excess of 12 months, may terminate the contract. In addition, in the event that, in any agreement year, subscribers provided by MCI WorldCom represent more than a specified percentage of our total subscribers, then MCI WorldCom's guaranteed revenue commitment for that agreement year could be reduced. If we fail to correct any deficiency for sustained periods of time, MCI WorldCom may suspend its obligations to us or terminate the agreement. Any reduction in or termination of these fees or any suspension or termination of any sales and marketing services we receive under our agreement with MCI WorldCom will impair the growth of our user base and adversely affect our business and results of operations, as well as our ability to satisfy our debt obligations.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL CAPITAL IN THE FUTURE TO FUND OUR CONTINUING DEVELOPMENT, DEPLOYMENT AND MARKETING OF OUR HIGH-SPEED NETWORK AND SERVICE.

     We intend to use the net proceeds of this offering and the related warrants offering, together with cash on hand and the net proceeds of our concurrent common stock offering, primarily to continue the deployment of our high-speed network and service. Based on our current projections, we believe that, in addition to the funds currently on hand, we will require additional cash resources of approximately $1 billion to enable us to complete the three-phase deployment of our network to cover a cumulative population of 100 million. We believe that our cash on hand as of December 31, 1999, together with the available net proceeds of this offering and the related warrants offering and the net proceeds of the common stock offering, will be sufficient to fund the deployment of our network through its second phase. However, the completion of the notes and warrants offerings is not contingent upon the completion of the concurrent common stock offering. Moreover, we will need additional funds to complete the third phase of our network deployment, and the funds we may actually require to complete any phase of the deployment may vary materially from our estimates. For example, we could incur unanticipated costs or be required to alter our plans to respond to changes in competition or other market conditions, which could require us to raise additional capital sooner than we expect. We could also require additional funds if we decide to depart from our current business plan or if we experience unforeseen delays, regulatory changes, cost overruns or other unanticipated expenses or if we elect to pursue possible acquisitions of complementary businesses or technologies, none of which is provided for in our current budget.

     Any of the foregoing events could require us to raise additional capital through the sale of equity or the incurrence of additional indebtedness in private or public financings. We cannot assure you that additional financing will be available on terms favorable to us, if at all. In addition, Vulcan Ventures' control position and MCI WorldCom's large investment in us may deter investors who otherwise might have provided financing to us. Furthermore, neither Vulcan Ventures nor MCI WorldCom is obligated to provide us with additional funds. If we are unable to secure additional financing, we may be required to delay or abandon our expansion plans, which could limit or prevent the implementation of our business strategy. Moreover, the sale of additional equity or equity-linked securities could be dilutive to holders of our common stock.

WE EXPECT TO CONTINUE TO GENERATE LOSSES.

     We have a history of losses and expect to incur additional losses in the future. Expenditures associated with developing our high-speed service have contributed substantially to our cumulative net losses of approximately $282 million through September 30, 1999. We expect to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while we continue to develop and deploy our network, market our high-speed service and build our user base. If we are unable to achieve or sustain profitability or positive cash flow from operating activities, we may be unable to develop our network, conduct our business effectively or competitively or satisfy our debt obligations. We cannot assure you that we will be able to achieve or sustain profitability.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

     We are unable to forecast our revenues with certainty because of the unknown demand for our high-speed service and the emerging nature of the mobile wireless data access industry. Our revenues could fall short of our expectations if we experience delays in building out our network or entering into agreements with additional channel partners. Our future operating results will be subject to annual and quarterly fluctuations due to several factors, some of which are outside our control. These factors include:

     - unanticipated costs of building our network;

     - delays in the introduction of our service;

     - rate of market acceptance of our high-speed service;

     - new offerings of, and pricing strategies for, competitive services;

     - changes in the regulatory environment; and

     - general economic conditions.

As a result, it is likely that in some future quarters our operating results will be below the expectations of securities analysts and investors, which could cause the trading prices of our securities to decline, perhaps substantially.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

     Competition in the market for communications and data access services is intense. A number of privately and publicly held communications and data access companies have developed or are developing new wireless and wired communications and data access services and products using technologies that compete with our own. Many of these companies have significantly greater resources, more established brand names and larger customer bases than we do. In addition, we may face competition from Internet service providers that could offer Internet, online or data access services at prices lower than those offered by our channel partners, which could limit our ability to increase our user base and cause us to incur additional selling, marketing and product development expenses. If we are unable to compete effectively, our business and results of operations would be impaired.

WE OPERATE IN AN INDUSTRY WITH RAPIDLY CHANGING TECHNOLOGY, AND OUR SUCCESS WILL DEPEND ON OUR ABILITY TO DEVELOP PRODUCTS AND SERVICES THAT KEEP PACE WITH TECHNOLOGICAL ADVANCEMENTS.

     The market for data access and communications services is characterized by rapidly changing technology and evolving industry standards in both the wireless and wireline industries. Our success will depend to a substantial degree on our ability to develop and introduce, in a timely and cost-effective manner, enhancements to our high-speed service and new products that meet changing customer requirements and evolving industry standards. For example, increased data rates provided by wired data access technologies, such as digital subscriber lines, may affect customer perceptions as to the adequacy of our service and may also result in the widespread development and acceptance of applications that require a higher data transfer rate than our high-speed service provides. Our technology or systems may become obsolete upon the introduction of alternative technologies. If we do not develop and introduce new products and services in a timely manner, we may lose users to competing service providers, which would adversely affect our business and results of operations.

WE DEPEND ON A NETWORK INFRASTRUCTURE LARGELY MAINTAINED BY THIRD PARTIES AND SUBJECT TO DISRUPTION BY EVENTS OUTSIDE OUR CONTROL.

     Our success will depend upon the adequacy, reliability and security of the networks used to carry data between our network and corporate networks and the Internet. Because those networks are owned by third parties, we have no control over their quality and maintenance. Currently, we have agreements with UUNet, a subsidiary of MCI WorldCom, and others to support the exchange of traffic between our wired access points, our network interface facilities, the telecommunications infrastructure and corporate networks and the Internet. Our operations also depend on our ability to avoid damages from fires, earthquakes, floods, power losses, communications failures, network software flaws, transmission cable cuts and similar events. The occurrence of any of these events could disrupt our service. Any failure of the Internet backbone, our network interface facilities or any other link in the delivery chain, whether from operational disruption, natural disaster or otherwise, resulting in an interruption in our operations, could harm our business and results of operations.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR PLANNED RAPID GROWTH, OUR OPERATIONS COULD BE ADVERSELY AFFECTED.

     We expect to experience rapid growth in the future. Our plans call for us to manage a number of operations in geographically dispersed locations that we have little or no prior experience managing, including:

     - the design, deployment and installation of a nationwide mobile wireless data access network;

     - coordination and support of our channel partners; and

     - maintenance and support of our high-speed network.

In addition, management of our growth will require, among other things:

     - continued development of our financial and management controls and management information systems, including our fixed asset management and billing systems;

     - accurate assessment of potential markets;

     - stringent cost controls;

     - increased marketing activities; and

     - retention of qualified personnel and training of personnel and third parties on whom we depend to deploy and maintain our service.

If we are unable to effectively manage our expected rapid growth and development or if we experience any difficulties in managing the deployment of our network, our business and results of operations could be harmed.

TO BE COMPETITIVE, WE NEED TO ACHIEVE COST REDUCTIONS.

     If we are to become profitable, our products and components must be manufactured in large quantities at competitive cost and quality. As a result, we will need to achieve significant product and component cost reductions. We are currently working with several companies to develop low-cost personal computer card modems, as well as smaller and lower cost external modems. If we are unable to develop these modems at a low cost, we may be unable to achieve the cost structure we anticipate in our business plan. Even if we achieve low-cost production, we must have adequate lead times and production capacity to meet user demand for our service if we are to increase revenues and achieve profitability. If we do not achieve product and component cost reductions, our competitive position and our ability to achieve profitability could be impaired.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY NOT BE ABLE TO OBTAIN ALL OF THE INTELLECTUAL PROPERTY RIGHTS NECESSARY TO PROTECT OUR TECHNOLOGY.

     We rely on a combination of patent, copyright, trademark and trade secret protection laws and non-disclosure agreements to establish and protect our proprietary rights. We cannot assure you that patents will issue from any pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect our technology. Further, any of our current or future patents or trademarks may be challenged, invalidated, circumvented or rendered unenforceable, and the rights granted under those patents or trademarks may not provide us with significant proprietary protection or commercial advantage. Moreover, our patents may not preclude competitors from developing equivalent or superior products and technology.

     We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. Others may independently develop equivalent proprietary information or otherwise gain access to or disclose our information. We cannot assure you that the confidentiality agreements upon which we rely will provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of confidential information or prevent our trade secrets from otherwise becoming known to or independently discovered by our competitors.

     Our commercial success may also depend in part on our not infringing the proprietary rights of others or not breaching technology licenses that cover technology we use in our products. Third-party patents may require us to develop alternative technology or to alter our products or processes, obtain licenses or cease some of our activities. If these licenses are required, we may be unable to obtain them on commercially favorable terms, if at all. If we are unable to obtain licenses to any technology that we may require to effectively deploy or market our products and service, our business could be harmed.

WE ARE SUBJECT TO TELECOMMUNICATIONS INDUSTRY REGULATIONS, WHICH COULD ADVERSELY AFFECT THE NATURE AND EXTENT OF THE SERVICE WE OFFER.

     Many aspects of the telecommunications industry are subject to regulation at the federal, state and local levels. From time to time, the regulatory entities that have jurisdiction over our business adopt new or modified regulations or take other actions as a result of their own regulatory processes or as directed by other governmental bodies. This changing regulatory environment could adversely affect the nature and extent of the service we are able to offer.

     On the federal level, the FCC regulates our license-free equipment and operations, as well as the licensed operations and equipment that we deploy as part of our network. We cannot assure you that we will be able to secure the necessary FCC approvals for the equipment that we intend to deploy in 2000 and thereafter. The need to obtain these approvals could result in delays or additional costs. Our equipment shares the license-free frequency bands with other users. Licensed users in the band have priority over our license-free use, and the FCC requires that we not cause harmful interference to those users. In our licensed frequencies, we are subject to an FCC requirement that we not cause interference to certain services operating in nearby bands. Satisfying these requirements could involve substantial time and expense and, if we fail to satisfy them, could lead us to curtail our operations in the affected locations.

     In addition, the FCC requires that we accept interference to our operations. In the license-free spectrum, we operate on a co-equal basis with other license-free users and must accept any interference present in the bands. Even in our exclusive, licensed frequency bands, our operations may be subject to interference. For example, Mexico is currently in negotiations with the U.S. to use some of our licensed frequencies for a satellite service in Mexico. If implemented, this service could interfere with our licensed operations in certain markets. Excessive harmful interference in either the licensed or license-free frequency bands could discourage users from subscribing to or retaining our service, which would impair our business and results of operations.

     We may desire or, as a result of changes in regulations, be required to seek to operate in other license-free or licensed frequency bands. We cannot assure you that, if needed, we could obtain appropriate licensed or unlicensed spectrum on commercially acceptable terms, if at all. In addition, redesigning our products to operate in other frequency bands could be expensive and time-consuming, and we cannot assure you that any redesign would result in commercially viable products.

     On the state and local levels, some jurisdictions may attempt to impose additional regulatory requirements, including regulating the terms and conditions of our service. This regulation could hinder or limit the flexibility that we have to respond to changes in the markets we serve and otherwise adversely affect our business and results of operations.

OUR SUCCESS DEPENDS ON OUR RETENTION OF KEY PERSONNEL AND OUR ABILITY TO ATTRACT ADDITIONAL KEY EMPLOYEES.

     We believe our success will depend largely on our ability to attract and retain highly skilled engineering and managerial personnel. The industry in which we operate is characterized by intense competition for these personnel and a high level of employee mobility. Many of our key employees hold stock options that are vested or may be fully vested before we achieve significant revenues or profitability. We intend to grant additional options and provide other forms of incentive compensation to attract and retain our key personnel, but we cannot guarantee these efforts will be successful. If we are unable to retain our management and engineering staff or if we fail to attract additional key personnel, we may have difficulty implementing our business plan, which would have an adverse effect on our business and results of operations.

WE MAY BECOME SUBJECT TO RISKS RELATED TO INTERNATIONAL OPERATIONS.

     We are currently at the early stages of evaluating international expansion opportunities. Any international expansion plans we pursue could fail if we are unable to locate qualified local suppliers and other third parties to deploy our network or if we cannot establish agreements with channel partners to promote our service in foreign markets. In addition, international expansion could subject us to burdens of complying with a variety of foreign laws and trade standards, including regulatory requirements affecting wireless data and Internet access services, foreign taxes and tariffs, as well as financial risks, such as those related to foreign currency fluctuations. In addition, there is greater uncertainty regarding protection and enforcement of intellectual property rights in certain foreign countries. If we expand internationally, we also will be subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. The risks associated with any international operations that we may pursue could adversely affect our business and results of operations.

WE FACE RISKS IN CONNECTION WITH THE YEAR 2000.

     Many installed computer systems and software products were programmed to accept only two digits in the date code field. As of January 1, 2000, it became necessary for these code fields to accept four digit entries to distinguish years beginning with "19" from those beginning with "20."

     We have assessed all of our internal computer systems and software products, tested those systems and products and remedied any known problems. We have upgraded our business and financial systems to a version that our vendors have certified to be year 2000 compliant and also communicated with our key suppliers to assess whether or not the products, services, networks and technologies of these suppliers are year 2000 compliant. We have also completed an assessment of whether our networks that depend upon third parties for telecommunications services and power are year 2000 compliant. In the fourth quarter of 1999, we completed our year 2000 assessment, testing and remediation efforts.

     Because we have not yet launched our high-speed service and because many systems, whether or not they are information-technology systems, may contain embedded technology, we cannot assure you that we have identified and remedied all potential year 2000 problems that could arise in connection with our high-speed service. We have a contingency plan for handling year 2000 problems that were not detected and corrected prior to their occurrence, and we are continuing to assess any exposure areas in order to determine what additional steps are advisable. We are prepared to use backup systems and have developed other alternative contingency plans for other critical functions where computer systems are essential. To date, we have not experienced any material year 2000 problems. However, if all of our potential year 2000 problems were not properly identified or if adequate assessment and remediation are not timely effected with respect to any year 2000 problems, our business could be impaired significantly. Moreover, any year 2000 compliance problem facing our customers or third parties who provide our networks with telecommunications services and power could also harm our business.

           RISKS RELATING TO OUR CAPITAL STRUCTURE AND THIS OFFERING

OUR PRINCIPAL STOCKHOLDERS CAN CONTROL OR MAY BE ABLE TO EXERT SUBSTANTIAL INFLUENCE OVER US, AND WE MAY EXPERIENCE SIGNIFICANT CONFLICTS OF INTEREST WITH THEM.

     Upon completion of the concurrent common stock offering and assuming conversion of all of our outstanding preferred stock and convertible notes into common stock, Vulcan Ventures would hold approximately 44% of our common stock and MCI WorldCom would hold approximately 33% of our common stock, based on capital stock outstanding at December 31, 1999. In addition, as holders of our preferred stock, Vulcan Ventures and MCI WorldCom each has the right to elect one director. Vulcan Ventures, by reason of its large common stock holdings, will continue to have the ability to control most matters submitted to a vote of our stockholders, including significant corporate transactions and the election of a majority of our board of directors. Moreover, in light of MCI WorldCom's substantial preferred stock holdings and right to elect one director, MCI WorldCom may be able to substantially influence actions we take.

     Conflicts of interest may arise as a consequence of the positions of control and influence of Vulcan Ventures and MCI WorldCom. For example, conflicts of interest may arise when Vulcan Ventures or MCI WorldCom is faced with decisions that could have different implications for us, on the one hand, as compared with Vulcan Ventures or MCI WorldCom or their various affiliates, on the other hand. These decisions may relate to matters such as the following:

     - corporate opportunities that we or Vulcan Ventures or MCI WorldCom, or any of their affiliates, could pursue;

     - our strategic direction;

     - offers to acquire us;

     - potential acquisitions by us of other businesses;

     - contractual relationships between us and Vulcan Ventures or MCI WorldCom, or any of their affiliates;

     - network deployment priorities;

     - businesses that compete or potentially compete with us;

     - the issuance or disposition of our securities; and

     - the election of new or additional directors or officers.

     In particular, MCI WorldCom is currently our sole channel partner and has discretion to determine the extent of the marketing resources it devotes to help develop our user base. Moreover, MCI WorldCom has announced an agreement to acquire Sprint Corporation, which may offer a competing service. MCI WorldCom can terminate its agreement with us without penalty if we breach our material obligations under the agreement and fail to cure that breach. Although one of our agreements with Vulcan Ventures contains measures designed to protect of our security holders with respect to actions taken by Vulcan Ventures, such as requiring approval of three directors not affiliated with Vulcan Ventures for certain matters involving Vulcan Ventures, these protective measures may not be effective in any particular case.

CONCENTRATION OF OUR OWNERSHIP BY VULCAN VENTURES AND MCI WORLDCOM COULD DETER, DELAY OR PREVENT TRANSACTIONS THAT COULD BE BENEFICIAL TO US OR OUR SECURITYHOLDERS.

     The concentration of our ownership by Vulcan Ventures and MCI WorldCom, as well as other rights of Vulcan Ventures and MCI WorldCom, could deter, delay or prevent third parties, particularly other data access or communications companies, from investing in us, reselling our service, or initiating or completing a potential merger with us, a tender offer for our shares, a proxy contest or other transaction intended to change control or management. These transactions could involve premium prices or other benefits to us or our securityholders. Concentration of ownership could also depress the market price of our securities or otherwise adversely affect securityholders, or deter potential channel partners from entering into agreements with us.

WE WILL HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     Following the completion of this offering, we will have a large amount of indebtedness. On a pro forma basis adjusted for the completion of this offering, we would have had approximately $237 million of long-term indebtedness outstanding at September 30, 1999. Of this amount, $236.4 million represents notes that will accrete to an aggregate principal amount at maturity of $300 million. We will need to raise more capital to finance our expansion and continued network deployment, which may be in the form of substantial additional indebtedness.

     We are permitted under the indenture and the supplemental indenture governing the notes to incur additional debt to fund the development, construction, expansion or operation of, or acquisition of assets used in or the majority of the voting stock of, communications and data access businesses and up to $275 million under one or more credit facilities. We can also incur additional indebtedness based on our financial performance and the amount of equity capital that we raise in the future. If additional debt is added to our debt levels following the completion of this offering, the related risks could intensify.

     This large amount of indebtedness could, for example:

     - make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the indebtedness, could result in an event of default;

     - require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate purposes;

     - limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - detract from our ability to successfully withstand a downturn in our business or the economy generally; and

     - place us at a competitive disadvantage against other less leveraged competitors.

     The occurrence of any one of these events could have an adverse effect on our business, financial condition and results of operations, as well as our ability to satisfy our obligations under the notes.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.

     We cannot assure you that our future cash flow will be sufficient to meet the payment obligations under the notes remaining after the first four payments of scheduled interest on the notes. Our ability to generate cash flow from operations to make scheduled payments on our debt obligations as they become due will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control.

     If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as our ability to satisfy our obligations under the notes.

THE INDENTURE AND SUPPLEMENTAL INDENTURE WILL IMPOSE RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE OUR BUSINESS.

     We will be restricted by the terms of the indenture and the supplemental indenture from taking various actions, such as incurring additional indebtedness, paying dividends, repurchasing junior indebtedness, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the indenture and supplemental indenture. A breach of any of these provisions will result in a default under the indenture and supplemental indenture governing the notes and could result in a default under agreements relating to other indebtedness that we may have in the future that would allow those lenders to declare that indebtedness immediately due and payable. If we were unable to pay those amounts because we did not have sufficient cash on hand or were unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure that indebtedness. We cannot assure you that our assets would be sufficient to repay that amount and the amounts due under the notes in full. In addition, upon the occurrence of certain events specified in the indenture and supplemental indenture, we will be required to make an offer to purchase all the outstanding notes at a premium, in which case we may not have sufficient funds to pay for all the notes that are tendered.

IF WE WERE TO EFFECT A HOLDING COMPANY REORGANIZATION, HOLDERS OF THE NOTES WOULD BE CREDITORS OF A HOLDING COMPANY AND THE NOTES WOULD BE EFFECTIVELY SUBORDINATED TO INDEBTEDNESS OF OUR SUBSIDIARIES. IN A BANKRUPTCY, DISSOLUTION OR OTHER LIQUIDATION, YOUR CLAIMS WOULD BE PAID ONLY TO THE EXTENT OF ANY ASSETS REMAINING AFTER PAYING THE CLAIMS OF CREDITORS AND PREFERRED STOCKHOLDERS OF THESE SUBSIDIARIES.

     Initially, except to the limited extent of the security provided for in the notes, the notes will be general unsecured obligations, senior in right of payment to all of our future subordinated indebtedness and equal in right of payment to all of our future unsubordinated indebtedness. If we were to effect a holding company reorganization, however, the notes would be the sole obligation of a new holding company and would be effectively junior to the indebtedness of the holding company's subsidiaries. If the holding company were declared bankrupt or insolvent or were liquidated, the holders of its subsidiaries' indebtedness or preferred stock would be entitled to be paid in full from the assets of those subsidiaries before any payment could be made with respect to the notes. In any of the foregoing events, we cannot assure you that the holding company will have sufficient assets on a consolidated basis to pay amounts due on all of its subsidiaries' indebtedness as well as on the notes. As a result, holders of the notes could receive less, ratably, than the holders of the holding company's subsidiaries' indebtedness in the event of a bankruptcy or liquidation.

IN THE EVENT OF OUR BANKRUPTCY, HOLDERS OF THE NOTES MAY NOT BE ABLE TO FORECLOSE UPON AND SELL THE PROPERTY IN THE PLEDGE ACCOUNT WITHOUT BANKRUPTCY COURT APPROVAL. IN ADDITION, A BANKRUPTCY COURT MIGHT FIND THAT THE PLEDGE ACCOUNT SECURES ONLY THE PRINCIPAL OF THE NOTES AND PRE-PETITION INTEREST.

     The right of the trustee to foreclose upon and sell the property in the pledge account upon the occurrence of an event of default with respect to the notes is likely to be impaired significantly under applicable bankruptcy law if we were to commence a bankruptcy or reorganization case or if our creditors commenced those proceedings against us. Under applicable bankruptcy law, secured creditors, such as the holders of the notes, are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. In addition, because section 502(b)(2) of the Bankruptcy Code disallows claims in bankruptcy for unmatured interest on unsecured pre-petition debt, it is possible that a bankruptcy court would conclude that any property in the pledge account at the time of our bankruptcy secures only the principal of the notes and pre-petition accrued and unpaid interest on the notes and not interest accruing thereafter.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     If a change of control under the indenture and the supplemental indenture occurs in the future, we will be required to make an offer to purchase all the outstanding notes at a premium, plus any accrued and unpaid interest to the date of purchase. In such a situation, we cannot assure you that we will have enough funds to pay for all of the notes that are tendered under the offer to purchase. If a significant amount of notes is tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we cannot be sure we will be able to obtain such financing on acceptable terms, if at all. If we are not able to or do not comply with the change of control provisions under other instruments, we may be in default under those instruments. Such default may result in the acceleration of that indebtedness, in which case we will be required to pay that indebtedness. We urge you to read the information under "Description of the Notes -- Repurchase at the Option of the Holders -- Change of Control" for more information regarding the treatment of a change of control under the indenture and the supplemental indenture.

YOU WILL BE TAXED ON ORIGINAL ISSUE DISCOUNT.

     The notes will be issued at a discount from their principal amount. Consequently, holders of notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which this income is attributable. Since the notes will be treated as "applicable high yield discount obligations," our deductions with respect to the original issue discount on the notes will be either deferred until we make the related payments or possibly, in part, disallowed. See "Certain U.S. Federal Income Tax Consequences" for a more detailed discussion of the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and associated warrants and of the deferral or possible disallowance, in part, of original issue discount deductions to us.

YOU MAY BE LIMITED IN AMOUNTS YOU MAY RECEIVE IN THE EVENT OF OUR BANKRUPTCY.

     If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim of a holder of notes may be limited to an amount equal to the sum of (1) the initial offering price for the notes and (2) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of the date of the commencement of this bankruptcy filing would constitute "unmatured interest."

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES.

     The notes are new issues for which there is no established public market. Subsequent to their initial issuance, however, the notes may trade at a discount to their initial offering prices, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, they are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

WE WILL HAVE BROAD DISCRETION OVER THE USE OF THE PROCEEDS FROM THIS OFFERING.

     Our management will have broad discretion over the use of the net proceeds from the offering as well as over the timing of their expenditure. Although we currently intend to use the proceeds of this offering to deploy our network and for the other purposes we describe, we operate in a dynamic and rapidly changing industry, and it is possible that unforeseen events will require us to adapt or change our plans in order to remain competitive. As a result, investors will be relying upon management's judgment with only limited information about its specific intentions for the use of proceeds of this offering.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on our current expectations about our company and our industry. We use words such as "plan," "expect," "intend," "believe," "anticipate," "estimate" and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. Some of these forward-looking statements relate to the timing and coverage of our planned network deployment, the launch of our high-speed service, our market opportunities, our strategy, our anticipated use of the proceeds of this offering, our related warrants offering and our concurrent common stock offering, our anticipated revenues from MCI WorldCom, our ability to enter into agreements with new channel partners, our competitive position, our management's discussion and analysis of our financial condition and results of operations and the timing and extent of our funding needs. All of our forward-looking statements involve risks and uncertainties. Our actual results may differ significantly from our expectations and from the results expressed in or implied by these forward-looking statements. The section captioned "Risk Factors" appearing in this prospectus supplement describes those factors that we currently consider material and that could cause these differences. We urge you to consider these cautionary statements carefully in evaluating our forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events and circumstances.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering will be approximately $229.9 million, after deducting underwriting discounts and commissions. We estimate that the net proceeds from this offering, together with the related warrants offering, will be approximately $291.8 million, after deducting underwriting discounts and commissions. Upon completion of these offerings, approximately $73.1 million of the net proceeds will be deposited in a pledge account and used to purchase U.S. government securities to secure the payment of the first four scheduled interest payments on the notes. Concurrently with these offerings, we are offering 5,000,000 shares of common stock. We estimate that the net proceeds from the common stock offering will be approximately $411.3 million, based on the public offering price of $87.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their option to purchase additional shares in the common stock offering, we estimate the net proceeds from that offering will be approximately $473.2 million. The completion of the notes and warrants offerings is not contingent upon the completion of the concurrent common stock offering.

     We anticipate using our cash on hand, together with the available net proceeds from this offering and the related warrants offering, after establishing the required interest reserve on the notes, and the net proceeds from the concurrent common stock offering, for deployment and commercialization of our network and for other general corporate purposes, principally working capital, funding our operating losses and capital expenditures. We believe that these cash resources will be sufficient to fund the deployment of our network through its second phase. However, we will need additional funds to complete the third phase of our network deployment. Although it is not our current intention to do so, we may decide to use a portion of our cash resources to acquire licensed spectrum or to license, acquire or invest in new products, technologies or businesses that we consider complementary to our business. Our board of directors and management will have significant flexibility in applying the net proceeds of these offerings. Pending these uses, we will invest the net proceeds from these offerings in high-quality, short-term, interest-bearing securities.

                                 CAPITALIZATION

     The table below shows our capitalization as of September 30, 1999. The pro forma data show our capitalization as of September 30, 1999, after giving effect to:

     - our sale in November 1999 of 60,000,000 shares of our preferred stock for gross proceeds of $600 million;

     - our purchase in November 1999 for $5 million of the minority interest in our former joint venture serving Washington, D.C.;

     - our repayment to Vulcan Ventures in November 1999 of a line of credit and a bridge loan, aggregating $60.5 million, including accrued interest, of which $50 million, plus accrued interest, was outstanding at September 30, 1999; and

     - the conversion into 3,064,963 shares of our common stock of $44.6 million aggregate principal amount of our remaining convertible notes.

     The pro forma as adjusted data show our capitalization on the same pro forma basis, as adjusted to give effect to:

     - the sale of $300 million aggregate principal amount of our notes in this offering and the sale of the associated warrants in the related warrants offering for aggregate available net proceeds of $218.7 million, after deducting underwriting discounts and commissions and establishing the required interest reserve on the notes. The portion of the net proceeds used to fund the required interest reserve will be treated as a restricted investment on our balance sheet. As of September 30, 1999, on an actual and pro forma basis, we had no restricted cash or restricted investments.

     - the sale of 5,000,000 shares of common stock in the concurrent common stock offering, at the public offering price of $87.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. The completion of the notes and warrants offerings is not contingent upon the completion of the concurrent common stock offering.

     The outstanding share information in the table below excludes:

     - 3,514,974 shares of common stock reserved for issuance under our stock option and stock purchase plans at September 30, 1999, of which 3,202,700 shares were subject to outstanding options with a weighted average exercise price of $8.13 per share;

     - 1,600,000 additional shares of common stock reserved for issuance under our stock option and stock purchase plans subsequent to September 30, 1999;

     - a warrant to purchase 150,000 shares of common stock at $7.50 per share, which was exercised on a net basis in November 1999, resulting in the issuance of 118,197 shares of common stock; and

     - approximately 1,425,000 shares of common stock issuable upon exercise of the warrants that we are issuing together with the notes.

                                                             AS OF SEPTEMBER 30, 1999
                                                     ----------------------------------------
                                                                                  PRO FORMA
                                                       ACTUAL      PRO FORMA     AS ADJUSTED
                                                     ----------    ----------    ------------
                                                     (IN THOUSANDS EXCEPT SHARE INFORMATION)
Cash, cash equivalents and short-term
  investments......................................  $  21,653     $ 539,287      $1,169,215
Restricted investments.............................         --            --          73,077
                                                     =========     =========      ==========
Short-term debt....................................  $  20,155     $     155      $      155
                                                     =========     =========      ==========
Long-term debt:
  8% convertible subordinated notes due 2003.......  $  44,595            --              --
  13% senior notes due 2010........................         --            --         236,382
  Other long-term obligations......................     30,594           594             594
Minority interest..................................      5,184            --              --
Redeemable convertible preferred stock, $0.001 par
  value; 72,000,000 shares authorized; no shares
  issued or outstanding, actual; 60,000,000 shares
  issued and outstanding, pro forma and as
  adjusted.........................................         --       573,150         573,150
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value; 8,000,000
     shares authorized; no shares issued or
     outstanding...................................         --            --              --
  Common stock, $0.001 par value; 150,000,000
     shares authorized; 21,099,247 shares issued
     and outstanding, actual; 24,164,210 shares
     issued and outstanding, pro forma; 29,164,210
     shares issued and outstanding, as adjusted....         21            24              29
  Additional paid-in capital.......................    206,541       283,023         757,891
  Accumulated deficit..............................   (281,690)     (313,396)       (313,396)
                                                     ---------     ---------      ----------
  Total stockholders' equity (deficit).............    (75,128)      (30,349)        444,524
                                                     ---------     ---------      ----------
          Total capitalization.....................  $   5,245     $ 543,395      $1,254,650
                                                     =========     =========      ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We currently derive substantially all of our revenues from subscriptions paid to us by users of our current Ricochet service, which we offer in a limited number of markets, and from the sale of customer-owned networks and related products to companies primarily engaged in utility businesses. Since 1998, we have concentrated our efforts primarily on completing the development and testing of the technology necessary to deliver our high-speed service, acquiring rights-of-way and other rights necessary for us to deploy our high-speed network, establishing manufacturing relationships for network components and wireless modems and supporting the subscribers to our current Ricochet service. After we launch our high-speed service, planned to occur during the late summer of 2000, we expect to derive substantially all of our revenues from subscription fees paid to us by channel partners, which will resell our service directly to their customers. In connection with the launch of our high-speed service, we expect to sell our existing subscriber accounts to one or more of our channel partners, and we will curtail our business operations related to our current Ricochet service. Historically, we have generated a significant portion of our revenues from sales of customer-owned networks and related products, known as Utilinet, to utility companies. We do not expect Utilinet to be a significant source of revenues in the future.

     We have included our historical financial statements and a discussion of our historical results of operations in the documents incorporated by reference in the prospectus to which this prospectus supplement relates. Because our historical financial results do not reflect our business as we anticipate it will develop, we believe those results and the related discussion may be of limited value in understanding our current business plan. Accordingly, in the following discussion, we analyze our expected sources of revenues and our expected operating expenses as we commence the deployment of our high-speed network and the launch of our high-speed service. Prospective investors should note, however, that we have a history of net losses and that we expect those net losses to continue for the foreseeable future. We cannot assure you that, as a result of deploying our high-speed network and launching our high-speed service, we will be able to achieve or sustain profitability.

REVENUES

     SERVICE REVENUES. In the future, we expect to derive substantially all of our revenues from subscription fees paid to us by channel partners. We anticipate that our channel partners will pay us subscription fees based on flat rates for each user they enroll for our service. We will require each of our channel partners to charge its subscribers a flat rate for use of our service, although each channel partner will set the particular rate it charges its customers.

     We currently have one channel partner relationship. In June 1999, MCI WorldCom entered into an agreement with us to sell our high-speed service to its customers. Under that agreement, MCI WorldCom has agreed to pay us a per-subscriber fee, subject to an agreed minimum revenue level of at least $388 million over the five years following the launch of our service, assuming that our deployment schedule is not delayed, that we place our network into service on schedule and that we meet quality-of-service and network performance standards. Subject to these limitations, we currently expect MCI WorldCom to pay us the following minimum amounts during the first five years after we launch our service:

First year.......................................  $  5.6 million
Second year......................................    40.6 million
Third year.......................................    83.6 million
Fourth year......................................   117.4 million
Fifth year.......................................   141.0 million

     Notwithstanding the foregoing, if MCI WorldCom's sales efforts result in fewer subscribers than MCI WorldCom has agreed contractually to provide, but the number of subscribers provided by MCI WorldCom and its authorized resellers nevertheless represent more than a specified percentage of our total users, MCI WorldCom will pay us only the greater of a per-subscriber rate for each of its subscribers or the subscription fees we receive from all of our other channel partners, which could be substantially less than the minimum revenues we currently expect from MCI WorldCom. Accordingly, our ability to achieve the minimum revenue levels we expect from our agreement with MCI WorldCom may depend on our ability to enter into channel agreements with one or more large channel partners that can successfully sell subscriptions to our service so that subscribers provided by MCI WorldCom and its resellers represent less than the threshold percentage of our total users. In addition, if our deployment schedule is delayed or if we fail to meet deployment schedule deadlines or fail to comply with quality-of-service standards relating to data transmission performance, network availability, coverage and latency, ease of use and size of modems, all as specified in our agreement, MCI WorldCom may delay or reduce its minimum payments to us or, in the case of a deployment delay in excess of 12 months, may terminate the contract.

     PRODUCT ROYALTY REVENUES. As part of our manufacturing agreements with Sierra Wireless Data, Inc. and Novatel Wireless, Inc., which are developing wireless personal computer card modems for us, we have licensed some of our technology to them on a non-exclusive basis. We expect to receive royalty revenues from these and potentially other manufacturers, for the sale of modems or other products that incorporate the licensed technology. We do not expect royalty revenues to be a substantial portion of our total revenues.

COSTS AND EXPENSES

     We expect our operating expenses to increase significantly from historical levels and to exceed revenues for the foreseeable future as we deploy our high-speed network and launch our high-speed service. Our principal operating expenses will consist of cost of service revenues, cost of product revenues, research and development and selling, general and administrative expenses.

     COST OF SERVICE REVENUES. Cost of service revenues consists primarily of network operations costs, real estate management costs and depreciation expense.

     Network operations costs include the costs associated with the field managers, engineers and technicians who will operate and maintain our high-speed network, as well as the costs associated with field offices we will maintain, including our network operations centers. We expect our personnel costs will increase significantly in the future as the scope of our operations increases. Network operations costs will also include the telecommunications costs we will incur to transmit data between our wired access points and network interface facilities and the Internet. We expect these costs to increase significantly as we deploy our high-speed network.

     Real estate management costs include the costs associated with the maintenance of lease agreements for our wired access points and network interface facilities and the ongoing rental payments for these sites. At December 31, 1999, we had future minimum rental commitments under these agreements of approximately $2.7 million per year. Our current lease agreements represent only a small portion of the lease agreements we will require to deploy our network. We expect rental payments to increase significantly as we enter into additional leases in the first half of 2000 and thereafter to support the widespread deployment of our high-speed network. Real estate management costs also consist of the internal and external labor costs associated with maintaining right-of-way and other real estate-related agreements in the markets where our network is currently deployed.

     As we commercially launch our high-speed service in each market, we will begin depreciating the network equipment and other capitalized costs associated with building our network infrastructure.

Our capitalized costs represent costs incurred in designing the network, site acquisition, zoning, construction and installation of equipment. We will depreciate our capitalized network costs over a useful life of three to five years, depending on the particular asset being depreciated. We expect our capitalized costs to increase significantly in 2000 and 2001 as we complete the deployment of our network. Accordingly, depreciation expense will increase rapidly over the next several years.

     COST OF PRODUCT REVENUES. Cost of product revenues consists primarily of the inventory and manufacturing costs associated with modem and Utilinet product sales. We expect cost of product revenues to increase in 2000 as we sell modem inventory to MCI WorldCom or other channel partners, which, in turn, will sell these modems to new subscribers to our high-speed service. After 2000, we expect cost of product revenues to decrease as our channel partners begin to purchase modems directly from our licensed third-party manufacturers.

     RESEARCH AND DEVELOPMENT. Research and development costs include the costs incurred to develop our network technology and subscriber modems, as well as to obtain rights-of-way and related site agreements in markets where we plan to offer service. At December 31, 1999, we had outstanding commitments of approximately $5.2 million to third parties performing services associated with acquiring rights-of-way and related interests in real estate in new markets, the substantial majority of which we expect to spend in 2000. We plan to continue to spend a substantial amount on the development of our networking products to reduce the cost of our system components, increase the speed and performance of our services, develop additional applications for our services and to continue to improve and upgrade our network and service to address the emerging demands for mobile data access. As a result, we expect that research and development costs will continue to increase significantly in absolute dollars for the foreseeable future.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses include our corporate overhead and the costs associated with our efforts to obtain and support our channel partners, promote the Ricochet brand and our high-speed service, and develop and implement our marketing strategy for our service and modems. We expect these costs to increase significantly from historical levels as we implement our planned advertising campaign related to the launch of the various phases of our high-speed service. We expect to spend more than $50 million on sales and marketing efforts in 2000 and substantially more in 2001. We also expect to continue to expand our corporate and administrative infrastructure to support our planned growth.

INTEREST INCOME AND INTEREST EXPENSE

     INTEREST INCOME. As a result of the November 1999 sale of our preferred stock for net proceeds of $573.2 million, and after completion of this offering, the related warrants offering and the concurrent common stock offering, we will have substantial cash on hand. We expect to use these cash resources to fund the deployment of our network and to fund operating losses and working capital requirements through at least the first two phases of our network deployment. Pending these uses, we will invest this cash in high-quality, short-term, interest-bearing securities. Accordingly, we initially expect to generate a substantial amount of interest income, although this interest income will decline rapidly over time as we use this cash.

     INTEREST EXPENSE. Upon completion of this offering, we will incur a substantial amount of indebtedness. The notes will require semi-annual cash interest payments commencing August 15, 2000. We will deposit approximately $73.1 million of the proceeds from the sale of the notes in a pledge account to secure the first four cash interest payments on these securities. Because these notes are being issued at a substantial discount from their face amounts, they will have an effective yield to maturity of 17.57% per annum, which we will record as interest expense, even though we will pay cash interest at the rate of 13% per annum. We will record a substantial expense, a portion of which will be non-cash, for interest on these obligations. If we incur additional debt in the future to fund our expansion plans, our interest costs will increase.

PREFERRED STOCK DIVIDENDS

     In November 1999, we issued 60,000,000 shares of preferred stock to Vulcan Ventures and MCI WorldCom for gross proceeds of $600 million. Each share of preferred stock bears a cumulative dividend at the rate of $.65 per year for the first three years after issuance, which we may pay in cash or in additional shares of preferred stock. We currently expect to pay dividends on the preferred stock in cash. Because the preferred stock sold to Vulcan Ventures is immediately convertible into common stock at the holder's option at a conversion price of $10.00 per share, which was below $11.06, the per share closing price of our common stock on the date immediately prior to our execution of the preferred stock purchase agreement, we will record an additional dividend of $31.8 million in the fourth quarter of 1999 to reflect the beneficial conversion privilege associated with this series of preferred stock. The preferred stock issued to MCI WorldCom is also deemed to have been issued with a beneficial conversion privilege. However, that series of preferred stock does not begin to become convertible into common stock at the holder's option until May 2002. As a result, we will amortize that discount, beginning in 1999, over the 48-month period during which this series of preferred stock becomes convertible into common stock at the holder's option. Accordingly, for both series of preferred stock in the aggregate, we will record preferred stock dividends in addition to our cash dividend on the preferred stock as follows:

1999..............................................  $33.2 million
2000..............................................   10.1 million
2001..............................................   10.1 million
2002..............................................    7.8 million
2003..............................................    2.6 million

NET INCOME (LOSS) AVAILABLE TO STOCKHOLDERS

     As a result of the foregoing, we expect to generate substantial net losses to common stockholders for the foreseeable future. See "Risk Factors -- We expect to continue to generate losses."

LIQUIDITY AND CAPITAL RESOURCES

     Our principal uses of cash for the foreseeable future will be to fund the deployment of our high-speed network, to fund operating losses and to pay interest on the notes, following completion of this offering, and dividends on our preferred stock. Based on our current projections, we believe that, in addition to the funds currently on hand, we will require additional cash resources of approximately $1 billion to enable us to complete the three-phase deployment of our network, as well as for the other purposes described above. We estimate that approximately $703.0 million of these required resources will be funded from the net proceeds from this offering, the related warrants offering and the concurrent common stock offering. Accordingly, based on our current projections, we believe that our cash, cash equivalents and short-term investments of approximately $500 million as of December 31, 1999, together with the available net proceeds from this offering and the related warrants offering, after funding the required interest reserve on the notes, and the net proceeds from the common stock offering, will be sufficient to fund the first two phases of our network deployment. However, the completion of the notes and warrants offerings is not contingent upon the completion of the concurrent common stock offering. Moreover, we will need additional funds to complete the third phase of our network deployment, and the funds we may actually require to complete any phase of the deployment may vary materially from our estimates. In addition, we could incur unanticipated costs or be required to alter our plans in order to respond to changes in competitive or other market conditions, which could require us to raise additional capital sooner than we expect. Further, although it is not our current intention to do so, we may decide to use a portion of our cash resources to acquire licensed spectrum or to license, acquire or invest in new products, technologies or businesses that we consider complementary to our business. We cannot assure you that the additional capital we will require to complete the third phase of our network deployment or for these other purposes will be available on commercially reasonable terms or at all. If we are unable to secure additional financing as necessary, we may need to delay or curtail our expansion plans. See "Risk Factors -- We will require significant additional capital in the future to fund our continuing development, deployment and marketing of our high-speed network and service" and "-- We will have a substantial amount of debt, which could adversely affect our business, financial condition and results of operations and prevent us from fulfilling our obligations under the notes."

     Our current and future operations will require substantial capital investments for the purchase of our network equipment, which consists primarily of network radios, wired access points and network interface facilities. Significant labor costs associated with deploying our network equipment include design of the network, site acquisition, zoning, construction and installation of equipment. In July 1999, we entered into an agreement with Sanmina Corporation to manufacture our poletop radios and network radios installed at wired access points. In October 1999, we entered into agreements with Wireless Facilities, Inc., General Dynamics Worldwide Telecommunications Systems and Whalen & Company to provide us with expertise and personnel to assist with the deployment of our network. At December 31, 1999, we had outstanding commitments to purchase approximately $219 million of network equipment and related labor from these suppliers.

     We also expect to incur significant expenditures to procure modems. We have agreed to purchase 47,700 modems from our current modem supplier, Alps Electric
(USA), Inc., in 2000, representing a commitment of approximately $20 million. We have recently entered into agreements with two additional modem suppliers. We have also recently entered into agreements with Sierra Wireless and Novatel to develop and manufacture custom personal computer card modems. We have agreed with both Sierra Wireless and Novatel to purchase a minimum of 150,000 units in the first year of deliveries from each, representing a total commitment of approximately $68 million. We anticipate that deliveries from Alps will begin during the second quarter of 2000 and deliveries from Sierra Wireless and Novatel will begin in early 2001.

     In December 1999, we called our $44.6 million aggregate principal amount of convertible notes due 2003 for redemption on January 10, 2000. All of the note holders converted their notes into shares of our common stock at a conversion price of $14.55 per share prior to the redemption date. As a result of the conversion, we issued an aggregate of 3,064,963 shares of our common stock to the former convertible note holders.

     The preferred stock we issued to MCI WorldCom and Vulcan Ventures in November 1999 carries a 6.5% dividend payable annually for three years and no dividend thereafter. As a result, in December 1999, we paid to the preferred stockholders cash dividends totaling $3.2 million, representing the pro rata portion of the annual dividend accrued since the date of initial issuance of the shares. We expect to pay cash dividends of approximately $39 million in both 2000 and 2001 and $37 million in 2002 on our preferred stock.

     Upon completion of this offering, we will have outstanding $300 million aggregate principal amount of our notes, which will require semi-annual cash interest payments of approximately $19.5 million, commencing August 15, 2000. We will deposit approximately $73.1 million of the net proceeds from the sale of the notes in a pledge account to fund an interest reserve to secure the payment of the first four semi-annual cash interest payments on the notes.

                                    BUSINESS

OVERVIEW

     We are a leading provider of mobile wireless data access to corporate networks and the Internet. We have designed our new high-speed service, marketed under the Ricochet brand name, to meet the needs of the growing number of professionals who require full access to their corporate networks and the Internet while away from the office. Our service will provide these mobile professionals with higher speed access to data than any other mobile wireless technology commercially available today. Our service will also appeal to consumers who desire high-speed mobile access to the Internet. Simply by connecting a wireless modem to a laptop computer or other portable electronic device, our users can access their corporate networks and the Internet whenever they want and wherever they are within our service areas, just as they would with a wired modem. Our users pay only a flat fee for our service, unlike many other remote access services.

     Our technology enables users to replicate wirelessly the look and feel of their desktop computers, providing them with the following features customarily associated with working on a desktop computer at the office:

     - ALWAYS ON. Our technology allows users to connect to their corporate networks and the Internet without a lengthy dial-up procedure and to remain connected as long as their computers are on.

     - HIGH-SPEED ACCESS. During the late summer of 2000, we expect to begin offering average downstream data transmission speeds greater than 128 kilobits per second, approximately two to four times faster than most remote wired connections and approximately seven to 14 times faster than most remote mobile wireless connections commercially available today.

     - SECURE DATA TRANSMISSIONS. Our frequency-hopping, spread spectrum wireless technology, combined with optional encryption, makes it very difficult for an unauthorized user to intercept data transmitted over our network.

     - RELIABLE SERVICE. Our packet-switched technology routes data around busy or nonfunctioning network radios, enabling multiple users to share our network capacity and virtually eliminating busy signals or the inability to connect to the network because of capacity constraints.

     We believe many mobile professionals and consumers will find our high-speed, unlimited network access service to provide a valuable capability, whether used alone or as a complement to the more limited data access services offered by mobile telephone providers.

     In November 1999, MCI WorldCom, and Vulcan Ventures, the private investment vehicle of Microsoft Corporation co-founder Paul Allen each purchased shares of our preferred stock for $300 million in cash, providing us with funds to commence the deployment of our high-speed network. In addition, MCI WorldCom has entered into an agreement with us to sell subscriptions to our service and has agreed to pay us at least $388 million in revenue over the five years following the launch of our service, subject to the timely deployment of our network, our ability to meet agreed performance standards and our ability to attract a significant number of subscribers through other channel partners. This relationship provides us with immediate access to a large and sophisticated sales force that has experience selling products and services to businesses and consumers in our target market.

     We plan to deploy our high-speed network in three phases. We plan to launch our high-speed service during the late summer of 2000, and we expect that our initial service areas will cover a total population of approximately 62 million. After the third phase of our deployment, which we plan to complete by the end of the summer of 2001, we expect our service areas to cover a cumulative population of at least 100 million.

     When we launch our service, we plan to use channel partners to sell subscriptions to our service, bill our users and provide the first level of customer support. Currently, we have entered into an agreement with one channel partner, MCI WorldCom. We intend to co-brand our service with MCI WorldCom at our expense. We believe that co-branding our service with MCI WorldCom, together with our own independent promotional activities, will help us significantly increase user awareness of our brand and will make us a more attractive service for other potential channel partners. We are seeking to enter into agreements with other channel partners that, like MCI WorldCom, have experience selling products and services to businesses and consumers in our target market. Potential channel partners include local telephone companies, wireless carriers, digital subscriber line or other high-speed Internet access providers, laptop computer and other portable electronic device manufacturers and system integrators or networking consulting firms that recommend large-scale purchases of access services such as ours to their customers.

MARKET OPPORTUNITY

     We believe the growing demand by organizations and individuals for mobile access to corporate networks and the Internet is driven primarily by four trends:

     - GROWTH IN THE NUMBER OF LAPTOP COMPUTERS AND SMART HANDHELD
       DEVICES. Laptop computers and smart handheld devices are becoming increasingly prevalent business tools to retrieve information from corporate networks and the Internet. In a 1999 study, IDC projected that unit shipments of portable computers and smart handheld devices in the U.S. will increase from 12 million in 1999 to 25 million in 2003, representing a compound annual growth rate of 21%.

     - GROWTH IN THE NUMBER OF INTERNET USERS. The number of workers and consumers making use of the Internet continues to grow rapidly. According to IDC, the number of Internet users in the U.S. is projected to increase from 70 million in 1998 to 179 million in 2003, representing a compound annual growth rate of 21%.

     - INCREASED IMPORTANCE OF NETWORK ACCESS. Corporate networks have become an increasingly important business tool, enabling workers across an organization to retrieve important data quickly and efficiently and enabling businesses to communicate with each other and integrate their operations more productively. IDC has projected that, in 1999, 40% of computer users worldwide working for mid-sized and large enterprise sites would remotely access corporate local area networks, or LANs. Increasingly, computer users are reliant on the information and communications capabilities provided by these networks, and their productivity can decline when users do not have network access. The emergence of e-mail as a major communications medium is an example of this trend. For example, the Yankee Group, a market research firm, estimates that mobile professionals use e-mail six to seven times more often than voicemail.

     - GROWTH IN NUMBER OF MOBILE WORKERS. The workforce is becoming increasingly mobile. IDC has projected that, by 2003, 47 million workers in the U.S. will spend at least 20% of their time away from their offices. We believe that significant improvements in the functions performed by, and significant declines in the prices of, laptop computers, which in many cases today provide users with processing speed and functions comparable to those provided by desktop computers, have contributed to the growth in the number of mobile workers. As the number of mobile workers continues to rise, we believe that these employees will demand high-speed access to information while outside of the office or travelling.

     We believe the increasing importance of access to corporate networks and the Internet and the dramatic growth in the number of mobile workers and other users of other portable electronic devices are creating significant growth in demand for mobile network access. As a result, we believe there is a large and rapidly growing market opportunity for low-cost providers of high-speed, reliable, mobile wireless data access.

OUR SOLUTION AND COMPETITIVE ADVANTAGES

     Our high-speed service will provide users with secure and reliable high-speed mobile access to corporate networks and the Internet for a flat fee, regardless of the level of usage. We believe our competitive strengths effectively address the growing demand for high-speed mobile wireless data access through the following combination of benefits:

     HIGHER SPEED ACCESS TO DATA THAN ANY OTHER REMOTE MOBILE WIRELESS TECHNOLOGY COMMERCIALLY AVAILABLE TODAY. When we launch our high-speed service, expected during the late summer of 2000, we believe our network will provide higher effective data transfer rates than any other remote mobile wireless data access service commercially available today. We will provide users with an average downstream data transfer rate greater than 128 kilobits per second, which is faster than today's high-speed integrated service digital network, or ISDN, telephone lines. Our high-speed service will provide users with an average upstream data transfer rate of more than 50 kilobits per second, which is faster than the average data transmission rate of 33 kilobits per second typical of commonly available "56k" wired modems. We intend to continue to spend significantly on research and development so that our network speed continues to exceed those of competing services and so that our products and service continue to remain in the forefront of high-speed wireless data access technologies.

     LOOK AND FEEL OF A DESKTOP COMPUTER. Our target users are mobile workers who require full access to corporate resources from remote locations. Because of our fast data transfer speeds, we believe that a user working on a laptop computer connected to our network will perceive a substantial advantage over any other remote mobile wireless data access technology commercially available today. Moreover, we will offer mobile workers the ability to connect to their corporate networks and the Internet from any place within our service area, without the inconvenience of having first to locate a telephone modem dataport to establish a remote, and generally slower, connection to e-mail, databases and file and facsimile transmission servers. Furthermore, we have designed our service for laptop computers and other portable electronic devices with relatively large screen areas and relatively large storage capacities to enable our users to better emulate the look, feel and functionality of their desktop computers. By contrast, although data-enabled wireless telephones may offer a convenient means of engaging in simple tasks, such as checking stock prices or sports scores, they are not suitable for displaying data-rich graphics or creating and editing documents, functions frequently performed at desktop computers. Accordingly, we believe that we offer a service that is complementary to, rather than competitive with, data-enabled wireless telephones.

     PACKET-SWITCHED TECHNOLOGY. We believe that data networks, such as ours, that utilize packet-switched technology offer a number of advantages over circuit-switched networks. In a packet-switched network, data is transmitted in discrete units called packets, rather than in a continuous stream, as with a telephone modem using a circuit-switched telephone line. The network software sends each discrete packet through the network via a uniquely selected path, with the software reassembling the packets into their proper order when they arrive at their destination. By allowing multiple users to share our network capacity, this technology can reduce network congestion and virtually eliminate busy signals. In addition, because our network does not require a dedicated connection between modems at each end of a circuit, users utilize our network capacity only when the network actually transmits data packets. A circuit-switched network, in contrast, requires a dedicated connection between modems at each end of a circuit, thus limiting network capacity to the number of circuits available and modems installed. Moreover, in a circuit-switched network, once the user establishes a connection, neither the modem nor the circuit in use is available to other users even when data is not being transmitted. Because of these factors, busy signals occur in circuit-switched networks when the number of users exceeds the number of connections available. Further, many circuit-switched networks will "time out" a connection after the user has been connected for a specified time in order to create capacity for other users. Because our network uses packet-switched technology, our users can remain online indefinitely. In addition, the equipment required to construct our network is substantially less expensive than circuit-switched technology employed by traditional wireless carriers.

     SECURITY AND RELIABILITY. In addition to the reliability benefits that result from using packet-switched technology, our network's use of frequency-hopping, spread spectrum technology, combined with optional encryption, makes unauthorized interception of data packets extremely difficult and provides greater security than is generally available from other wired and wireless data communications services. Our very low equipment failure rate of only 0.2% contributes to the reliability of our service. Moreover, if a network radio is busy or not functioning properly, our network routes data along a different path to its destination within the network, minimizing apparent network disruption or reduced data transfer rates to our users. By providing secure and reliable access to corporate networks, our service should appeal to many organizations with mobile workforces.

     ACCESS TO MCI WORLDCOM'S LARGE AND SOPHISTICATED SALES FORCE. Under our agreement with MCI WorldCom, MCI WorldCom has agreed to market and sell subscriptions to our high-speed service. This relationship provides us with the immediate benefit of support from a large and sophisticated sales force that has experience selling products and services to business and consumers in our target market. Moreover, MCI WorldCom has indicated its intent to market and sell our high-speed service through multiple sales channels, that have substantial experience with the needs of network and Internet users and users of other mobile access technologies. In addition, MCI WorldCom has committed to provide customer support to the users of our service.

     SCALABLE AND COST-EFFECTIVE NETWORK. Our network architecture will allow us to react quickly to expand our network to respond to positive consumer demand for our service. We can increase network coverage and capacity and reduce system congestion quickly and inexpensively by installing additional network or wired access point radios in areas of high use. Moreover, our network relies primarily on unlicensed radio frequency spectrum that we are able to use without paying any license fee or other similar acquisition cost.

OUR STRATEGY

     Our objective is to be the leading provider of high-speed mobile wireless data access to users of laptop computers and other portable electronic devices. The key elements of our strategy are as follows:

     RAPIDLY DEPLOY A NATIONAL NETWORK. We intend to deploy our network in three phases. We plan to launch our high-speed service during the late summer of 2000, and we expect that our initial service areas will cover a total population of approximately 62 million. After the third phase of our deployment, which we plan to complete by the end of the summer of 2001, we expect our network to cover a cumulative population of at least 100 million in the U.S. Understanding that time-to-market is a critical competitive advantage, we have already obtained a substantial portion of the approvals for municipal rights-of-way necessary to meet our network deployment objectives for 2000.

     TARGET MOBILE PROFESSIONALS. Our advertising and marketing will focus on mobile professionals, particularly those who already use laptop computers or other portable electronic devices, and other people and businesses that are likely to require mobile access to information. Mobile workers, such as salespeople, consultants, lawyers and accountants, often require the flexibility to work outside of their offices and desire to maintain access to corporate networks and the Internet.

     CAPITALIZE ON THE DISTRIBUTION STRENGTH OF A SELECT GROUP OF CHANNEL PARTNERS. We intend to increase the number of users of our service through sales efforts by MCI WorldCom and other potential channel partners. We do not intend to sell our high-speed service or provide customer support directly to users. Instead, we will rely on our channel partners, which we expect will be organizations like MCI WorldCom with significant marketing and customer support experience, to generate demand for our service. These partners will market and sell subscriptions to our service to their customers on a co-branded basis. In selecting channel partners, we will focus on organizations with experience selling products and services businesses and consumers in our target market. Potential channel partners include local telephone companies, wireless carriers, digital subscriber line or other high-speed Internet access providers, laptop computer and other portable electronic device manufacturers and system integrators or networking consulting firms that recommend large-scale purchases of access services such as ours to their customers. We currently are in discussions with a number of potential channel partners, with a goal of entering into agreements with additional channel partners in the second quarter of 2000.

     BUILD EQUITY IN THE RICOCHET BRAND. We intend to promote the Ricochet brand aggressively, seeking to gain widespread business and consumer recognition of our brand, thereby building significant commercial value for our company. Our brand awareness and brand identity strategy will focus on the mobile access benefits of our high-speed network, with the objective of making the Ricochet brand synonymous with speed, reliability and security. We plan to promote the Ricochet brand through co-branding arrangements that will require our channel partners to display the Ricochet name and logo in addition to their own in promotional and other materials they use to offer our service, and to display our name on the Ricochet modem. We also intend to engage in corporate promotional activity, including advertising in traditional media and on the Internet, designed to increase business and consumer awareness of the Ricochet brand and our service. We expect to spend over $50 million on sales and marketing efforts in 2000 and substantially more in 2001.

     MAINTAIN NETWORK PERFORMANCE AND COST ADVANTAGES. We intend to continue our commitment to research and development so that we can continue to offer our users faster data transmission rates on a more cost-effective basis than competing remote mobile wireless data access services. We believe our core technologies -- and particularly our utilization of packet-switched communications and unlicensed portions of the radio frequency spectrum -- will enable us to maintain performance and cost advantages over competing services in the future, as technological advancements increase the standard for data transmission speeds and network performance. Outsourcing some business functions is a key part of our strategy to maintain network performance and cost advantages for our users. We have contracted with several companies to fulfill our manufacturing and network deployment needs, and we plan to continue to utilize other companies to perform these functions in the future. The functions that we have outsourced include manufacturing network radios designed by us, manufacturing the modems used by our users, acquiring municipal rights-of-way and other similar rights necessary to deploy our network, physically installing our network equipment and provisioning the circuits required for our network to connect to the Internet or other corporate networks. We believe that, by outsourcing these functions to organizations for which they are core competencies, we can free our own resources to concentrate on developing positive recognition of the Ricochet brand, recruiting and managing channel partners, managing our network and advancing our core technologies to enhance our network's performance and cost-effectiveness in the future.

     PURSUE INTERNATIONAL OPPORTUNITIES. To date, we have concentrated almost exclusively on domestic opportunities and have engaged in only limited exploration of international opportunities. However, we intend to pursue opportunities to offer service based on our technologies in markets outside the U.S. We believe that the advantages of our core technologies, and particularly the relatively low deployment cost of our network, should enable us to provide a service that is attractive to customers in other countries that have large populations of knowledge workers. We plan to place greater emphasis on these opportunities after we have launched our domestic high-speed service and are satisfied with its performance.

OUR NETWORK AND TECHNOLOGY

     When we launch our high-speed network, users will be able to connect to our network through wireless modems attached to a user's laptop computers or other portable electronic devices. In the future, we also expect that users will be able to connect to our network through personal computer card modems. Our high-speed network architecture consists of four basic elements:

     - compact, inexpensive network radios, called poletop radios, which we deploy on streetlights, utility poles and building rooftops in a geographical mesh pattern and which communicate with our users' laptop computers or other portable electronic devices through wireless modems;

     - wired access points, which we deploy on building rooftops or other locations, many of which also serve as the sites for existing cellular or other wireless base stations and which connect our poletop radios with one of our network interface facilities via high-speed dedicated wired connections;

     - network interface facilities, which aggregate traffic to and from all wired access points in a market and provide connections to the Internet and other networks; and

     - our network operations centers, which provide central management of our entire network.

     Our network utilizes a hardware and software platform based on spread spectrum, frequency-hopping, packet-switched digital radio technology. In a packet-switched network such as ours and the Internet, data are communicated in discrete units, called packets, rather than in a continuous stream. With frequency-hopping radios such as our poletop and wired access point radios, the radios communicate with each other on multiple frequencies, or channels. Each radio changes the channel on which it is communicating frequently in a pattern that is known to the surrounding radios but difficult to predict. This unpredictability results in a high level of security by making interception of data by unauthorized users difficult. It also provides high network reliability, because if a radio encounters interference on any given channel, it automatically switches to another channel. We will incorporate an optional encryption capability for users desiring an additional level of security.

     Poletop radios are the primary component of our hardware platform, and we deploy them in a geographically dispersed pattern referred to as "mesh" architecture. Our mesh network architecture and proprietary technology for routing data packets across the network enable us to move the data packets along a number of alternative paths, thus allowing packets to be routed around busy or non-functioning radios. We believe that our mesh architecture provides advantages over the more typical network topology, known as the star topology, in which all communications are required to pass through one or more central base stations, or hubs. In a star topology system, congestion and impaired signal communications resulting from weak signal strength must generally be addressed by installing another hub, typically a costly and time-consuming process. With our network, we can reduce system congestion and increase network coverage and capacity by installing one or more relatively inexpensive poletop or wired access point radios where needed.

     Upstream data transmitted from a user's wireless modem travels through one or more poletop radios wirelessly to a wired access point, from which the data is routed over high-speed dedicated wired connections to a network interface facility, where we connect our network directly to the Internet or another network, which in turn delivers the data packet to its destination. Downstream data travels to the user along a similar return route. We typically install our poletop radios at an average density of five radios per square mile and we generally install a wired access point approximately every 11.5 square miles. We have designed our network so that a data packet transmitted by a user typically requires no more than one or two transmissions, if any, from one poletop radio to another before reaching a wired access point. Each wired access point is connected by high-speed dedicated wired connections to one of our network interface facilities. Each network interface facility aggregates traffic to and from all wired access points in a market and connects to the Internet and other networks. Currently, we have agreements with UUNet, a subsidiary of MCI WorldCom, and others to support the exchange of traffic between our wired access points, network interface facilities, the telecommunications infrastructure and corporate networks and the Internet.

     Our network architecture is graphically depicted in the following diagram.

                          [NETWORK ARCHITECTURE IMAGE]

     Our network's performance will be monitored and controlled by our network operations center located in Houston, Texas. We intend to open an additional network operations center in Dallas, Texas in the first quarter of 2000. Even though we intend to have each of the two network operations centers monitor and control only fifty percent of our network, each center will have the capability to monitor and control our entire network.

     Our network will operate in the unlicensed 900 megahertz and 2.4 gigahertz frequency bands of spectrum. We also will operate in the 2.3 gigahertz frequency band pursuant to licenses purchased from the FCC in 1997. These licenses permit us to use the 2.3 gigahertz band in the Northeastern, Central and Western United States Regional Economic Areas, and in the St. Louis, Missouri, Portland, Oregon and Seattle, Washington Major Economic Areas. This licensed spectrum provides us with the ability to transmit at higher power in those regions and thus greater network coverage with fewer wired access points. In areas not covered by our licensed spectrum, we can achieve the same coverage results by deploying additional wired access points. We will use the 900 megahertz band primarily for transmissions to and from a user's modem to a poletop radio and from a poletop radio to a network radio or wired access point, and the 2.4 gigahertz band primarily for communication between network radios and between poletop radios and wired access points. Wired access points that use the 900 megahertz band and the 2.4 gigahertz band are referred to as industrial, scientific and medical band wired access points, called ISM WAPs. Wired access points that use the 2.3 gigahertz band are referred to as wireless communication service wired access points, or WCS WAPs. We intend to use the 2.3 gigahertz band only for downstream (toward the subscriber) traffic from wired access points to poletop radios and only where we have license to use 2.3 gigahertz spectrum and when we cannot route the downstream traffic to the user in one radio hop using the 2.4 gigahertz band. We do not currently intend to use the 2.3 gigahertz band for upstream traffic.

     Finally, we also provide a traditional dial-in service to enable users travelling outside our service areas to access their corporate networks or the Internet through standard telephone modems.

NETWORK DEPLOYMENT

     We plan to deploy our high-speed network in three phases. We have chosen to deploy our network in areas based on numerous criteria, including the number of laptop computers, population density, Internet usage and other factors. The planned deployment of our network is set forth in the table below. We may, however, modify our deployment plans based on our initial experience with our high-speed service or other factors, such as our relative success in obtaining agreements necessary to deploy our network.

                          RICOCHET NETWORK DEPLOYMENT

                                 PHASE I             PHASE II              PHASE III
                                 -------             --------              ---------
METROPOLITAN MARKETS......  Atlanta               Baltimore         15+ additional markets
                            Chicago               Boston            to be determined
                            Dallas/Fort Worth     Denver
                            Houston               Detroit
                            Los Angeles           Kansas City
                            New York City         Miami
                            Philadelphia          Minneapolis
                            Phoenix               St. Louis
                            San Diego             Salt Lake City
                            San Francisco
                            Seattle
                            Washington, D.C.
EXPECTED LAUNCH DATE......  Late Summer 2000      Early 2001        Summer 2001
CUMULATIVE COVERED
  POPULATION AFTER
  COMPLETION..............  62 million            80 million        100+ million

     The deployment process for our network involves:

     - obtaining agreements permitting us to deploy our poletop radios and wired access points, which include:

      -- agreements with municipalities, known as right-of-way use agreements, which grant us the right to enter and utilize a municipal right-of-way to deploy our poletop radios, the right to attach our poletop radios to municipally owned property, if any, in the public way and the right to attach our poletop radios to third-party owned property in the public way, such as utility property;

      -- pole attachment agreements with utility companies or municipalities governing the use of utility poles for the deployment of our poletop radios;

      -- supply agreements with utility companies governing the supply of electricity to our poletop radios; and

      -- lease agreements with the owners of buildings or radio towers governing the lease of space for the deployment of our wired access points;

     - designing the network configuration;

     - to the extent necessary, acquiring zoning and construction approvals to build or locate wired access points on radio towers or building rooftops; and

     - acquiring, installing and testing the network.

     Once we have obtained the necessary agreements and approvals, we expect to be able to install and test the network infrastructure in a market in two to three months. To date, we have obtained right-of-way approvals covering nearly 80% of the population included in the first phase of the deployment of our network.

     We install most of our poletop radios on street light arms or distribution poles owned by electric utilities, municipalities or other local government entities. In addition, we are required to enter into agreements with municipalities as owners of the rights-of-way in which street lights and distribution poles are located and supply agreements with providers of electricity to power our radios. Typically, the right-of-way agreements have terms of five to 10 years with three five-year renewal options. Many agreements require us to pay an annual right-of-way use fee, sometimes referred to as a franchise fee, to the municipality or other governmental agency that controls the right-of-way. Currently, these franchise fees typically average about 3% of the adjusted gross revenues collected from subscribers with billing addresses located in the municipality covered by the right-of-way agreement. The supply agreements typically have a term of 10 years and require us to pay an annual fee for electricity, which is determined by tariff, if appropriate, or by a private rate agreement and typically averages $25 for our poletop radios. In addition, we are typically required to pay an annual fee of $60 for the use of each street light or other pole to which a poletop radio has been directly attached.

     In the event we are unable to negotiate site agreements in a timely manner and on commercially reasonable terms or at all, we will seek to obtain sites to deploy radios on commercial buildings or similar structures. While deploying a large area in this manner could be significantly more expensive than installing radios on street lights, we did use this technique on a limited basis in connection with the deployment of our original service to reduce the delays experienced in the deployment process.

     We are sometimes required to obtain zoning approvals from local municipalities or other governmental entities to build or locate wired access points on radio towers or building rooftops. Zoning restrictions may impose limitations on the amount of electrical load on a rooftop, radio frequency emissions or aesthetic characteristics of our network radios. The zoning process and length of time involved in obtaining approval varies from city to city. We also must negotiate leases for our wired access points, which can take a substantial amount of time. The rate at which we are acquiring these leases has been slower and the cost has been higher than we anticipated. Consequently, we must commit more time, effort and capital resources to acquiring these leases in order to meet our deployment plans.

     We have entered into several agreements regarding the deployment of our network interface facilities. These agreements have been negotiated with private carriers housing large telecommunications facilities. These agreements typically have five-year terms.

     In October 1999, we entered into agreements with Wireless Facilities, Inc., General Dynamics Worldwide Telecommunications Systems and Whalen & Company to provide us with expertise and personnel to assist us with the deployment of our network. Wireless Facilities has agreed to assist us with radio frequency engineering related to the physical deployment of the wired access point components of our network. All three companies will be responsible for many of the tasks involved in the deployment of our network wired access points, including assisting us with acquiring sites for our wired access points, obtaining necessary zoning approvals, network architectural and engineering management, construction management and the installation of wired access point services.

     Our aggressive deployment schedule is critical to the success of our business and involves a number of risks. See "Risk Factors -- We must deploy our high-speed network in a limited time in order to compete effectively," "-- We depend substantially on third parties to deploy our high-speed network on a timely and cost-effective basis," "-- We depend on third parties to develop, assemble and manufacture the modems through which our users access our service" and "-- One of our manufacturers is experiencing shortages in the supply of components for our poletop and network radios and our other manufacturers may experience shortages of supply of components for our modems or other products, which could involve substantial cost and delay and reduce availability of our service."

MARKETING, SALES AND CUSTOMER SUPPORT

     Unless we sign new channel partners by the time we launch our new high-speed service, expected during the late summer of 2000, our service will be available exclusively through our channel partner, MCI WorldCom. MCI WorldCom will market and sell subscriptions to our service and will bill and provide the initial level of customer support for users. We intend to capitalize on the distribution strength, customer support expertise and experience of MCI WorldCom and any other channel partners we may have in selling multiple services, such as long-distance, mobile voice or Internet services, to organizations and individuals. We do not plan to sell subscriptions or provide customer support directly to users. Instead, we will sell subscriptions to, and receive payment from, channel partners on a wholesale basis at flat monthly rates.

     Under our agreement with MCI WorldCom, MCI WorldCom has agreed to pay us a per-subscriber fee, subject to an agreed minimum revenue level of at least $388 million over the five years following the launch of our service, assuming that we deploy our network on a timely basis and meet quality-of-service and network performance standards. However, in the event that, in any agreement year, MCI WorldCom's sales efforts result in fewer subscribers than MCI WorldCom has agreed contractually to provide, but subscribers provided by MCI WorldCom and its authorized resellers nevertheless represent more than a threshold percentage of our total users, then MCI WorldCom will pay us only the greater of a per-subscriber rate for each of its users or the subscription fees we receive from all of our other channel partners, which could be substantially less than the minimum revenues we currently expect from MCI WorldCom. Accordingly, our ability to achieve the minimum revenue levels we expect from our agreement with MCI WorldCom may depend on our ability to enter into channel agreements with one or more large channel partners that can successfully sell subscriptions to our service so that subscribers provided by MCI WorldCom and its resellers represent less than the threshold percentage of our total users. Further, if our deployment schedule is delayed or if we fail to meet deployment schedule deadlines or fail to comply with quality-of-service standards relating to data transmission performance, network availability, coverage and latency, ease of use and size of modems, all as specified in our agreement, MCI WorldCom may delay or reduce its minimum payments to us or, in the case of a deployment delay in excess of 12 months, may terminate the contract. If we fail to correct any deficiency for sustained periods of time, MCI WorldCom may suspend its obligations to us under the agreement or terminate the agreement. Additionally, under this agreement, we have the right, at our expense, to co-brand our service with MCI WorldCom. With our consent, MCI WorldCom has agreed to display the Ricochet name and logo in all of the promotional and other materials it will use to offer our service to subscribers and to provide us with a six-month rolling forecast of projected new subscribers. In addition, we have agreed to provide sales support to MCI WorldCom's direct sales team. This agreement also contains a "most favored nation" clause, which assures MCI WorldCom no less favorable terms than we grant any other channel partner. The agreement also precludes us and any other channel partners that we may have from marketing our service to three specified entities with which MCI WorldCom may enter into reselling arrangements. Our agreement with MCI WorldCom can be canceled by either party upon 30 days written notice in the event the other party has failed to fulfill its material obligations under the agreement. MCI WorldCom and its affiliates are not prevented under the agreement from supporting competing technologies.

     We anticipate entering into other non-exclusive agreements containing similar terms with other channel partners, focusing on organizations that have demonstrated skills and experience selling products and services to businesses and consumers in our target market. We are currently in discussions with a number of potential channel partners and are seeking to establish relationships with additional channel partners during the second quarter of 2000. Our ability to achieve commercial success will depend upon the ability of our channel partners to sell subscriptions effectively and to support the users of our service.

     When we launch our high-speed service, we intend to rely on our channel partners to provide all first level customer support to the users of our service. This level of support requires our channel partners to receive and attempt to fulfill a subscriber's request for customer support. Typically, the provider of this level of customer support would handle all non-network related questions, such as those regarding features of our service, installation or formatting, how the service works or billing questions. We intend to provide all second and third level customer support to the users of our service. Second level customer support would include responding to network-related questions, directed to us by our channel partners' customer support personnel, not by the subscriber directly. Third level customer support would include repairing or modifying our network in response to customer problems. We intend to provide this second and third level support 24 hours a day, seven days a week.

     In addition to promoting the Ricochet brand through co-branding arrangements with our channel partners, we intend to aggressively promote the Ricochet brand independently. We have recently developed a new Ricochet logo, which appears on the cover of this prospectus supplement, and brand identity focusing on the mobile benefits of our high-speed service, with the objective of making the Ricochet brand synonymous with speed, reliability and security. We have hired an advertising firm and plan to conduct market tests in the second quarter of 2000 and begin an aggressive marketing campaign in the third quarter of 2000. We intend to engage in corporate promotional activity, including advertising in traditional media and on the Internet, designed to increase consumer awareness of the Ricochet brand and our service. We plan to spend more than $50 million on sales and marketing efforts in 2000 and substantially more in 2001.

     Although we substantially curtailed our marketing and sales activities with respect to our current Ricochet service, that service continues to be available directly to subscribers through our web site, inbound telesales and one reseller. We provide customer support to the approximately 30,000 current Ricochet subscribers Monday through Saturday through an inbound toll-free customer service line. When we have launched our high-speed service in metropolitan markets in which these subscribers are located, we plan to sell these subscriptions to one or more of our channel partners.

COMPETITION

     We face intense competition in the market for mobile wireless data access services targeted at users of laptop computers and other portable electronic devices. The mobile wireless data access market has received increased attention in recent years, and a number of companies have developed or are developing mobile wireless data access services and products using competing technologies. In addition, a large number of companies in diverse industries are expected to enter the market in the future. We believe the principal factors on which companies compete in this market are effective data transmission rate, reliability, network coverage, ease of use and price. Except for our currently limited network coverage, we believe our existing Ricochet service compares favorably to available alternatives with respect to these competitive factors. We believe our high-speed service will compare favorably to available alternatives with respect to all of these competitive factors when our network has been deployed in sufficient metropolitan markets to cover a cumulative population of at least 100 million, as contemplated by our current deployment plan. However, the pace of innovation in the wireless communications industry is rapid, and we cannot be sure that our service will achieve or maintain competitiveness with available alternatives in the future.

     Our current and anticipated future competitors can be categorized based on the types of communications networks they use to transmit data. These networks include: terrestrial networks that are dedicated to data communications; terrestrial networks designed for cellular telephone service or personal communications services, or PCS; satellite communications networks; and traditional communications networks using wired fixed-point access, as well as future enhancements of other wireless technologies.

     SERVICES UTILIZING DEDICATED DATA COMMUNICATIONS NETWORKS. Two companies currently offer their subscribers general mobile data access services like ours utilizing terrestrial networks dedicated to data communications that have been operating for many years and are broadly deployed in major metropolitan markets. BellSouth Wireless Data LP offers a service utilizing a network formerly operated under the name RAM Mobile Data, and American Mobile Satellite Corporation offers a service utilizing the ARDIS network originally deployed by International Business Machines Corp. and Motorola, Inc. In addition to these general services, 3Com Corporation in 1999 began offering mobile data access services to users of its Palm VII personal digital assistant utilizing the RAM network. Further, two-way paging companies have begun to offer limited information access services, such as headline news and stock quotes. Based on published reports, we believe the effective data transmission rates available to customers of these services are limited to approximately eight kilobits per second. This limitation constrains the ability of users of these services to engage in relatively data-intensive applications, such as web browsing, file transfers and exchanging e-mail involving graphical or other large attachments. For example, web access for users of the Palm VII product is limited to those web sites that support the "web clipping" software application provided with the Palm VII device. This application permits a Palm VII user to download selected portions of the information available on participating Web sites but does not permit full access to the participating sites or any access to non-participating sites.

     We believe our high-speed service will be complementary to relatively low-speed services, such as those utilizing the RAM and ARDIS networks, and that many users of wireless data access services will find it valuable to have access to both types of service. Lower-speed services are ideally suited for providing rapid access to limited amounts of data, such as stock quotes or driving directions, while a higher-speed service such as Ricochet is required for effective access to larger amounts of data, such as full web browsing or transmitting e-mail with attachments.

     SERVICES UTILIZING CELLULAR TELEPHONE AND PCS NETWORKS. Many telecommunications companies that operate terrestrial networks designed to provide cellular telephone or PCS services are offering or have announced plans to offer their customers data communications services utilizing those networks. Subscribers to these services can transmit and receive data using a variety of electronic devices, including conventional mobile telephones functioning as modems and connected to laptop computers or other portable electronic devices, as well as newer mobile telephones with built-in Internet browsing capabilities. These services are or will be based on a number of different communications technologies that vary by network, including cellular digital packet data, or CDPD; code division multiple access, or CDMA; time division multiple access, or TDMA; and global standard mobile, or GSM.

     Cellular telephone and PCS networks have the advantage of being widely deployed in major metropolitan markets and elsewhere, which enables network operators to offer services that are widely available geographically. To date, however, based on published reports, we believe the effective data transmission rates available to customers of these services have been limited to an average data transmission rate approximately 10 kilobits per second. For this reason, these services are subject to the same limitations as the services based on existing dedicated data communications networks. In addition, the providers of cellular telephone and PCS services have available only a finite amount of licensed radio spectrum and must allocate this spectrum among the various voice and data communications services they elect to make available to their subscribers. The amount of spectrum these service providers will allocate to data communications services is uncertain.

     SERVICES UTILIZING SATELLITE COMMUNICATIONS NETWORKS. Many companies offer one-way and two-way paging or other data communications services utilizing satellite communications networks alone or in conjunction with terrestrial networks. In addition, Iridium LLC in 1998 began offering voice and paging services on a global basis utilizing its proprietary network of low earth orbiting, or LEO, satellites. Based on published reports, we believe the average data transmission rates offered by these systems are five kilobits per second or less. Due to the power and other requirements associated with transmitting data from the earth to an orbiting satellite and the difficulty of transmitting data directly between a satellite and a user working with a small, mobile device inside a building, we believe it will not be practicable in the foreseeable future for satellite system operators to offer commercial two-way mobile data access service at a competitive price.

     SERVICES UTILIZING WIRED FIXED-POINT ACCESS. Although not providing wireless mobility, wired fixed-point access to traditional communications networks offers virtually universal geographic coverage and very high potential data transmission rates. For example, commonly available "56k" wired modems that can be used to access the Internet through the public telephone network offer users average effective downstream data transmission rates of up to approximately 40 kilobits per second. In recent years, fixed-point network connections have been made available at an increasing number of locations frequented by visitors using laptop computers or other portable electronic devices. These locations include airports and other transportation hubs, hotels, business office conference rooms, government buildings, and eating and other retail establishments. If this trend toward increasing availability of fixed-point access to traditional communications networks continues, the mobility offered by wireless services such as ours could become less important to users, which would negatively affect our business. This could be true at current effective data transmission rates and would be particularly true if the effective data transmission rates available through fixed-point connections were to increase significantly. This could happen if, for example, it became easy for users at a wide range of commonly-visited locations to gain access to and communicate using services based on digital subscriber line, or DSL, technology. DSL technology enables service providers to offer users effective data transmission rates of 384 kilobits per second and higher.

     FUTURE ENHANCEMENT OF OTHER WIRELESS TECHNOLOGIES. In addition to Metricom, many other companies are aggressively seeking to develop or enhance the capabilities of their wireless communications technologies with the objective of providing increasingly high-speed wireless data access services. For example, it is widely believed that over the next several years there will be a worldwide evolution of cellular telephone and PCS networks -- whether currently based on GSM, TDMA or CDMA technology -- toward "third generation," or 3G, technologies. These 3G networks, utilizing approaches known as wideband CDMA, or WCDMA, and CDMA2000-3xRTT, are predicted to allow theoretical peak data transmission rates of 384 kilobits per second and average data transmission rates of 128 kilobits per second in many mobile applications and up to 2 megabits per second in some other applications in limited areas. We believe the commercialization of some of these emerging technologies will require access to radio spectrum that has not been allocated to date by the FCC.

     Prior to deployment of 3G network infrastructure, many networks are anticipated to evolve through intermediate stages involving escalating data transmission rates, including approaches known as high-speed circuit switched data, or HSCSD; general packet radio service, or GPRS; enhanced data rates for GSM evolution, or EDGE; and CDMA2000-1xRTT. In addition, QUALCOMM Incorporated, which developed CDMA technology that is widely used in existing cellular telephone and PCS networks, has developed a CDMA variant known as high data rate, or HDR, which it claims will provide effective data transmission rates comparable to 3G networks and will be commercially deployed as early as 2001. HDR requires the carrier to dedicate a separate channel to data transmission, which could require the carrier to carry fewer voice channels.

     Based on published information about the way multiple users are expected to share the available data and voice communications capacity of networks based on these technologies, we believe our technology is better designed to provide users with high effective data transmission rates in typical mobile data access applications at a lower cost per bit delivered. Further, we are pursuing various improvements in our data transmission speeds in an attempt to retain our current speed advantages.

     In addition to services based on terrestrial networks, Teledesic LLC has announced plans to offer, beginning in 2004, a very high-speed wireless "Internet-in-the-sky" service utilizing a proprietary network of LEO satellites. However, Teledesic has stated that handheld mobile service will not be available with this network. Moreover, Teledesic's laptop-sized terminals with large antennae, although transportable, are fixed-point devices that are unlikely to provide service inside buildings. For that reason, we do not believe the Teledesic service is intended to meet the wireless data access needs of mobile professionals.

     If network equipment based on 3G or other technologies were to succeed in cost-effectively providing users with higher effective data transmission rates than those available with our service or if Teledesic or others were to provide a satellite-based service with increased mobility or higher speeds, our business could be seriously harmed. Many of our present and future competitors have greater financial, marketing, technical and management resources than we have, and it is possible that our competitors will succeed in developing new technologies, products and services that achieve broader market acceptance or that render our high-speed service noncompetitive. Information on third-party systems under development that we have described in this prospectus supplement is based on available information and may be incomplete or inaccurate and is subject to change.

RESEARCH AND DEVELOPMENT

     We intend to maintain a technology leadership position by continuing to invest heavily in research and development of our networking products to reduce the cost of our system components, to increase speed and performance of our services, to develop additional applications for our services and to continue to improve and upgrade our network and service to meet the emerging demands for mobile data access services. As of December 31, 1999, we had 60 design and radio frequency engineers, with 56 of those engineers in research and development and four in operations. Because the markets in which we participate and intend to participate are characterized by rapid technological change, we expect that for the foreseeable future, we will be required to make significant investments of resources in research and development. See "Risk Factors -- We operate in an industry with rapidly changing technology, and our success will depend on our ability to develop products and services that keep pace with technological advancements."

MANUFACTURING

     We currently outsource all manufacturing of our subscriber modems and network components. The proprietary external modem that our current Ricochet subscribers use is manufactured by Alps Electric (USA), Inc. We have entered into a two-year agreement with Alps to custom manufacture external modems to be used in our high-speed service. We have committed to Alps to purchase a minimum of 47,700 units in 2000. The agreement provides for a four-month lead-time for the delivery of modems. We anticipate receiving the first delivery of modems under this agreement in the second quarter of 2000. We have recently entered into two-year agreements with NatSteel Electronics, Ltd. and Marconi Communications for the purchase of additional modems. We also are in discussions with another company to manufacture and supply external modems to us.

     We intend to develop a low-cost personal computer card modem for use with our high-speed service. We have recently entered into two-year agreements with Sierra Wireless and Novatel to custom develop and manufacture personal computer card modems for our high-speed service. We have committed to purchase a minimum of 150,000 units in the first year of deliveries and to reimburse these suppliers for a portion of their development costs. We anticipate receiving the first delivery of modems under these agreements by early 2001. Further, under these agreements, we have agreed to license to Sierra Wireless and Novatel our technology to build other modems or devices. We will receive royalty payments for any devices incorporating our technology that Sierra Wireless and Novatel sell to third parties.

     Our agreement with Alps provides for the manufacture of the quantity of modems we forecast that we will require through approximately the first three months following commercial launch of our high-speed service. We will need to arrange for additional modems to meet forecast demand for subsequent periods. If we cannot secure arrangements for the manufacture of additional modems beyond the initial period, users would be unable to subscribe to our service, which would harm our business. If any of our modem suppliers were to experience financial, operational, production or quality assurance difficulties, allocate resources to others in lieu of us or experience a catastrophic event that results in a reduction or interruption in supply of modems, our business would be impaired. In addition, if our channel partner sells more subscriptions than we anticipate or if we decide to accelerate deployment of our high-speed network, presently anticipated modem supplies may prove inadequate. If any of the foregoing events occurs, we cannot assure you that we will be able to obtain the modems we require from alternate suppliers at favorable prices, or at all.

     In July 1999, we entered into a two-year agreement with Sanmina Corporation to custom manufacture the poletop radios and network radios installed at our wired access points. Sanmina made the first delivery of radios under this agreement in November 1999. We will require more than 130,000 poletop radios to complete all three phases of our network deployment as planned. In January 2000, we reported that we have been affected by industry-wide component shortages, causing delays to production of these radios. See "Risk Factors -- One of our manufacturers is experiencing shortages of supply of components for our poletop and network radios and our other manufacturers may experience shortages of supply of components for our modems or other products, which could involve substantial cost and delay and reduce availability of our service."

     If we are to become profitable, our products and components must continue to be manufactured in large commercial quantities at competitive cost and quality. As a result, we will be required to achieve significant product and component cost reductions. We are currently working with several companies to develop efficient, low-cost personal computer card modems, as well as smaller, lower cost external modems. If we are unable to develop these modems at a low cost, we may be unable to achieve the cost structure we anticipate in our business plan. Even if we achieve low-cost production, we must have adequate lead times and production capacity to meet user demand for our service if we are to increase revenues and achieve profitability. If we do not achieve product and component cost reductions, our competitive position and our ability to achieve profitability could be impaired.

     Some of the component parts that our manufacturers use in our products, including our modems and poletop and network radios, are available only from sole or limited source vendors. Our manufacturers' reliance on these sole or limited source vendors involves risks, including the possibility of a shortage of key component parts and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, some key component parts require long delivery times. We have in the past experienced, and are currently experiencing, delays because key component parts have been unavailable from suppliers. If we were unable to obtain components, we may need to reconfigure our modems or radios, which could involve substantial cost and delay and reduce availability of our modems or radios necessary for the deployment of our network. This could delay our deployment, which would reduce the availability of our service to users.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

     We rely on a combination of patent, copyright, trademark and trade secret protection laws and non-disclosure agreements to establish and protect our proprietary rights. We have been issued 28 patents in the U.S., and patents corresponding to some of our domestic patents have been granted in five foreign countries. Further patents are pending in the U.S. and foreign countries. Our patents expire in various years ranging from 2009 to 2016. We cannot assure you that patents will issue from any pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect our technology. We also own 16 U.S. trademark registrations and have registered trademarks in at least 20 foreign countries. Any of our current or future patents or trademarks may be challenged, invalidated, circumvented or rendered unenforceable, and the rights granted under the patents and trademarks may not provide significant proprietary protection or commercial advantage to us. Moreover, our patents may not preclude competitors from developing equivalent or superior products and technology.

     We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. Others may independently develop equivalent proprietary information or otherwise gain access to or disclose our information. It is our policy to require our employees, some contractors, consultants, directors and parties to collaborative agreements to execute confidentiality agreements upon the commencement of such relationships with us. However, we cannot assure you that these agreements will provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. In addition, our trade secrets could otherwise become known or be independently discovered by our competitors.

     Our commercial success may also depend in part on our not infringing the proprietary rights of others or not breaching technology licenses that cover technology we use in our products. Third-party patents may require us to develop alternative technology or to alter our products or processes, obtain licenses or cease some of our activities. If any such licenses are required, we may be unable to obtain these licenses on commercially favorable terms, if at all. Our inability to obtain licenses to any technology that we may require to effectively deploy or market our products and services could have an adverse effect on our business. We may have to resort to potentially costly litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights.

GOVERNMENT REGULATION OF COMMUNICATIONS ACTIVITIES

     FEDERAL REGULATION. Many aspects of the telecommunications industry are subject to various regulations at the federal, state and local levels. This regulatory environment, which is subject to constant change, directly affects the breadth and quality of services we are able to offer, as well as the rates for, and terms and conditions of, those services. Any of the regulatory entities that have jurisdiction over our business may adopt regulations or take other actions as a result of its own regulatory process or as directed by legislation, the courts or executive directive, which could have an adverse affect on our business.

     The FCC regulates non-governmental use of the electromagnetic spectrum in the U.S., including the license-free frequency bands currently used by our radio products and the licensed bands on which we are proposing commercial operations in the near future. Operations are subject to specific FCC rules for particular services. Part 15 of the FCC's rules governs operations in license-free frequency bands, so-called because transmitters may be operated in these bands without a license. The rules require that only FCC-approved equipment may be operated. We also have licenses for, and will operate in, a licensed band, the Wireless Communications Service, or WCS, governed by Part 27 of the FCC's rules. FCC-approved equipment is also necessary for operation in this frequency band. We design our products to conform with, and be approved under, applicable FCC rules. We cannot assure you that we will be able to secure the necessary FCC approvals for the equipment that we intend to deploy in 2000 and thereafter. The need to obtain these approvals could result in delays or additional costs.

     In the license-free frequency bands, there are also various other uses by industrial, scientific and medical equipment, the U.S. government, amateur radio services and other licensed services. These other uses are governed by different rule provisions, and they have priority over the license-free operation of our products. Under applicable FCC rules, our products must not cause harmful interference to any authorized equipment operating in the band, and must accept interference from all authorized equipment operating in the band. If we are unable to eliminate harmful interference caused by our products through technical or other means or if interference to our service caused by others causes the performance of our service to be unattractive to users, we or our users could be required to cease operations in the band in the affected locations. Additionally, while we design our equipment to operate in the presence of other users, in the event the license-free bands become unacceptably crowded, our business could be adversely affected.

     We intend to operate in the WCS frequency band pursuant to licenses we purchased at an FCC spectrum auction. These licenses authorize the provision of service only in the Northeastern, Central and Western United States Regional Economic Areas, and in the St. Louis, Missouri, Portland Oregon and Seattle, Washington Major Economic Areas. While we believe we can obtain authority to operate WCS facilities in additional geographic areas, we cannot assure you that we will obtain such authorization. The WCS licenses have certain conditions associated with them. For example, we are required to provide protection for users of Wireless Cable and Instructional Television Fixed services in areas where we are providing WCS. While we believe we can provide the requisite protection, we cannot assure you that we can provide this protection in a technically or economically feasible manner. In addition, the WCS licenses, like all FCC licenses, are subject to subsequent Acts of Congress and international treaties and agreements to which the U.S. is a signatory. There are currently negotiations underway between the U.S. and Mexico concerning the use of WCS spectrum by Mexico to provide a satellite service for Mexican citizens. If Mexico provides this satellite service, certain areas in the U.S. where we hold WCS licenses could receive harmful interference from the satellite signal. While we will attempt to mitigate harmful interference to our WCS operations, the operation of our WCS facilities at particular locations could be adversely affected by Mexican satellite operations, which could have an adverse effect on our business, financial condition or operating results.

     On an ongoing basis, the FCC proposes and issues new policies, rules and amendments to existing rules that affect our business. We closely monitor the FCC's activities and, when appropriate, actively participate in policy and rulemaking proceedings. We are currently monitoring and participating in selected proceedings at the FCC that could potentially have an adverse impact on our business. For example, the FCC has issued a Notice of Proposed Rulemaking encouraging the further use of radio frequency lighting devices in one of the license-free frequency bands. While these industrial, scientific and medical devices would be accorded a higher priority than our use of the band, we have argued that the FCC must limit the high-powered emissions from radio frequency lighting devices in the band so that these devices and license-free devices can co-exist in the band as intended by the FCC.

     Changes in the regulations affecting our operations by the FCC, including changes in the allocation or availability of frequency spectrum, could require or prompt us to move to another of the license-free bands or to obtain the right to operate in additional licensed spectrum. Redesigning products to operate in other frequency bands could be expensive and time consuming, and we cannot assure you that redesign would result in commercially viable products. In addition, we cannot assure you that, if needed, we could obtain appropriate licensed or unlicensed spectrum on commercially acceptable terms, if at all.

     STATE AND LOCAL REGULATION. We often require the siting of our network radios and wired access points on public rights-of-way and other public property. Due to state and local right-of-way, zoning and franchising issues, we are not always able to place our radios in the most desirable locations, on an optimal schedule or in the most cost-effective manner. It is possible that state and local processes associated with radio location will harm our business.

     As a result of amendments to the Communications Act of 1934, some states may attempt to regulate us with respect to the terms and conditions of service offerings. While we believe that state regulations, if any, will be minimal, these regulations, if enacted, could harm our business.

EMPLOYEES

     As of December 31, 1999, we employed approximately 438 people, all of whom were based in the U.S. Of our employees, 208 were in network operations and deployment and network real estate and customer support, 70 were in research and development, 74 were in administration, 42 were in sales and marketing and 44 were in manufacturing. The number of employees included in research and development reflects a combination of engineers, technicians and designers. We are highly dependent on some members of our management and engineering staff, the loss of the services of one or more of whom may impede the achievement of our development, deployment and commercialization of our products and services. With the exception of our chief executive officer, none of these individuals has an employment contract with us. None of our employees is represented by a labor union. We have not experienced any work stoppage and consider our relations with our employees to be good.

LITIGATION

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of Metricom, Inc. and Metricom Finance as of December 31, 1999.

                 NAME                    AGE                        POSITION
                 ----                    ---                        --------
Timothy A. Dreisbach...................  50     President, Chief Executive Officer and Director
                                                of Metricom, Inc. and Metricom Finance
Lee M. Gopadze.........................  52     Senior Vice President of Field Operations of
                                                Metricom, Inc.
Dale W. Marquart.......................  40     General Counsel, Senior Vice President of
                                                Administration and Secretary of Metricom, Inc.
                                                and Secretary and Director of Metricom Finance
Robert W. Mott.........................  39     Senior Vice President of Engineering of Metricom,
                                                Inc.
Robert H. Schellman....................  49     Senior Vice President of Network Operations and
                                                Services of Metricom, Inc.
James E. Wall..........................  52     Chief Financial Officer of Metricom, Inc. and
                                                Metricom Finance and Director of Metricom Finance
John G. Wernke.........................  41     Senior Vice President of Sales and Marketing of
                                                Metricom, Inc.
Robert S. Cline(1).....................  62     Director of Metricom, Inc.
Ralph Derrickson.......................  41     Director of Metricom, Inc.
Robert P. Dilworth.....................  58     Director of Metricom, Inc.
Justin L. Jaschke(2)...................  41     Director of Metricom, Inc.
David M. Moore(1)......................  45     Director of Metricom, Inc.
William D. Savoy(2)....................  35     Director of Metricom, Inc.

-------------------------
(1) Member of the Compensation Committee of Metricom, Inc.

(2) Member of the Audit Committee of Metricom, Inc.

     Timothy A. Dreisbach has served as Metricom, Inc.'s President and Chief Executive Officer and one of Metricom, Inc.'s directors since May 1998. Mr. Dreisbach has served as President, Chief Executive Officer and a director of Metricom Finance since its inception in December 1999. From January 1997 through January 1998, Mr. Dreisbach served as President and Chief Executive Officer of Premenos Technology Corporation, an electronic commerce software company that merged with Harbinger Corp. in December 1997. From April 1992 to December 1996, Mr. Dreisbach served as Senior Vice President, North American Sales and Service, for Boole & Babbage Inc., an enterprise management software company.

     Lee M. Gopadze has served as Metricom, Inc.'s Senior Vice President of Field Operations since September 1998, and our Vice President of Right of Way from April 1998 to September 1998. Mr. Gopadze served as Metricom, Inc.'s Vice President of Marketing and President of Ricochet LA from February 1997 to April 1998. Prior to joining Metricom, Inc., Mr. Gopadze was the Chief Operating Officer and Executive Vice President of The National Dispatch Center, Inc., a provider of multilingual operator dispatch services, one-number services and wireless information services, from April 1994 to October 1996.

     Dale W. Marquart has served as Metricom Inc.'s General Counsel, Senior Vice President of Administration and Secretary since June 1998. Mr. Marquart has served as Metricom Finance's

Secretary and a director since its inception in December 1999. Prior to joining Metricom, Inc., he served as General Counsel and Vice President of International Sales at Premenos Technology Corporation, an electronic commerce software company from June 1997 to June 1998. Previously, Mr. Marquart served as the Senior Director of Business Development and Field Operations at Boole & Babbage, an enterprise management software company, from April 1993 to June 1997.

     Robert W. Mott has served as Metricom, Inc.'s Senior Vice President of Engineering from August 1998 until December 1998, when he became Senior Vice President of Engineering and Manufacturing. Prior to joining Metricom, Inc., he was the Vice President of Engineering for CSI ZeitNet, a subsidiary of Cabletron Systems, a network equipment company, from February 1997 to August 1998. Previously, Mr. Mott was a Manager with Pittiglio Rabin Todd & McGrath, a technology consulting company, from January 1996 to February 1997 and from April 1992 to March 1995; and Vice President of Engineering of KENETECH Windpower, a utility-grade wind turbine company, from April 1995 to January 1996. Mr. Mott has also held positions with KPMG Consulting, Booz-Allen & Hamilton, Inc. Consulting, as well as Hughes Aircraft Company.

     Robert H. Schellman has served as Metricom, Inc.'s Senior Vice President of Network Operations and Services since July 1999. Prior to joining Metricom, Inc., Mr. Schellman was a Vice President of Operations of Telocity, Inc., a company that provides DSL and high-speed Internet services, from August 1998 to July 1999. Previously, Mr. Schellman was a Director for UUNET/ MCI WorldCom, a telecommunications company, from May 1996 to July 1998; a Division Chief for the Department of the Army from September 1994 to May 1996; General Manager of Sandwell, Inc.'s DATAP Systems Division, a software and systems integration company, from September 1987 to August 1994; a Senior Manager at Sprint Corp. from May 1984 to September 1987; and a Manager at MCI Telecommunications from August 1981 to May 1984.

     James E. Wall has served as Metricom, Inc's Chief Financial Officer since August 1999. Mr. Wall has served as Chief Financial Officer and a director of Metricom Finance since its inception in December 1999. Prior to joining Metricom, Inc., Mr. Wall served as Treasurer and Controller for AirTouch Communications, a multinational wireless telecommunications company, from September 1995 to August 1999. Previously, Mr. Wall served as Corporate Vice President and Treasurer for ICN Pharmaceuticals, Inc., a multinational pharmaceutical research, manufacturing and marketing company, from June 1994 to June 1995, and held senior executive positions for Ultramar Corporation, a multinational petroleum exploration, production, refining, marketing and shipping company, including Chief Financial Officer for Ultramar PLC Group international exploration and production subsidiaries and Vice President and Treasurer for Ultramar Corporation, from September 1976 to August 1993. Mr. Wall began his career with the Internal Revenue Service and is also a certified public accountant in the State of California.

     John G. Wernke has served as Metricom, Inc.'s Senior Vice President of Sales and Marketing since August 1998. Prior to joining Metricom, Inc., Mr. Wernke was the Vice President of Enterprise Product Marketing for Harbinger Corporation, a business-to-business electronic commerce company, from March 1997 to August 1998. Previously, Mr. Wernke served as a Product Marketing Manager for OpenVision Technologies, Inc., a supplier of client/server systems management solutions, from September 1993 to March 1997.

     Robert S. Cline has served as one of Metricom, Inc.'s directors since January 1994. He currently serves as Chairman and Chief Executive Officer of Airborne Freight Corp., an air express company. Mr. Cline has been employed by Airborne Freight Corp. since 1968. In addition to Airborne Freight Corp., Mr. Cline is also a director of SAFECO Corp. and Esterline Technologies Corp.

     Ralph Derrickson has served as one of Metricom, Inc.'s directors since April 1998. Mr. Derrickson has been a partner of Watershed Capital, LLC, a private equity investment firm, since September 1998. Previously, Mr. Derrickson was employed at Vulcan Northwest Inc., a venture capital firm affiliated with Vulcan Ventures Incorporated, our largest stockholder, from December 1996 to September 1998; a Vice President of Product Development at Starwave Corporation, an internet technology company and creator and producer of online sports, news and entertainment services, from June 1993 to December 1996; and has held engineering and management positions with NeXT Computer, Sun Microsystems and Digital Research, Inc.

     Robert P. Dilworth has served as one of Metricom, Inc.'s directors since August 1987 and as Chairman of the Board since March 1997. Since September 1999, Mr. Dilworth has been an independent consultant. From May 1998 through September 1999, Mr. Dilworth served as an Executive Vice President and a director of VLSI Technology, Inc., a semi-conductor manufacturer. Mr. Dilworth also served as Metricom, Inc.'s President from September 1987 to March 1997 and as Metricom, Inc.'s Chief Executive Officer from August 1987 to May 1998. Prior to joining Metricom, Inc., he served as President of Zenith Data Systems Corp., a microcomputer manufacturer and a wholly owned subsidiary of Zenith Electronics Corp., from May 1985 to November 1987. Mr. Dilworth is also a director of GraphOn Corporation and eOn Communications Corporation.

     Justin L. Jaschke has served as one of Metricom, Inc.'s directors since June 1996. Mr. Jaschke has served as Chief Executive Officer and a Director of Verio Inc, an Internet service provider, since April 1996. Prior to forming Verio, Mr. Jaschke served as Chief Operating Officer of Nextel Communications, a telecommunications company, following its merger in July 1995 with OneComm Corporation, a telecommunications company, from July 1995 to March 1996. From April 1993 to July 1995, he served as OneComm's president and a member of its Board of Directors. From May 1990 to April 1993, he served as President and Chief Executive Officer of Bay Area Cellular Telephone Company, a provider of cellular service in the San Francisco Bay Area and, from November 1987 to May 1990, as Vice President of Corporate Development for PacTel Cellular, a telecommunications company. Mr. Jaschke is also a director of Verio and Dobson Communications.

     David M. Moore has served as one of Metricom, Inc.'s directors since January 1999. Mr. Moore has served as Business Development Director of Vulcan Northwest, Inc., a venture capital firm affiliated with Vulcan Ventures Incorporated, our largest stockholder, since November 1998. Prior to joining Vulcan Northwest, Mr. Moore served as President of Paralex Corporation, a provider of technical due diligence and consulting services, from October 1997 to November 1998; Director of Development for Microsoft Corporation from June 1996 to October 1997; Director of Development for the Worldwide Product Group of Microsoft Corporation from September 1988 to June 1996. Mr. Moore is also a director of BSQUARE Corporation.

     William D. Savoy has served as one of Metricom, Inc.'s directors since January 1998. Mr. Savoy has served as President of Vulcan Northwest, Inc. since November 1990 and Vice President and a director of Vulcan Ventures Incorporated since November 1990. Mr. Savoy is a director of Charter Communications, Inc., CNET, Inc., Go2Net, Inc., Harbinger Corporation, High Speed Access Corp., Telescan, Inc., Ticketmaster Online-City Search, Inc., USA Networks, Inc. and Value America.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each of our non-employee directors receives an annual retainer of $6,000 and a per meeting fee of $1,000 (plus $250 for each committee meeting attended by committee members). In the fiscal year ended December 31, 1999, the total compensation paid to non-employee directors was $41,500. Members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board of Directors and committee meetings in accordance with our policy.

     Each of our non-employee directors also receives stock option grants under the 1993 Non-Employee Directors' Stock Option Plan. Only our non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code of 1986, as amended) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by us not to qualify as incentive stock options under the Internal Revenue Code.

     Option grants under the Directors' Plan are non-discretionary. On January 1 of each year (or the next business day should that date be a legal holiday), each member of our Board of Directors who is not an employee, is automatically granted under the Directors' Plan, without further action by us, our Board of Directors or our stockholders, an option to purchase 7,000 shares of our common stock. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may not be exercised until the date upon which the optionee has provided one year of continuous service as a non-employee director following the date of grant of option. At that time, the option will become exercisable as to one-third of the option shares and one-third of the option shares will become exercisable each year thereafter in accordance with its terms. The term of options granted under the Directors' Plan is 10 years. In the event of our merger with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

     During the last fiscal year, we granted options covering 7,000 shares to each of Messrs. Cline, Derrickson, Jaschke, Moore and Savoy, at exercise prices of $4.878 per share, except for the option granted to Mr. Moore, which had an exercise price of $6.00 per share. The exercise prices were also the respective fair market values of our common stock on the date of grant, based on the closing sale price reported on the Nasdaq National Market. During 1999, Mr. Derrickson exercised an option under the Directors' Plan for 2,333 shares. Upon sale of the shares, Mr. Derrickson realized proceeds of $39,150. During 1999, Mr. Cline exercised options under the Directors' Plan for an aggregate of 5,000 shares. Upon sale of the shares, Mr. Cline realized proceeds of $159,124.

     Directors who are our employees do not receive separate compensation for their service as directors.

SUMMARY OF COMPENSATION

     The following table shows for the years ended December 31, 1999, 1998 and 1997 compensation awarded or paid to, or earned by, our chief executive officer, chief financial officer and the five other most highly compensated executive officers other than the chief executive officer and chief financial officer, referred to as the "Named Executive Officers":

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                ----------------
                                                                     AWARDS
                                                                ----------------
                                         ANNUAL COMPENSATION    SHARES OF COMMON
                                         --------------------   STOCK UNDERLYING      ALL OTHER
 NAME AND PRINCIPAL POSITION(1)   YEAR   SALARY(2)   BONUS(3)      OPTIONS(4)      COMPENSATION(5)
 ------------------------------   ----   ---------   --------   ----------------   ---------------
Timothy A. Dreisbach............  1999   $253,349    $    --         75,000            $1,578
  President and Chief Executive   1998    148,616     90,756        550,000             2,578
  Officer
Lee M. Gopadze..................  1999    198,977      3,250         75,000               578
  Senior Vice President of Field  1998    166,179     88,906         65,000             2,966
  Operations                      1997    122,950     49,317         20,000                --
Dale W. Marquart................  1999    166,291         --         75,000             1,251
  General Counsel, Senior Vice    1998     83,654     45,000         75,000               258
  President of Administration
  and Secretary
Robert W. Mott..................  1999    187,361         --         75,000             1,226
  Senior Vice President of        1998     53,846     85,000         75,000             1,220
  Engineering and Manufacturing
Robert H. Schellman.............  1999     79,478         --        125,000             1,321
  Senior Vice President of
  Network Operations and
  Services
James E. Wall...................  1999     86,993         --        125,000               449
  Chief Financial Officer
John G. Wernke..................  1999    168,254      4,200         75,000             1,251
  Senior Vice President of        1998     54,808     36,562         75,000               349
  Marketing and Sales

-------------------------
(1) Mr. Dreisbach joined us in May 1998. Mr. Gopadze joined us in February 1997. Mr. Marquart joined us in June 1998. Mr. Mott and Mr. Wernke joined us in August 1998. Mr. Schellman joined us in July 1999. Mr. Wall joined us in August 1999.

(2) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical or group life insurance or other benefits that are generally available to all salaried employees of ours or certain perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(3) For 1998 and 1997, includes shares of stock issued in connection with our annual bonuses paid in cash and stock. In 1997, Mr. Gopadze received stock valued at $9,367, based on a per share value of $11.31, the fair market value of our common stock on the date bonuses were paid (based on the average of the previous day's high and low sales price reported in the Nasdaq

    National Market). In 1998, Messrs. Gopadze and Marquart received stock valued at $13,151 and $1,667, respectively, based on a per share value of $8.25, the fair market value of our common stock on the date bonuses were paid (based on the average of the previous day's high and low sales reported in the Nasdaq National Market). Included in Mr. Mott's bonus in 1998 is an advance payment of $37,500. In 1998, Mr. Wernke received an automobile allowance of $1,662. Mr. Dreisbach received stock valued at $90,756, based on a per share value of $7.56, the fair market value of our common stock on the date the bonus was paid (based on the average of the previous day's high and low sales reported in the Nasdaq National Market. In 1999, Messrs. Gopadze and Wernke received automobile allowances of $3,250 and $4,200, respectively. Performance bonuses for services rendered in 1999 will not be determined until after our 1999 year-end results are known.

(4) In August 1997, the Board approved the replacement of each outstanding option held by an employee with a per share exercise price of $7.00 per share or greater, upon the timely request of the optionee, with a nonstatutory stock option having an exercise price of $4.53 per share and certain delayed exercise provisions. Amounts for 1997 include 20,000 shares subject to repriced options for Mr. Gopadze.

(5) For 1998, includes our matching payment of $1,000 for each executive officer under our 401(k) plan, except for Messrs. Gopadze, Marquart, Mott and Wernke, who received $0, $0, $942 and $0 in matching payments, respectively. For 1999, includes our matching payment of $1,000 for each executive officer under our 401(k) plan, except for Messrs. Gopadze and Wall. For 1998, includes payments for term life insurance in the amounts of $1,578, $2,966, $258, $278 and $349 for Messrs. Dreisbach, Gopadze, Marquart, Mott and Wernke, respectively. For 1999, includes payments for term life insurance in the amounts of $578, $578, $251, $226, $321, $449 and $251 for Messrs.
    Dreisbach, Gopadze, Marquart, Mott, Schellman, Wall and Wernke, respectively.

COMPENSATION PURSUANT TO PLANS

     Generally, we grant options to our executive officers under our stock option plans. The following tables show for the year ended December 31, 1999, certain information regarding options granted to, exercised by and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                       -------------------------------------------------------
                                      PERCENT OF                                 POTENTIAL REALIZABLE VALUE
                        NUMBER OF       TOTAL                                      AT ASSUMED ANNUAL RATES
                        SHARES OF      OPTIONS                                         OF STOCK PRICE
                       COMMON STOCK   GRANTED TO                                      APPRECIATION FOR
                        UNDERLYING    EMPLOYEES       EXERCISE                         OPTION TERM(3)
                         OPTIONS      IN FISCAL      PRICE PER      EXPIRATION   ---------------------------
                        GRANTED(1)     YEAR(2)         SHARE           DATE           5%            10%
                       ------------   ----------   --------------   ----------   ------------   ------------
Mr. Dreisbach........     75,000         3.9%          $29.25        10/18/09     $1,379,637     $3,496,272
Mr. Gopadze..........     75,000         3.9%          $29.25        10/18/09     $1,379,637     $3,496,272
Mr. Marquart.........     75,000         3.9%          $29.25        10/18/09     $1,379,637     $3,496,272
Mr. Mott.............     75,000         3.9%          $29.25        10/18/09     $1,379,637     $3,496,272
Mr. Schellman........    125,000         6.5%          $26.34        08/02/09     $2,070,934     $5,248,153
Mr. Wall.............    125,000         6.5%          $22.53        08/06/09     $1,770,849     $4,487,679
Mr. Wernke...........     75,000         3.9%          $29.25        10/18/09     $1,379,637     $3,496,272

-------------------------
(1) Options granted under our employee stock option plans typically vest at the rate of 25% after one year and approximately two percent per month thereafter, such that the options are fully vested in four years.

(2) Based on options covering a total of 1,921,770 shares of common stock granted to employees in 1999.

(3) For new grants, the potential realizable value is calculated based on the term of the option at the time of grant (10 years). Potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SHARES OF
                                                          COMMON STOCK
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                        SHARES OF                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                       COMMON STOCK     VALUE            FISCAL YEAR-END             FISCAL YEAR-END(2)
                         ACQUIRED      REALIZED    ---------------------------   ---------------------------
                       ON EXERCISE       (1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       ------------   ----------   -----------   -------------   -----------   -------------
Mr. Dreisbach........      2,000      $   87,785     215,708        407,292      $14,722,071    $26,382,054
Mr. Gopadze..........      5,000      $  249,568      30,103        124,897      $ 2,183,263    $ 7,315,642
Mr. Marquart.........      3,000      $  139,379      24,083        122,917      $ 1,685,241    $ 7,061,955
Mr. Mott.............      5,000      $  272,786      19,999        125,001      $ 1,439,928    $ 7,303,197
Mr. Schellman........         --      $       --          --        125,000      $        --    $ 6,535,150
Mr. Wall.............         --      $       --          --        125,000      $        --    $ 7,012,313
Mr. Wernke...........     25,936      $1,221,080       1,563        125,001      $   110,192    $ 7,228,196

-------------------------
(1) Value realized is based on the fair market value of our common stock on the date of exercise (the closing sale price reported on the Nasdaq National Market on that date) minus the exercise price, and does not necessarily indicate that the optionee sold the stock.

(2) Value of unexercised options at fiscal year-end is based on the fair market value of our common stock at December 31, 1999 of $78.63 (based on the closing sale price reported on the Nasdaq National Market on that date) minus the exercise price of the option.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

     EMPLOYMENT ARRANGEMENTS

     In May 1998, we entered into an employment agreement with Mr. Dreisbach, which provides for salary, bonus and option grants. In addition, under the agreement, in the event that we terminate Mr. Dreisbach's employment other than for cause, as defined in the agreement, at any time or if Mr. Dreisbach voluntarily terminates his employment for good reason, as defined in the agreement, within 90 days prior to or 180 days we have after a change in control, we are required to pay Mr. Dreisbach, for a period of 12 months, the base compensation and health benefits to which he was entitled on the date of his termination. In addition, under Mr. Dreisbach's non-plan option, in the event of a change in control, the option becomes fully vested if, within 90 days prior to or 180 days following the change in control, his employment is terminated for any reason other than for cause or if he terminates his employment for good reason. In addition, under the non-plan option, if Mr. Dreisbach is terminated without cause or voluntarily terminates his employment for good reason, he could exercise his options, to the extent exercisable, for up to two years following the termination.

     In addition, our employment arrangements with each of the current executive officers, other than Mr. Dreisbach, provide that upon a change in control that results in the elimination of, or a material reduction in, the scope of the officers' responsibilities, they are entitled to severance benefits consisting of six months' salary and continuation of benefits as well as the acceleration of vesting of their options for periods ranging from one to two years.

     ACCELERATION OF VESTING UNDER STOCK OPTION PLANS

     Two of our three stock option plans for the benefit of our employees and consultants, the 1997 Equity Incentive Plan and the 1997 Non-Officer Equity Incentive Plan, provide for acceleration of vesting under certain circumstances. Options to purchase approximately 2,030,657 and 827,513 shares of common stock, respectively, were outstanding under these plans as of December 31, 1999. The 1997 Equity Incentive Plan and the 1997 Non-Officer Equity Incentive Plan provide that, in the event an optionee is terminated other than for cause within 12 months after a change in control, as defined in the plans, the options held by the optionee under the plans will become fully vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For 1999, the compensation committee was composed of Messrs. Cline and Moore. Mr. Moore is affiliated with Vulcan Ventures. In October 1998, we entered into a $30 million line of credit agreement with Vulcan Ventures, and in June 1999, we entered into a $30 million bridge loan with Vulcan Ventures. On November 15, 1999, we sold 30 million shares of series A1 preferred stock to MCI WorldCom and 30 million shares of series A2 preferred stock to Vulcan Ventures at a price of $10 per share to each purchaser. The net proceeds of the sale of preferred stock to Vulcan Ventures were used to repay outstanding indebtedness to Vulcan Ventures of approximately $60.5 million, including accrued interest, of which approximately $50 million, plus accrued interest, was outstanding at September 30, 1999.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 31, 1999 by:

     - each stockholder known to us to be the beneficial owner of more than 5% of our common stock;

     - our chief executive officer, chief financial officer and five other most highly compensated executive officers for the year ended December 31, 1999;

     - each of our directors; and

     - all of our executive officers and directors as a group.

     In addition to the outstanding common stock reflected in the table below, Vulcan Ventures holds 30,000,000 shares of our series A2 redeemable convertible preferred stock and MCI WorldCom holds 30,000,000 shares of our series A1 redeemable convertible preferred stock. The shares held by Vulcan Ventures are convertible on a one-for-one basis into shares of our common stock at Vulcan Ventures' option at any time. Accordingly, as required by applicable regulations of the Securities and Exchange Commission, the shares of common stock shown in the following table as being beneficially owned by Vulcan Ventures include the 30,000,000 shares of common stock issuable upon conversion of Vulcan Ventures' preferred stock. The shares of preferred stock held by MCI WorldCom are convertible into shares of our common stock, on a one-for-one basis, beginning in May 2002. Because these shares are not convertible into common stock within 60 days after December 31, 1999, MCI WorldCom is not deemed to beneficially own the underlying common stock for purposes of the following table. MCI WorldCom's ownership of shares of preferred stock will not change with this offering. If all of our convertible notes and outstanding shares of preferred stock were converted into common stock, the percentages of common stock beneficially owned by Vulcan Ventures and MCI WorldCom, respectively, would be approximately 46% and 35% before this offering and 44% and 33% after this offering (assuming the underwriters do not exercise their option to purchase up to 750,000 additional shares in this offering).

                                                                 BENEFICIAL OWNERSHIP(1)
                                                            ---------------------------------
                                                                           PERCENT OF TOTAL
                                                                          -------------------
                                                              NUMBER       BEFORE     AFTER
                           NAME                              OF SHARES    OFFERING   OFFERING
                           ----                             -----------   --------   --------
Vulcan Ventures Incorporated(2)...........................   39,121,745      71.6%      65.6%
  110 110th Avenue NE, Suite 550
  Bellevue, WA 98004
Robert S. Cline(3)........................................       57,999         *          *
Ralph Derrickson(3).......................................        2,333         *          *
Robert P. Dilworth(3).....................................       17,333         *          *
Timothy A. Dreisbach(3)...................................      258,607         *          *
Lee M. Gopadze(3).........................................       37,391         *          *
Justin L. Jaschke(3)......................................       49,499         *          *
Dale W. Marquart(3).......................................       31,054         *          *
David M. Moore(3)(4)......................................   39,099,078      71.6       65.6
Robert W. Mott(3).........................................       23,125         *          *
William D. Savoy(3)(4)....................................   39,103,744      71.6       65.6
Robert H. Schellman.......................................           --         *          *
James E. Wall.............................................           --         *          *
John G. Wernke(3).........................................        4,689         *          *
Directors and executive officers as a group (13
  persons)(5).............................................   39,588,107      71.9       65.9

-------------------------
 *  Less than one percent

(1) This table is based upon information supplied by directors, executive officers and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. For purposes of this table, shares held by stockholders include any shares held as tenants in common or joint tenants with spouses. Percentages are based on a total of shares of common stock outstanding on December 31, 1999 and shares of common stock outstanding after completion of this offering, adjusted in accordance with the rules promulgated by the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days of the date of this table and shares of common stock issuable to that person upon conversion of convertible preferred stock that is convertible within 60 days of the date of this table are also deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based on a Schedule 13D filed with the Securities and Exchange Commission on October 28, 1993, and most recently amended on November 30, 1999. Includes 25,000 shares held by Paul Allen, the sole stockholder of Vulcan Ventures. Also includes 30,000,000 shares of redeemable convertible preferred stock held by Vulcan Ventures. Vulcan Ventures' preferred shares are convertible into shares of our common stock, on a one-for-one basis, at Vulcan Ventures' option at any time.

(3) Includes shares of common stock subject to options exercisable within 60 days of the date of this table as follows: 54,999 for Mr. Cline, 2,333 for Mr. Derrickson, 2,333 for Mr. Dilworth, 238,624 for Mr. Dreisbach, 34,791 for Mr. Gopadze, 45,999 for Mr. Jaschke, 27,728 for Mr. Marquart, 2,333 for Mr. Moore, 23,125 for Mr. Mott, 6,999 for Mr. Savoy and 4,689 for Mr. Wernke.

(4) Includes 39,096,745 shares owned directly by Vulcan. Messrs. Moore and Savoy are affiliated with Vulcan Northwest, Inc., a venture capital fund affiliated with Vulcan. Messrs. Moore and Savoy disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The addresses of Messrs. Moore and Savoy are the same as that of Vulcan Ventures.

(5) Includes the information reflected in the notes above, as applicable.

                            DESCRIPTION OF THE NOTES

     We will issue our 13% Senior Notes due 2010 under a supplemental indenture, which will supplement the senior notes indenture, dated as of December 29, 1999, between us, as co-issuers and co-obligors, and Bank One Trust Company, N.A., as trustee. We use the term "note" or "notes" to refer to the notes originally issued, as well as any additional notes that may be issued in the future under the supplemental indenture relating to the notes. The indenture is governed by, and the supplemental indenture will be governed by, the Trust Indenture Act of 1939. In this description, the terms "we," "our" and similar terms refer only to Metricom, Inc. and Metricom Finance as co-issuers and co-obligors, who are jointly and severally liable on the notes, and not to any future subsidiaries that Metricom, Inc. may create or acquire; provided that after a Holding Company Reorganization, as defined below, these terms will refer only to the holding company resulting from the consummation of that reorganization transaction.

     The following summary describes the provisions of the indenture and the supplemental indenture that we consider to be material, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture and the supplemental indenture, including the definitions of terms in the indenture and supplemental indenture. We filed a copy of the indenture with the Securities and Exchange Commission as an exhibit to the registration statement of which the prospectus is a part. See "Where You Can Find More Information" in the prospectus to which this prospectus supplement relates. Copies of the forms of the supplemental indenture are available upon request. For definitions of capitalized terms used in this summary, see "Definitions."

ASSOCIATED WARRANTS OFFERING

     We are offering the notes together with warrants to purchase an aggregate of 1,425,000 shares of Metricom, Inc. common stock at an initial exercise price of $87.00 per share. We are offering each $1,000 principal amount of notes together with an associated warrant entitling the holder to purchase 4.75 shares of Metricom, Inc. common stock. The offer of these warrants is made by a separate prospectus. Each $1,000 principal amount of notes is being offered for $787.94, and each associated warrant is being offered for $212.06. The notes and associated warrants will not trade separately until the Separation Date. The warrants will expire on February 15, 2010.

METRICOM FINANCE AND HOLDING COMPANY REORGANIZATION

     Metricom Finance is a wholly owned subsidiary of Metricom, Inc., newly formed solely for the purpose of allowing us to consummate a Holding Company Reorganization. Although at the time the notes are issued there will not be any debt senior in right of payment to the notes, given our growth plans, it is possible that we will wish to incur senior indebtedness, and that the senior lender may require that the notes be structurally subordinated to their senior indebtedness. In anticipation of that possibility, the notes expressly provide that, subject to specified constraints designed to assure no materially adverse tax consequences to either the holders of the notes or to the obligors under the notes, we can reorganize our assets and liabilities in a fashion that will accommodate this type of senior indebtedness. A Holding Company Reorganization is a transaction after which all or substantially all of Metricom, Inc.'s assets and operations will be owned and operated by Metricom Finance or its Restricted Subsidiaries, and the holding company will remain as the sole obligor in respect of the notes. We currently expect that this type of reorganization of our operations may be effected as a result of the transfer of all or substantially all of Metricom, Inc.'s assets to Metricom Finance or through the merger of a wholly owned subsidiary of Metricom Finance with Metricom, Inc., or a merger of Metricom, Inc. into a single-member limited liability company owned by

Metricom Finance, after which the notes, by their terms, will become solely the obligation of a holding company. That holding company will have no material assets other than the capital stock or ownership interest of its subsidiaries. If we complete a Holding Company Reorganization, the notes will be effectively junior to all of the liabilities, including credit facilities, other indebtedness and trade payables that the holding company's subsidiaries may incur, all of which subsidiary debt also could be secured by liens. We do not currently intend to undertake a Holding Company Reorganization; however, because of our growth plans and in order to preserve our flexibility to create a corporate structure that may facilitate our ability to raise additional capital in the future, we have structured the notes to allow us to reorganize if we so choose.

     Metricom Finance currently does not have any material operations or any material assets. Unless and until we initiate a Holding Company Reorganization in which Metricom Finance begins generating revenues, prospective investors should not expect Metricom Finance to contribute to the amounts required to be paid on the notes. Metricom, Inc. has fully and unconditionally guaranteed the obligations of Metricom Finance with respect to the notes solely for the purpose of enabling Metricom, Inc. and Metricom Finance to register the notes, as co-obligors, on the registration statement of which the prospectus is a part. Upon the completion of a Holding Company Reorganization, the notes will, by their terms, be the obligation solely of a holding company, meaning a company whose only asset is the stock or an ownership interest in either a corporate subsidiary (or subsidiaries) or a limited liability company, and the guarantee automatically, and without further notice to or action by the holders of the notes, will be released entirely and shall cease to be of any force and effect. After that time, the holding company will be the sole obligor under the notes, and all references in the supplemental indenture to an obligor of the notes will refer only to that holding company.

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - will be our unsecured, general obligations;

     - except to the extent of the limited security for the notes described below, will be equal in right of payment to any of our existing and future indebtedness that is not expressly junior in right of payment to the notes;

     - will be limited to $600 million aggregate principal amount, of which $300 million principal amount will be issued in this offering and up to an additional $300 million principal amount may be issued from time to time after the offering, subject to compliance with the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant described below;

     - will mature on February 15, 2010; and

     - will bear cash interest at the rate of 13% per annum, computed on the basis of a 360-day year consisting of 12 30-day months, to be paid semiannually in cash on each February 15 and August 15, commencing on August 15, 2000. Because the notes are being issued at a substantial discount from their principal amount at maturity, their effective yield to maturity will be 17.57% per annum.

     We will invest a portion of the proceeds from the offering of the notes in U.S. Government Securities sufficient, with interest earned on those securities, to pay the first four cash interest payments due on the notes.

     As of the date the notes will be issued, neither we nor any of our subsidiaries will have any Indebtedness outstanding other than the notes and other long-term debt, represented by capital leases and deferred rent, in a principal amount of approximately $0.6 million at September 30, 1999. Any subsidiaries we create or acquire in the future will be bound by the covenants contained in the indenture and the supplemental indenture, unless we designate a subsidiary as an "Unrestricted Subsidiary." Unrestricted Subsidiaries will not be subject to any of the restrictive covenants contained in the indenture and the supplemental indenture. We refer to any subsidiary that is not an Unrestricted Subsidiary as a "Restricted Subsidiary."

GENERAL

     We will pay principal, premium, if any, and interest, to the extent required, on the notes by wire transfer of immediately available funds to the registered holder of the relevant global note at the corporate trust operations office of the trustee; provided, however, that with respect to certificated notes, we may pay interest, if any, at our option by check mailed to the address of the person entitled to payment as it appears in our security register or by wire transfer of immediately available funds in accordance with instructions provided by the registered holders of certificated notes.

     Interest on the notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date the senior notes are issued. We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

RANKING

     Except to the limited extent described under "Security" below, the notes will rank senior in right of payment to all of our future subordinated indebtedness and equal in right of payment with all of our existing and future unsubordinated indebtedness.

     We are permitted under the indenture and the supplemental indenture to secure up to $700 million of our Indebtedness. If we secure any Indebtedness, the notes will be effectively subordinated to the security interests of the secured lenders to the extent of those security interests. In addition, all of the future liabilities, including credit facilities, other indebtedness and trade payables, of any subsidiaries that we may create or acquire in the future, including as a result of our decision to consummate a Holding Company Reorganization, will be effectively senior to the notes. As a result, the notes will be effectively junior to all of the liabilities, including credit facilities, other indebtedness and trade payables that those subsidiaries may incur and, in the event of a liquidation or insolvency, none of the assets of those subsidiaries will be available to satisfy our obligations on the notes until the claims of all creditors and preferred stockholders of those subsidiaries have been satisfied in full. When we complete this offering, neither we nor any of our subsidiaries will have any Indebtedness outstanding other than the notes and other long-term debt, represented by capital leases and deferred rent, in a principal amount of $0.6 million at September 30, 1999.

     We and any of our future Restricted Subsidiaries are permitted to incur substantial additional Indebtedness, including Indebtedness incurred to finance the development, construction, expansion, operation or acquisition of assets used in, or a majority of the Voting Stock of, Communications and Data Access Businesses and up to $275.0 million of Indebtedness incurred under one or more Credit Facilities.

INTEREST RESERVE

     We will be required to purchase and pledge to the trustee as security for the benefit of the holders of the notes the Pledged Securities in an amount that will be sufficient upon receipt of the scheduled interest and/or principal payments on those Pledged Securities, in the opinion of a nationally recognized firm of independent public accountants that we select, to provide for payment in full of the first four scheduled cash interest payments due on the notes. We expect to use approximately $73.1 million of the net proceeds from the offering of the notes to acquire the Pledged Securities. The actual amount of Pledged Securities that we have to acquire, however, will depend upon the market prices for U.S. Government Securities prevailing on the date we issue the notes and purchase the Pledged Securities. Other than the Pledged Securities, we are not providing any security for the notes. The mix and type of U.S. Government Securities that we acquire, as well as any changes in the mix or type of U.S. Government Securities, will be determined solely in our discretion.

     We will pledge the Pledged Securities to the trustee for the benefit of the holders of notes in accordance with the terms of a pledge agreement to be entered into between us and the trustee on the date we issue the notes (the "Pledge Agreement"). On the date we issue the notes, we will deliver the Pledged Securities to the trustee, to be held in an account (the "Pledge Account"), an amount in cash from the proceeds of the offering of the notes sufficient to pay for the Pledged Securities when payment is due in accordance with customary settlement cycles for the purchase of securities. The trustee will hold the Pledged Securities in the Pledge Account for the benefit of the holders of the notes. Any interest earned on the Pledged Securities will be added to the Pledge Account.

     The Pledge Agreement will require that, immediately prior to or on each of the first four scheduled interest payment dates for the notes, we either:

          (1) deposit with the trustee cash from funds otherwise available to us sufficient to pay the cash interest then due, or

          (2) direct the trustee to release from the Pledge Account proceeds sufficient to pay the interest on the notes then due.

     If we exercise the option under clause (1), we may then direct the trustee to release to us proceeds or Pledged Securities from the Pledge Account in the same amount as the cash deposited by us with the trustee. In the event that the funds or Pledged Securities held in the Pledge Account are insufficient to pay the first four scheduled cash interest payments under the notes when those payments become due, we nevertheless will be obligated to pay any deficiency from cash available to us from other sources so that holders of the notes receive the full amount of the interest payment then due. Our failure to pay cash interest when due on the notes through the first four scheduled cash interest payment dates will constitute an immediate Event of Default.

     The notes, including the payment of the principal amount of and interest on those notes, will be secured solely by a first priority security interest in the Pledged Securities, including interest earned on the Pledged Securities, and in the Pledge Account, including the cash delivered pending settlement of the purchase of the Pledged Securities, through the fourth scheduled interest payment date on the notes. The ability of holders of notes to realize upon the Pledged Securities or other funds in the Pledge Account may be subject to bankruptcy law limitations in the event of our bankruptcy.

     Upon the acceleration of the maturity of the notes, the Pledge Agreement will allow the trustee for the notes to foreclose upon the Pledged Securities and the net proceeds of the Pledge Account. Under the terms of the supplemental indenture relating to the notes, any proceeds from the sale of the Pledged Securities and other funds in the Pledge Account will be applied, first, to amounts owing to the trustee for the notes in respect of fees and expenses of that trustee and, second, to all obligations under the notes.

     In the event that the funds or Pledged Securities held in the Pledge Account at any time exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay in full the first four scheduled cash interest payments on the notes, the trustee will be permitted to release any excess amount to us upon our request. Moreover, after the first four scheduled cash interest payments on the notes have been made in a timely manner, any Pledged Securities or other funds held in the Pledge Account will be released and returned to us if no Default or Event of Default then exists and continues. Thereafter, the notes will be our general unsecured obligations.

OPTIONAL REDEMPTION

     Commencing February 15, 2005, we may redeem the notes, at our option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each registered holder's address as it appears in the applicable note register, at the following redemption prices expressed in percentages of principal amount of the notes, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on February 15 of the years set forth below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2005........................................................   108.000%
2006........................................................   106.000%
2007........................................................   104.000%
2008........................................................   102.000%
2009 and thereafter.........................................   100.000%

     Notes called for redemption become due and payable on the date fixed for redemption. Interest will cease to accrue on the notes or portions of them being redeemed on and after the redemption date, unless we default in the payment of the redemption price.

     SELECTION AND NOTICE

     If we elect to redeem less than all of the notes, the trustee will select the notes or portions of those notes, for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes we are redeeming are listed or, if the notes we are redeeming are not listed on a national securities exchange, on a pro rata basis, by lot or by such other customary method as the trustee in its sole discretion deems to be fair and appropriate; provided, however, that in no event will a note of $1,000 in principal amount be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of that note will be issued in the name of the registered holder upon cancellation of the original note. We will send any notices of redemption by first class mail not less than 30 nor more than 60 days before the redemption date to each holder of the notes being redeemed at that holder's registered address.

     MANDATORY REDEMPTION

     Except as described below under "Repurchase at the Option of Holders," we are not required to make any mandatory redemption of, sinking fund payments for, or offer to repurchase any notes.

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REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each registered holder will have the right to require us to repurchase all or any part of its notes pursuant to the Change of Control Offer described below at a purchase price in cash (the "Change of Control Payment") equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase (the "Change of Control Payment Date").

     Within 10 days following any Change of Control, we will mail a notice to the trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the notes (the "Change of Control Offer") on the Change of Control Payment Date specified in the notice, which will not be earlier than 30 days or later than 60 days from the date the notice is mailed.

     On the Change of Control Payment Date, we will, to the extent lawful:

          (a) accept for payment notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

          (b) deposit with the paying agent an amount equal to the Change of Control Payment for all notes or portions of notes so accepted; and

          (c) deliver, or cause to be delivered, to the trustee, all notes or portions of notes so accepted together with an officer's certificate specifying the notes or portions of notes that we accept for payment.

     The paying agent promptly will mail the Change of Control payment due to the registered holders of notes accepted for purchase. The trustee will promptly authenticate and mail or cause to be transferred by book entry to the registered holders a new note equal to the principal amount of any unpurchased portion of the notes surrendered. In any event, each note that we purchase and each new note that we issue will be in a principal amount of $1,000 or integral multiples of $1,000. We will announce publicly the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture and supplemental indenture are applicable. Except as described above with respect to a Change of Control, the indenture and supplemental indenture do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture and supplemental indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

     We will comply with Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations to the extent those laws and regulations are applicable in the event that a Change of Control occurs and we are required to offer to repurchase the notes under this "Repurchase at the Option of Holders -- Change of Control" covenant. In the event of a conflict between complying with applicable laws and the provisions of the indenture and supplemental indenture, we will comply with applicable laws and we will not be deemed to have committed a Default or Event of Default as a result of doing so.
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     The definition of the term "Change of Control" includes a phrase related to the sale, lease, transfer, conveyance of other disposition of "all or substantially all" of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "all or substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase those notes as a result of a sale, lease, transfer, conveyance of other disposition of less than all our consolidated assets, taken as a whole, to another person or group may be uncertain.

     We cannot assure you that we will have sufficient funds available at the time of any Change of Control to make any payments required by the notes or other Indebtedness that we have outstanding at the time of the Change of Control, including the repurchase of notes required by this "Change of Control" covenant or the repurchase or repayment of other of our Indebtedness containing similar provisions. Moreover, if we create or acquire any subsidiaries in the future, including as a result of our completion of a Holding Company Reorganization, it is possible that the Indebtedness or other obligations of the holding company's subsidiaries may prevent them from making funds available to us to permit us to repurchase any notes tendered under the Change of Control Offer. Our failure to purchase tendered notes would constitute an Event of Default under the indenture and the supplemental indenture, which may, in turn, constitute an event of default under agreements governing any other indebtedness we or our subsidiaries may have outstanding at the time.

     ASSET SALES

     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale, unless

          (1) we or our Restricted Subsidiary receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of, as determined in good faith by our board of directors, whose determination will be conclusive, and in each case where the fair market value is greater than $10.0 million, evidenced by a board resolution and set forth in an officers' certificate delivered to the trustee; and

          (2) at least 75% of the consideration received by us or our Restricted Subsidiary for the Asset Sale consists of cash or Cash Equivalents; provided, however, that the amount of:

             (a) any of (I) our liabilities, as shown on our most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or (II) our Restricted Subsidiaries' liabilities, as shown on our most recent consolidated balance sheet, other than contingent liabilities or liabilities that are by their terms subordinated to any guarantees of the notes, in each case that are assumed by the transferee in the Asset Sale pursuant to a customary novation agreement that releases us or our Restricted Subsidiary, as applicable, from further liability, and

             (b) any securities, notes or other obligations received by us or our Restricted Subsidiary from the transferee in the Asset Sale that are promptly converted into cash or Cash Equivalents within 30 days, to the extent of the cash or Cash Equivalents received in that conversion, will be treated as cash for purposes of this clause (2).

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     We will, or will cause the relevant Restricted Subsidiary to, within 360 days after the date of receipt of the Net Proceeds from an Asset Sale, at our option either apply these Net Proceeds

          (a) to permanently repay, and reduce the amount permitted to be borrowed under, any of our Indebtedness secured by a Lien or any Indebtedness of one or more of our Restricted Subsidiaries, or

          (b) acquire a controlling interest in, or all or substantially all the assets of, another Communications and Data Access Business, make a capital expenditure in assets used or to be used in a Communications and Data Access Business or acquire other long-term assets that are used or are to be used in a Communications and Data Access Business.

     Pending the final application of any Net Proceeds from an Asset Sale, we may temporarily reduce Indebtedness under any revolving Credit Facility or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture or the supplemental indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided above will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer to all holders of notes and any other Indebtedness that ranks equally in right of payment with the notes and that requires us to make such an offer (an "Asset Sale Offer") to purchase the maximum principal amount of notes and other Indebtedness that ranks equally in right of payment with the notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the purchase date.

     If the aggregate amount of notes tendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the holders of the notes validly accepting the offer will be entitled to receive their pro rata portion of the Excess Proceeds (calculated for each holder based on the ratio of the principal amount of the notes tendered by such holder to the total principal amount of all notes and other Indebtedness tendered in respect of such offer). Following the completion of an Asset Sale Offer, the amount of Excess Proceeds remaining, if any, will be deemed to be zero. To the extent that the aggregate amount of notes and other Indebtedness tendered in response to an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for any purpose not prohibited by the indenture and the supplemental indenture.

COVENANTS

     The supplemental indenture will contain, among others, the following covenants:

     LIMITATION ON RESTRICTED PAYMENTS

     We will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly a Restricted Payment, unless, at the time of and after giving effect to that Restricted Payment:

          (1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence of the Restricted Payment;

          (2) we would, at the time of the Restricted Payment and after giving pro forma effect to the Restricted Payment as if it had been made at the beginning of the applicable Reference Period, have been permitted to incur at least $1.00 of additional Indebtedness under the Consolidated Leverage Ratio test set forth in the first paragraph of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant below; and

          (3) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us or any of our Restricted Subsidiaries after the date the notes are issued, excluding Restricted Payments permitted by clauses (ii), (iii), (iv) or (v) of the immediately following paragraph below, is less than the sum of:

             (a) the amount by which Consolidated Cash Flow exceeds 1.5 times Consolidated Fixed Charges for the period from the first day of the calendar quarter in which the notes are issued through the end of the last completed fiscal quarter for which our consolidated financial statements are publicly available; plus

             (b) 100% of the aggregate net cash proceeds received by us from the issue or sale since the date the notes are issued of

                (I) our Equity Interests, other than Disqualified Stock, except to the extent any such net cash proceeds are relied upon to incur Indebtedness pursuant to clause (10) of the definition of the term Permitted Debt or used to make Permitted Investments pursuant to clause (8) of the definition of the term Permitted Investment, and

                (II) our Disqualified Stock or convertible debt securities to the extent converted into Equity Interests, other than Disqualified Stock, and in any case other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary; plus

             (c) to the extent not already included in our Consolidated Cash Flow for the relevant period, without duplication, if any Restricted Investment that was made by us or any of our Restricted Subsidiaries after the date the notes are issued is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

                (I) the cash return of capital with respect to the Restricted Investment, less the cost of disposition, if any; and

                (II) the initial amount of the Restricted Investment; plus

             (d) to the extent not already included in our Consolidated Cash Flow for the relevant period, without duplication, an amount equal to the net reduction in Restricted Investments made by us or any of our Restricted Subsidiaries from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary not to exceed the lesser of:

                (I) the amount of the Restricted Investment, valued in each case as provided under the "Designation of Restricted and Unrestricted Subsidiaries" covenant, previously made by us or any of our Restricted Subsidiaries in that Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments associated with that Restricted Investment, and

                (II) the fair market value of our or our Restricted Subsidiary's Investment in the Unrestricted Subsidiary at the time of the redesignation.

     The foregoing provision will not be violated by reason of:

          (i) our payment of any dividend with respect to any of our or a Restricted Subsidiary's Equity Interests within 60 days after the date of its declaration if the payment would comply with the foregoing paragraph at the date of its declaration;

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

          (ii) our payment of dividends with respect to our Series A1 and Series A2 preferred stock through November 15, 2002 in accordance with the terms of those securities as of the date of initial issuance of the notes;

          (iii) our redemption, repurchase, defeasance or other acquisition or retirement for value of our Equity Interests or any Indebtedness that is subordinated to the notes in each case in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to one of our Restricted Subsidiaries of, our Equity Interests, other than Disqualified Stock; provided, however, that the amount of any net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (b) of the preceding paragraph;

          (iv) our defeasance, redemption, repurchase or other acquisition or retirement of Indebtedness which is subordinated to the notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (v) the payment of any dividend or distribution by one of our Restricted Subsidiaries, including Metricom Finance, to the holders of its Common Stock so long as that dividend or distribution is paid to all holders of the Common Stock of that Restricted Subsidiary pro rata in accordance with their interests;

          (vi) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

          (vii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for our Common Stock or the Common Stock of one of our Restricted Subsidiaries;

          (viii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of our or any Restricted Subsidiary's Capital Stock to the extent required by FCC rules, other comparable foreign telecommunications authorities or any other governmental agencies in order to prevent the loss or secure the renewal or reinstatement of any license or franchise held by us or any Restricted Subsidiary;

          (ix) the purchase by us or a Restricted Subsidiary of Equity Interests, other than with respect to Disqualified Stock, in a Restricted Subsidiary from employees, officers or directors of that Restricted Subsidiary in connection with the termination of their employment with such Restricted Subsidiary; provided that the Equity Interests so repurchased are not Capital Stock of, or Equity Interests to acquire Capital Stock of, a class that is listed on a national securities exchange or admitted for trading in the National Market of the Nasdaq Stock Market; provided further that the amount of all Restricted Payments made pursuant to this clause
     (ix) do not exceed $2.5 million in any calendar year or $10.0 million in the aggregate;

          (x) other Restricted Payments in an aggregate amount not to exceed $5.0 million; and

          (xi) the repurchase of Subordinated Debt at a purchase price not greater than 101% of the principal or accreted amount thereof, plus accrued and unpaid interest, if any, pursuant to a mandatory offer to repurchase made after a Change of Control; provided that we shall have first made any Change of Control Offer and repurchased all tendered notes pursuant to the "Repurchase at the Option of Holders -- Change of Control" covenant;

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

provided, however, that except for clauses (i), (v), (vii) and (viii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the Restricted Payment.

     The amount of all Restricted Payments, other than cash, will be the fair market value on the date the Restricted Payment is made of the assets or securities proposed to be transferred or issued by us or our Restricted Subsidiary pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined by our board of directors in good faith, whose resolution will be delivered to the trustee, and its determination will be based upon an opinion or appraisal issued by an investment banking firm, appraisal firm or accounting firm, in each case of national standing, if the fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Limitation on Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture or the supplemental indenture.

     LIMITATION ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that we may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and any of our Restricted Subsidiaries may incur Indebtedness if the incurrence results in a Consolidated Leverage Ratio that is no greater than 7.0 to 1.0 if the Indebtedness is incurred or the Disqualified Stock is issued prior to February 1, 2005, or 6.0 to 1.0 thereafter.

     Notwithstanding the foregoing, as long as no Default or Event of Default shall have occurred and be continuing, we and, except as specified in the definition of Permitted Debt, any of our Restricted Subsidiaries may incur Permitted Debt.

     Notwithstanding any other provision of this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, including the definition of Permitted Debt, we and our Restricted Subsidiaries may incur the U.S. dollar equivalent of any Indebtedness in a foreign currency and the maximum amount of Indebtedness that we or a Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of subsequent fluctuations in the exchange rates of currencies.

     For purposes of determining compliance with this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) of the definition of Permitted Debt or would be entitled to be incurred pursuant to the first paragraph of this covenant, at the date of incurrence, we, in our sole discretion, will classify and from time thereafter may reclassify, in whole or in part, that item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

     In addition, for purposes of determining any particular amount of Indebtedness under this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, neither

          (A) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount, or

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

          (B) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below,

     will be included.

     LIMITATION ON LIENS

     We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables, other than Permitted Liens, upon any of our or our Restricted Subsidiaries' property or assets, now owned or acquired after the date the notes are issued, unless all payments due under the indenture, the supplemental indenture and the applicable notes are secured on an equal and ratable basis with (or if the obligations being secured rank junior in right of payment to the notes, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien; provided, however, in no event will we or our Restricted Subsidiaries be permitted at any time to have Liens securing more than $700 million principal amount of Indebtedness.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     So long as any of the notes are outstanding, we will not, and will not permit any of our Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

          (2) pay any indebtedness owed to us or any other Restricted
     Subsidiary;

          (3) make loans or advances to us or any other Restricted Subsidiary;
     or

          (4) transfer any of our Restricted Subsidiaries' property or assets to us or any other Restricted Subsidiary.

     The foregoing provisions will not restrict any encumbrances or restrictions:

          (a) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in that Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings, as determined by us in good faith, and we determine in good faith that any such encumbrance or restriction is not reasonably likely to materially affect our ability to make principal or interest payments on the notes;

          (b) existing under or by reason of applicable law;

          (c) existing with respect to any Person, or the property or assets of that Person, acquired by us or any Restricted Subsidiary existing at the time of the acquisition and not incurred in contemplation of the acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than the acquired Person or the property or assets of the Person so acquired, provided that, in the case of encumbrances and restrictions with respect to Acquired Indebtedness, that Indebtedness was permitted to be incurred under the indenture and supplemental indenture;

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

          (d) in the case of clause (4) (and, in case of subparagraph (II) below to the extent relating to the sale of all of our Capital Stock in, or all or substantially all the assets of, a Restricted Subsidiary, clause (1)) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

             (I) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or similar agreement or instrument;

             (II) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or those of any Restricted Subsidiary not otherwise prohibited by the indenture or the supplemental indenture; or

             (III) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or those of any Restricted Subsidiary in any manner material to us or any of our Restricted Subsidiaries;

          (e) existing under purchase money obligations that impose restrictions of the nature described in clause (4) above on the property so acquired;

          (f) existing under Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced; or

          (g) provisions in joint venture and other similar agreements entered into in the ordinary course of business that prohibit actions of the type described in clauses (1), (3) or (4) above unless the joint venture or similar entity satisfies net worth or other operating or financial performance standards customary in these types of agreements, as determined by our Board of Directors in good faith.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant will prevent us or any Restricted Subsidiary from:

          (A) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the "Limitation on Liens" covenant; or

          (B) restricting the sale or other disposition of property or assets of us or any of our Restricted Subsidiaries that secure Indebtedness of us or any of our Restricted Subsidiaries.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     We will not, directly or indirectly, consolidate or merge with or into, whether or not we are the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another Person unless:

          (1) we are the surviving corporation or the Person formed by or surviving the consolidation or merger, if other than us, or to which the sale, assignment, transfer, conveyance or other disposition is made is organized under the laws of the United States or any state of the United States or the District of Columbia, the British Virgin Islands, Cayman Islands, The Netherlands, Ireland, Jersey or Luxembourg;

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          (2) the Person formed by or surviving the consolidation or merger, if other than us, or the Person to which the sale, assignment, transfer, conveyance or other disposition is made assumes all of our obligations under the notes and the indenture and supplemental indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

          (3) immediately before and after the transaction no Default or Event of Default will have occurred;

          (4) in the event that the continuing Person is incorporated in a jurisdiction other than under the laws of the United States or any state of the United States or the District of Columbia:

             (a) we deliver to the trustee an opinion of counsel stating that the obligations of the continuing person under the indenture and the supplemental indenture are enforceable under the laws of the new jurisdiction of its incorporation to the same extent as our obligations under the indenture and supplemental indenture immediately prior to the transaction;

             (b) the continuing Person agrees in writing to submit to jurisdiction and appoints an agent for the service of process, each under terms substantially similar to the terms contained in the indenture and supplemental indenture with respect to us;

             (c) the continuing Person agrees in writing to pay Additional Amounts (as defined below) as provided under the indenture and supplemental indenture with respect to any withholding tax imposed by the country of the continuing Person's organization or any political subdivision thereof, and such Additional Amounts will relate to any withholding tax whatsoever regardless of any change of law, subject to exceptions substantially similar to those contained in the indenture and the supplemental indenture and described under the heading "Additional Amounts"; and

             (d) our board of directors determines in good faith that the transaction is not reasonably likely to have a material adverse effect on the holders of the notes and a board resolution to that effect is delivered to the trustee; and

          (5) except in the case of the Holding Company Reorganization, we or the Person formed by or surviving the consolidation or merger, if other than us, or to which we sell, assign, transfer, convey or otherwise dispose of all or substantially all our properties or assets, will, immediately after the transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

     Notwithstanding the foregoing provisions, nothing in this "Merger, Consolidation or Sale of Assets" covenant will prohibit us from completing the Holding Company Reorganization, provided that the completion of that transaction is solely for the purpose of effecting the Holding Company Reorganization and not for the purpose of circumventing any other provision of the indenture or the supplemental indenture.

     Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in accordance with the foregoing provisions in which we are not the continuing obligor under the notes and the indenture and supplemental indenture, the

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surviving entity will succeed to, and be substituted for, and may exercise every right and power of, us under the notes, indenture and supplemental indenture with the same effect as if that successor had been named as us in the notes, indenture and supplemental indenture. When a successor assumes all the obligations of its predecessor under the notes, indenture and supplemental indenture, the predecessor will be released from those obligations.

     Additional Amounts. The holder of any note will be paid such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of and interest on the note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the country in which the continuing Person is organized or any political subdivision or taxing authority in that political subdivision or taxing authority, will not be less than the amount provided for in that note, then due and payable before any such tax, assessment or other governmental charge; provided that the foregoing obligation to pay Additional Amounts will not apply to:

     (a) any tax, assessment or other governmental charge which would not have been so imposed but for:

         (i) the existence of any present or former connection between such holder (or between a fiduciary, settler, beneficiary, member, partner or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the country in which we are organized, including, without limitation, such holder (or such fiduciary, settler, beneficiary, member, partner, shareholder or possessor) being or having been a citizen or resident of the country in which we are organized or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein or making or having made an election the effect of which is to subject such holder or beneficial owner (or such fiduciary, settler, beneficiary, member, partner, shareholder or possessor) to such tax assessment or other governmental charge;

        (ii) the failure of such holder or beneficial owner of a note to comply with any requirement under income tax treaties, statutes and regulations or administrative practice of the country in which we are organized, to establish entitlement to exemption from or reduction of such tax, assessment or other governmental charge; or

        (iii) such holder's present or former status as a personal holding company or foreign personal holding company with respect to the U.S., a controlled foreign corporation or a passive foreign investment company for United States tax purposes or a corporation that accumulates earnings to avoid United States federal income tax;

     (b) any tax, assessment or other governmental charge which would not been so imposed but for the presentation by the holder of such note for payment on a date more than 10 days after the date on which such payment becomes due and payable or a date on which payment thereof is duly provided for and notice is given to holders, whichever occurs later;

     (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

     (d) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on such note;

     (e) any tax, assessment or other governmental charge which is payable by a holder that is not the beneficial owner of the note, or a portion of the note, or that is a foreign or fiduciary partnership, but only to the extent that a beneficial owner, settlor with respect to such fiduciary or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficial owner or member received directly its beneficial or distributive share of the payment;

     (f) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

     (g) any combination of items (a), (b), (c), (d), (e) and (f).

     For the purposes of the foregoing, the holding of or the receipt of any payment with respect to a note will not constitute a connection between the holder (or between a fiduciary, settler, beneficiary, member, partner or shareholder of, or a person having a power over, such holder if such holder is an estate, a trust, a partnership or a corporation) and the country in which we are organized.

     Except as specifically provided herein, we will not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein. References herein to principal and/or interest shall be deemed also to refer to any Additional Amounts which may be payable under this provision.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of us or any of our Restricted Subsidiaries (each of the foregoing, an "Affiliate Transaction"), unless

          (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than terms that would have been obtained in a comparable transaction by us or our Restricted Subsidiary with an unrelated Person; and

          (2) we deliver to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of our board of directors set forth in an officers' certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of our board of directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion or appraisal as to the fairness to us or our Restricted Subsidiaries of the Affiliate Transaction from a financial point of view issued by an investment banking firm, appraisal firm or accounting firm, in each case of national standing.

     The foregoing limitation does not limit, and will not apply to:

          (I) any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business;

          (II) transactions between or among us and/or our Restricted Subsidiaries;

          (III) Restricted Payments that are permitted by the "Limitation on Restricted Payments" covenants;

          (IV) fees and compensation paid to members of our board of directors and of the boards of directors of our Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

          (V) reasonable advances to employees for moving, entertainment and travel expenses, and similar expenditures in the ordinary course of business;

          (VI) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of us or any of our Restricted Subsidiaries, as determined by our boards of directors or the boards of directors of any such Restricted Subsidiary, to the extent those fees and compensation are reasonable and customary;

          (VII) the MCI WorldCom Reseller Agreement as in effect on the date of initial issuance of the notes;

          (VIII) any agreement similar to the MCI WorldCom Reseller Agreement entered into with any Affiliate of ours or of our Restricted Subsidiaries on terms not more favorable to such party than the terms of the MCI WorldCom Reseller Agreement, as in effect immediately before the effective time of any such similar agreement;

          (IX) compliance by us with our obligations under our outstanding Series A1 and Series A2 preferred stock, as the same exist on the date of initial issuance of the notes;

          (X) the consummation of the Holding Company Reorganization;

          (XI) any sale or other issuance of Equity Interests, other than in respect of Disqualified Stock; or

          (XII) commercial, technical and similar agreements or transactions related to the provision of services by us or our Restricted Subsidiaries or related to the acquisition of goods and services by us or our Restricted Subsidiaries, in any case entered into in the ordinary course of business; provided that the terms of such agreements or transactions are no less favorable to us than terms that would have been obtained in a comparable transaction by us or our Restricted Subsidiaries with an unrelated Person.

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we and our Restricted Subsidiaries may enter into a sale and leaseback transaction if:

          (1) we or the relevant Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Debt relating to the sale and leaseback transaction pursuant to the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

          (2) the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by our board of directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of the sale and leaseback transaction; and

          (3) the transfer of assets in the sale and leaseback transaction is permitted by, and we apply the proceeds of the transaction in compliance with, the "Repurchase at the Option of Holders -- Asset Sales" covenant.

     LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

     We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any of our Indebtedness that ranks equally in right of payment with, or junior in right of payment to the notes unless:

          (1) that Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee of the notes on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness will be subordinated in right of payment to such Restricted Subsidiary's assumption, guarantee of other liability with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes, and

          (2) that Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any of our other Restricted Subsidiaries as a result of any payment by such Restricted Subsidiary under its guarantee.

     Notwithstanding the foregoing, any guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon

             (a) any sale, exchange or transfer, to any Person not an Affiliate of us, of all of our and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary, which sale, exchange or transfer is not prohibited by the indenture or the supplemental indenture; provided, however, that the Person to which that Capital Stock is sold does not, directly or indirectly, guarantee, assume or in any other manner become liable with respect to any of our Indebtedness as a result of or in connection with the sale, exchange or transfer, or

             (b) the release or discharge of the Indebtedness which resulted in the creation of that guarantee, except a discharge or release by or as a result of payment under such guarantee.

     LIMITATION ON BUSINESS ACTIVITIES

     We will not, and we will not permit any of our Restricted Subsidiaries to, directly or indirectly, engage in any line of business other than a Communications and Data Access Business, except to such extent as would not be material to us and our Restricted Subsidiaries taken as a whole.

     LIMITATION ON THE ISSUANCE AND SALE OF EQUITY INTERESTS OF RESTRICTED SUBSIDIARIES

     Other than in connection with the Holding Company Reorganization, we will not sell, transfer, convey or otherwise dispose of and will not permit any Restricted Subsidiary, directly or indirectly, to issue, sell, transfer, convey or otherwise dispose of any Equity Interests of such Restricted Subsidiary or any other Restricted Subsidiary to any Person, except:

          (1) to us or any of our Restricted Subsidiaries;

          (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of non-U.S. Restricted Subsidiaries to the extent required by law; and

          (3) issuances and sales of Equity Interests in respect of Common Stock of Restricted Subsidiaries effected in compliance with the "Repurchase at the Option of Holders -- Assets Sales" covenant or in a transaction excluded from the definition of the term "Asset Sale";

     provided that, if, after giving effect to such issuance or sale, that Restricted Subsidiary would cease to be one of our Subsidiaries, then we shall not effect, or permit our Restricted Subsidiary, to effect such issuance or sale unless any remaining Investment in such Person would have been permitted to be made (and shall be treated as a Restricted Investment) under the "Limitation on Restricted Payments" covenant, with the value of such remaining Investment to be determined in the manner prescribed by the last sentence of the first paragraph of the "Designation of Restricted and Unrestricted Subsidiaries" covenant.

     DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     So long as no Default or Event of Default has occurred and is continuing, our board of directors will be permitted to designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that we could incur, immediately after that designation, $1.00 of Indebtedness under the Consolidated Leverage Ratio test set forth in the first paragraph of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant as though such designation had occurred at the beginning of the Reference Period. In the event that we designate a Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by us and our Restricted Subsidiaries, except to the extent repaid in cash, in the Restricted Subsidiary so designated will be deemed to be an Investment at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the "Limitation on Restricted Payments" covenant or otherwise available as a Permitted Investment, as applicable. All of these outstanding Investments will be valued at an amount equal to the greater of:

          (1) the fair market value of those Investments at the time of the designation; and

          (2) the original fair market value of those Investments at the time they were made.

     We will only be permitted to designate a Restricted Subsidiary as an Unrestricted Subsidiary if the Restricted Payment or an equivalent Permitted Investment would be permitted at that time and if the Restricted Subsidiary otherwise would meet the definition of an Unrestricted Subsidiary.

     Any designation by our board of directors of a Restricted Subsidiary as an Unrestricted Subsidiary will be required to be evidenced by the filing with the trustee of a certified copy of the board resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and the supplemental indenture and any Indebtedness of that Subsidiary will be deemed to be incurred by one of our Restricted Subsidiaries as of that date and, if the Indebtedness is not permitted to be incurred as of that date under the covenant described under "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," we will be in default of that covenant.

     Our board of directors will be permitted to at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that the designation will be deemed to be an incurrence of Indebtedness by one of our Restricted Subsidiaries of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation will only be permitted if

          (a) the Indebtedness is permitted under the first paragraph of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

          (b) no Default or Event of Default would be in existence immediately following the designation.

     RELEASE OF OBLIGATIONS FOLLOWING HOLDING COMPANY REORGANIZATION

     Upon consummation of the Holding Company Reorganization, the obligation of

          (I) Metricom Finance with respect to the notes will automatically be extinguished and only Metricom, Inc. will continue as the sole obligor on the notes, if the Holding Company Reorganization is one in which the assets and operations of Metricom, Inc. are transferred to Metricom Finance or any of its Restricted Subsidiaries, as contemplated by clause (1) of the definition of Holding Company Reorganization, or

          (II) Metricom, Inc. with respect to the notes will automatically be extinguished and only Metricom Finance will continue as the sole obligor on the notes, if the Holding Company Reorganization is one in which the assets and operations of Metricom, Inc. remain with Metricom, Inc. or its successor corporation or organization, as contemplated by clause (2) of the definition of Holding Company Reorganization;

provided, further, that upon consummation of the Holding Company Reorganization, Metricom, Inc.'s guarantee of Metricom Finance's obligations with respect to the notes will automatically, and without further notice to or action by the holders of the notes, be extinguished and shall cease to be of any further force or effect.

     In that event, the trustee shall, at the request of either obligor, enter into a supplemental indenture to evidence the release of Metricom, Inc. or Metricom Finance, as the case may be, from its obligations on the notes, and the release of Metricom, Inc. from its guarantee of Metricom Finance's obligations with respect to the notes.

     PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the supplemental indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

     REPORTS

     We will file on a timely basis with the Securities and Exchange Commission, to the extent such filings are accepted by the Commission and whether or not we have a class of securities registered under the Securities Exchange Act of 1934, the annual reports, quarterly reports, current reports and other documents that we would be required to file if we were subject to Section 13 or 15(d) of the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of us and our consolidated Subsidiaries, as well as disclosure showing in reasonable detail, either on the face of the financial statements or in the footnotes to those statements, the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial information and results of operations of our Unrestricted Subsidiaries and, with respect to the annual information only, a report on those financial statements by our certified independent accountants.

     We also will be required:

          (1) to file with the trustee, and provide to each holder, without cost to that holder, copies of all of the above reports and documents within 15 days after the date on which we file such reports and documents with the Commission or the date on which we would be required to file such reports and documents if we were so required, and

          (2) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at our cost copies of such reports and documents to any prospective holder promptly upon request.

     Notwithstanding the foregoing, prior to a Holding Company Reorganization, Metricom Finance will not have any of the foregoing reporting obligations unless and to the extent otherwise required by law.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the supplemental indenture:

          (1) default in the payment of interest on the notes when due and payable and, other than with respect to the first four scheduled interest payments on the notes, continuance of such default for a period of 30 days;

          (2) default in the performance of any covenant set forth in the Pledge Agreement, or repudiation by us of any of our obligations under the Pledge Agreement or the unenforceability of the Pledge Agreement against us for any reason which in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby;

          (3) default when due in the payment of principal of, or premium, if any, on any note;

          (4) failure by us or any of our Restricted Subsidiaries for 30 days after written notice to us by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding notes to comply with the provisions described under "Repurchase at the Option of Holders -- Asset Sales," "Repurchase at the Option of Holders -- Change of Control," "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" or "Limitation on Restricted Payments";

          (5) failure by us or any of our Restricted Subsidiaries to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets";

          (6) failure by us or any of our Restricted Subsidiaries for 60 days after written notice to us by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding notes to comply with any of our other agreements in the notes, indenture or the supplemental indenture;

          (7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary), or the payment of which is guaranteed by us or any of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary), whether that Indebtedness or guarantee now exists or is created after the date the notes are issued, which default:

             (a) is caused by a failure to pay principal of or premium, if any, or interest on that Indebtedness prior to the expiration of the grace period provided in that Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of that Indebtedness prior to its express maturity; and
     in each case, if the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (8) failure by us or any of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $10.0 million, excluding amounts covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired;

          (9) a court having jurisdiction in the premises enters a decree or order for

             (a) relief in respect of us or any of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

             (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary) or for all or substantially all of our property and assets or those of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary); or

             (c) the winding up or liquidation of the affairs of us or any of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary)

        and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (10) we or any of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary)

             (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

             (b) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of us or any of our Significant Subsidiaries (or group of Restricted Subsidiaries that if treated as a single subsidiary would constitute a Significant Subsidiary), or

             (c) effect any general assignment for the benefit of creditors.

     If an Event of Default, other than an Event of Default specified in clause
(9) or (10) above, occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us, and to the trustee if such notice is given by the holders, may, and the trustee at the request of such holders will, declare the principal of, premium, if any, and accrued but unpaid interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of

Default set forth in clause (7) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the trustee by us and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 60 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 60-day period which has not been cured or waived during such period. If an Event of Default specified in clause (9) or (10) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the notes then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes as to which the acceleration has occurred, by written notice to us and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if, among other things,

          (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued and unpaid interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

          (2) the rescission, in the opinion of counsel, would not conflict with any judgment or decree of a court of competent jurisdiction.

     Notwithstanding the foregoing, the trustee shall have no obligation to accelerate the notes if, in the best judgment of the trustee, acceleration is not in the best interests of the holders.

     The holders of at least a majority in aggregate principal amount of the notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or supplemental indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. No holder may pursue any remedy with respect to the indenture, the supplemental indenture or the notes unless:

          (a) the holder gives the trustee written notice of a continuing Event of Default;

          (b) the holders of at least 25% in aggregate principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

          (c) such holder or holders offer the trustee indemnity reasonably satisfactory to the trustee against any costs, liability or expense;

          (d) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (e) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right will not be impaired or affected without the consent of the holder.

     The indenture will require certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, that they have made due inquiry into our compliance during the prior fiscal year with the indenture and indenture supplement and that, to their knowledge, we have fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We also will be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     None of our directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes, the indenture or the supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that this waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on those notes when payments are due solely from the trust referred to below;

          (2) our obligations with respect to the notes concerning temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection with those rights, powers, trusts, duties and immunities; and

          (4) the Legal Defeasance provisions of the indenture and supplemental indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in the indenture and supplemental indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, events described under "Events of Default" above, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

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          (2) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

             (a) we have received from, or there has been published by, the Internal Revenue Service a ruling, or

             (b) since the date the notes are issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

          (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the Indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

          (6) we must have delivered to the trustee an opinion of counsel to the effect that (assuming no holder of notes is one of our Affiliates) after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others; and

          (8) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been satisfied.

AMENDMENT, SUPPLEMENT AND WAIVER

     In addition to those matters set forth in the indenture, described in the prospectus to which this prospectus supplement relates, that we may not amend without the consent of each holder of notes affected by the amendment, the supplemental indenture relating to the notes will provide that, without consent of each affected holder of notes, we will not amend the Pledge Agreement in any manner that adversely affects the holders of the notes.

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CONCERNING THE TRUSTEE

     The indenture and supplemental indenture contain certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or apply to the Securities and Exchange Commission for permission to continue or resign.

     The holders of a majority in principal amount of the notes outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur, which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

DEFINITIONS

     Set forth below is a summary of the defined terms used in the covenants and other provisions of the indenture and the supplemental indenture. Reference is made to the indenture and the supplemental indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person,

          (1) Indebtedness of any other Person existing at the time the other Person is merged with or into or became a Restricted Subsidiary of the specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Restricted Subsidiary of the specified Person, and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" and correlative meanings, the terms "controlling," "controlled by" and "under common control with," as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Annualized Consolidated Cash Flow" means, with respect to any Person, that Person's Consolidated Cash Flow for the Reference Period multiplied by two.

     "Asset Acquisition" means

          (1) an Investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which that Person becomes one of our Restricted Subsidiaries or merges into or consolidates with us or any of our Restricted Subsidiaries, provided that that Person's primary business is a Communications and Data Access Business, or

          (2) an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any Person other than us or any of our Restricted Subsidiaries that constitute all or substantially

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

     all of the assets of that Person or a division or line of business of that Person, provided that the property and assets acquired are assets used in a Communications and Data Access Business.

     "Asset Disposition" means the sale or other disposition by us or any of our Restricted Subsidiaries, other than to us or any of our Restricted Subsidiaries, of

          (1) all or a significant amount of the Capital Stock of any of our Restricted Subsidiaries, or

          (2) all or substantially all of the assets that constitute one of our divisions or lines of business or a division or line of business of any of our Restricted Subsidiaries.

     "Asset Sale" means

          (1) the sale, lease, conveyance or other disposition of any assets or properties, including, without limitation, by way of a consolidation, merger or sale and leaseback, other than in the ordinary course of business; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of our assets and the assets of our Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "Repurchase at the Option of Holders -- Change of Control" and "Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales," and

          (2) the issue or sale by us or any of our Restricted Subsidiaries of Equity Interests of any of our Restricted Subsidiaries,

     in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions

             (a) that have a fair market value in excess of $2.0 million, or

             (b) for Net Proceeds in excess of $2.0 million.

     Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

                (I) a transfer of assets by us to one of our Restricted Subsidiaries or by one of our Restricted Subsidiaries to us or to another of our Restricted Subsidiaries;

                (II) an issuance or sale of Equity Interests by one of our Restricted Subsidiaries to us or to another of our Restricted Subsidiaries;

                (III) a Permitted Investment or a Restricted Payment that is permitted by the "Limitation on Restricted Payments" covenant;

                (IV) issuances of Equity Interests, other than in respect of Disqualified Stock, of a Restricted Subsidiary pursuant to an employee stock option plan providing for customary and reasonable stock-based compensation;

                (V) a transfer constituting the granting of a Permitted Lien;

                (VI) sales or other dispositions of property or equipment determined by our management in good faith to be worn out, obsolete or damaged.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in the transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during

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the remaining term of the lease included in such sale and leaseback transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the obligation to pay rent or other payment amount in respect of a lease that would at such time be required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, in equity of such Person, whether now outstanding or issued after the date the notes are issued, including, without limitation, all Common Stock and Preferred Stock.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper rated at least P-1 by Moody's Investors Service, Inc. or at least A-1 by Standard & Poor's with maturities of not more than one year from the date of acquisition; or

          (6) money market or mutual funds at least 95% of the assets of which are invested in investments of the types specified in clauses (1) through
     (5) above.

     "Change of Control" means such time as

          (1) a "person" or "group," within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, other than a Permitted Holder, becomes the ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of our then outstanding Voting Stock on a fully diluted basis;

          (2) individuals who at the beginning of any period of two consecutive calendar years constituted our board of directors, together with any directors who are members of the board of directors on the date hereof and any new directors whose election by the board of directors or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the members of the board of directors then still in office who either were members of the board of directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of such board of directors then in office;

          (3) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of

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     us and our Subsidiaries taken as a whole to any such "person" or "group,"
     other than to a Permitted Holder or one of our Restricted Subsidiaries;

          (4) the merger or consolidation of us with or into another corporation or the merger of another corporation with or into us with the effect that immediately after such transaction any such "person" or "group" of persons or entities, other than a Permitted Holder, will have become the ultimate beneficial owner of securities of the surviving corporation of such merger or consolidation representing more than 50% of the total voting power of the then outstanding Voting Stock of the surviving corporation; or

          (5) the approval by the holders of our Capital Stock of a plan relating to our liquidation or dissolution.

     In no event will the consummation of a Holding Company Reorganization constitute a Change of Control and, prior to a Holding Company Reorganization, this definition shall not apply to Metricom Finance.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, of that Person's equity, other than Preferred Stock of that Person, whether now outstanding or issued after the date the notes are issued, including without limitation, all series and classes of that common stock.

     "Communications and Data Access Business" means a business primarily involved in the ownership, design, development, construction, acquisition, installation, integration, management and/or provision of telecommunications equipment, inventory, systems, content and/or services, including, without limitation, mobile or landline Internet, mobile telephone, PCS, microwave or paging or data transmission, or businesses reasonably related thereto as determined in good faith by our Board of Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person for that period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income, plus

          (2) provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period, to the extent that the provision for taxes was deducted in computing Consolidated Net Income, plus

          (3) the Consolidated Interest Expense of that Person and its Restricted Subsidiaries for that Period, to the extent such interest expense was deducted in computing Consolidated Net Income, plus

          (4) depreciation and amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, of that Person and its Restricted Subsidiaries for that period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, plus

          (5) all other non-cash items reducing Consolidated Net Income, other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, minus

          (6) non-cash items increasing Consolidated Net Income for that period, other than items that were accrued in the ordinary course of business,
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     in each case, on a consolidated basis and determined in accordance with
     GAAP.

     Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, any of our Restricted Subsidiaries will be added to Consolidated Net Income to compute our Consolidated Cash Flow only to the extent, and in same proportion, that the Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

          (1) the Consolidated Interest Expense of that Person and its Restricted Subsidiaries for that period, plus

          (2) any interest expense on Indebtedness of another Person that is Guaranteed by that Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, plus

          (3) the product of

             (a) all dividend payments, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in our Equity Interests, other than Disqualified Stock, times

             (b) a fraction, the numerator of which is one and the denominator of which is one minus the then effective combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person, that Person's consolidated interest expense, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing the Consolidated Net Income of that Person.

     "Consolidated Leverage Ratio" means, on any date of determination, the ratio of:

          (1) the aggregate amount of our Indebtedness and the Indebtedness of our Restricted Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter for which our financial statements have become publicly available prior to that date, to

          (2) the aggregate amount of Annualized Consolidated Cash Flow.

     In making the foregoing calculation,

             (a) Indebtedness shall be calculated after giving pro forma effect to:

                (I) any Indebtedness, including, if applicable, the notes, incurred subsequent to the end of the Reference Period and on or prior to the date of determination, in each case as if such Indebtedness had been incurred and the proceeds had been applied on the last day of that Reference Period for purposes of clause (1) above, and on the first day of the Reference Period for purposes of clause (2) above, and

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                (II) any Indebtedness that was outstanding during or after the
           Reference Period but that is not outstanding or is to be repaid on the date of determination, in each case as if that Indebtedness was repaid on the last day of such Reference Period for purposes of clause (1) above, and on the first day of the Reference Period for purposes of clause (2) above;

             (b) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions, including giving pro forma effect to the application of proceeds of any Asset Disposition, that occurred during or after the Reference Period and on or prior to the determination date as if they had occurred and such proceeds had been applied on the first day of the Reference Period; and

             (c) pro forma effect shall be given to asset dispositions and asset acquisitions, including giving pro forma effect to the application of proceeds of any asset disposition, that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any of our Restricted Subsidiaries during or after the Reference Period and on or prior to the determination date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when that Person was a Restricted Subsidiary as if those asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of the Reference Period.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries, for such period, on a consolidated basis determined in accordance with GAAP; provided, however, that

          (1) the Net Income, but not loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained, or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except in the case of any restriction or encumbrance permitted under clause (a) of the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded for purposes of computing the amount of Restricted Payments that we or our Restricted Subsidiaries may make; and

          (4) the cumulative effect of a change in accounting principles will be excluded.

     "Consolidated Net Worth" means, with respect to any Person, the consolidated stockholders' or partners' equity of that Person reflected on the most recent financial statements of that Person, determined in accordance with GAAP, less any amounts attributable to redeemable Capital Stock of that Person otherwise included in the consolidated stockholders or partners' equity of that Person.

     "Credit Facilities" means one or more debt facilities or commercial paper facilities with banks or other lenders providing for revolving credit loans, letters of credit, term loans, equipment financing or receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, in each case, as amended,
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restated, modified, renewed, refunded, replaced, supplemented, extended or refinanced in whole or in part from time to time, and whether involving the same or different agents, banks or lenders.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder of that security, or upon the happening of any event (other than an optional call for redemption by the issuer of that Capital Stock), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of that security, in whole or in part, on or prior to the date on which the notes mature, except to the extent that the Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of that Person that is not Disqualified Stock; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions of that Capital Stock giving holders of that Capital Stock a right to require that Person to repurchase or redeem that Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the final maturity date of the applicable notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to that Capital Stock are no more favorable to the holders of that Capital Stock than the provisions contained in the "Repurchase at the Option of Holders -- Asset Sales" and "Repurchase at the Option of Holders -- Change of Control" covenants and the Capital Stock specifically provides that the Person will not repurchase or redeem any such Capital Stock pursuant to those "asset sales" or "change of control" provisions prior to the repurchase of any notes that are required to be repurchased pursuant to the "Repurchase at the Option of Holders -- Asset Sales" and "Repurchase at Option of Holders -- Change of Control" covenants and at all times subject to the "Limitation on Restricted Payments" covenant; provided, further, that is we issue any Capital Stock pursuant to any plan for the benefit of our employees or of our Restricted Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer in order to satisfy applicable statutory or regulatory obligations. Notwithstanding anything herein to the contrary, neither our Series A1 preferred stock nor our Series A2 preferred stock shall constitute Disqualified Stock for any purpose of the indenture or the supplemental indenture.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the date of any determination made under the indenture or the supplemental indenture.

     "Hedging Obligations" means, with respect to any Person, the net payment obligations of that Person under

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and

          (2) other agreements or arrangements in the ordinary course of business designed to protect that Person against fluctuations in commodity prices, interest rates or currency exchange rates in any case, not entered into for speculative purposes.

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     "Holding Company Reorganization" means a transaction or a series of transactions resulting in the assets and operations of Metricom, Inc. being held and operated by Metricom Finance or its Restricted Subsidiaries; provided, however, that a transaction or a series of transactions will qualify as a "Holding Company Reorganization" only if it does not result in adverse tax consequences to the holders of the notes or material adverse tax consequence to the obligors on the notes, as determined in good faith by our board of directors by a resolution set forth in an officers' certificate delivered to the trustee, which resolution will be based on an opinion of independent tax counsel of national standing that there will be no adverse tax consequences to the holders of the notes or material adverse consequences to the obligors on the notes. A Holding Company Reorganization may be effected, without limitation, through:

          (1) a transaction or series of transactions in which Metricom, Inc. contributes all or substantially of its assets and liabilities to Metricom Finance which may at any time and from time to time transfer these assets to its Restricted Subsidiaries, but retains its obligations under the notes, or

          (2) a transaction in which (A) a wholly owned subsidiary of Metricom Finance formed solely for the purpose of effecting the Holding Company Reorganization merges with and into Metricom, Inc., with Metricom, Inc. being the surviving entity and in which Metricom Finance becomes the sole holder of all of the issued and outstanding Capital Stock of the surviving entity and all of the holders of the Capital Stock of Metricom, Inc. become the holders of all of the issued and outstanding shares of the Capital Stock of Metricom Finance; or (B) Metricom, Inc. merges into a newly-formed limited liability company the sole member of which is Metricom Finance as a result of which Metricom Finance becomes the sole owner of the limited liability company successor of Metricom, Inc., and all of the holders of the Capital Stock of Metricom Inc., become the holders of all of the issued and outstanding shares of the Capital Stock of Metricom Finance.

     "Indebtedness" means, with respect to any Person, any indebtedness of that Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect of letters of credit, or banker's acceptances or representing Capital Lease Obligations, the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, or all Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, if and to the extent any of the foregoing indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness or other liabilities of others secured by a Lien on any asset of that Person, whether or not such Indebtedness is assumed by that Person, and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness or other liabilities of others, whether or not contingent, and whether or not such guarantee appears on the balance sheet of that Person. The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest,

          (2) the principal amount of Indebtedness, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, and

          (3) the face amount of any bankers acceptances, letters of credit or similar instruments (but in the case of a letter of credit only to the extent not secured by cash collateral for such obligation) and the maximum amount of any guarantee provided in respect of other liabilities by such Person;

     provided, however, that in each case, with respect to any Indebtedness of any Person secured by a Lien on any asset of such Person and non-recourse to such Person other than to the extent of the asset subject to such Lien, the amount of such Indebtedness shall be the lesser of (A) the principal amount thereof and (B) the fair market value of the asset subject to such Lien; provided that such non-recourse Indebtedness does not have final stated maturity (and is not otherwise required to be repaid, redeemed or repurchased) prior to the final stated maturity of the notes and such non-recourse Indebtedness is Subordinated Debt.

     "Investment" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the form of direct or indirect loans, guarantees of Indebtedness or other obligations, advances of assets or capital contributions, excluding commission, travel and entertainment, moving, and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

     "Market Capitalization" of any Person means, as of any day of determination, the average Closing Price of that Person's common stock over the 20 consecutive trading days immediately preceding that day. "Closing Price" on any trading day with respect to the per share price of any shares of common stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the shares of common stock are not listed or admitted to trading on that exchange, on the principal national securities exchange on which the shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if the shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer if a Foreign Issuer, as defined in Rule 3b-4(b) under the Exchange Act, and the principal securities exchange on which the shares are listed or admitted to trading is a Designated Offshore Securities Market, as defined in Rule 902(a) under the Securities Act, the average of the reported closing bid and asked prices regular way on that principal exchange, or, if the shares are not listed or admitted to trading on any national securities exchange or quoted on that automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter marked as furnished by any New York Stock Exchange member firm that is selected from time to time by us for that purpose and is reasonably acceptable to the trustee.

     "MCI Worldcom Reseller Agreement" means that certain Ricochet(2) Reseller Agreement, dated as of June 20, 1999, between Metricom, Inc and MCI Worldcom, Inc., as amended through the date the notes are issued.

     "Net Income" means, with respect to any Person, the net income or loss of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

          (1) any gain, but not loss, together with any related provision for taxes on such gain, but not loss, realized in connection with

             (a) any Asset Disposition, including, without limitation, dispositions pursuant to sale and leaseback transactions, or

             (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries, and

          (2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

     "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by us or any of our Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of all costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions, taxes paid or payable as a result of the Asset Sale, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither we nor any of our Restricted Subsidiaries:

             (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness;

             (b) is directly or indirectly liable, as a guarantor or otherwise;
        or

             (c) constitutes the lender;

          (2) no default with respect to which, including any rights that the holders of that Indebtedness may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other of our Indebtedness, other than the notes, or of the Indebtedness of any of our Restricted Subsidiaries to declare a default on that other Indebtedness or cause the payment of that other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to our stock or assets or the stock or assets of any of our Restricted Subsidiaries.

     "Permitted Debt" means each and all of the following:

          (1) Indebtedness under one or more Credit Facilities and related guarantees under the Credit Facilities in any aggregate principal amount not to exceed $275.0 million at any time outstanding (exclusive of any amount incurred under any such Credit Facilities pursuant to one or more other provisions of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, including the definition of Permitted Debt), less any permanent reductions as a result of the application of proceeds from an Asset Sale to permanently reduce

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     Indebtedness represented by the Credit Facilities as provided under the
     "Repurchase at the Option of Holders -- Asset Sales" covenant;

          (2) Indebtedness outstanding on the date the notes are issued;

          (3) Indebtedness represented by the notes; provided that any additional notes issued after the initial issuance of the notes represent Indebtedness that, but for this clause (3), could otherwise have been incurred under the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided, further, that if any additional notes are to be issued prior to February 15, 2002, we shall deposit in the Pledge Account funds sufficient to pay, or to permit the purchase of additional Pledged Securities sufficient to pay, when due, all cash interest payments accruing on the additional notes on or prior to February 15, 2002;

          (4) Permitted Refinancing Indebtedness, which will not include the refinancing, renewal, replacement, defeasance or refunding of Indebtedness under clauses (1), (5) or (11) of this paragraph;

          (5) Indebtedness:

             (a) in respect of performance, surety or appeal bonds or letters of credit, in each case provided in the ordinary course of business;

             (b) in respect of Hedging Obligations; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

             (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business, assets or Restricted Subsidiary;

          (6) intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that

             (a) if we are the obligor on the Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the applicable notes, the indenture and the supplemental indenture, and

             (b) if one of our Restricted Subsidiaries is the obligor on the Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to any guarantee of the applicable notes, indenture and supplemental indenture issued under the "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" covenant, and

             (c) (I) any subsequent event or issuance or transfer of Equity Interests that results in any of that Indebtedness being held by a Person other than us or one of our Restricted Subsidiaries and (II) any sale or other transfer of any of that Indebtedness to a Person other than us or one of our Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of that Indebtedness by us or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) Indebtedness due and owing to governmental entities in connection with telecommunications license, permit or similar fees or Indebtedness incurred to finance the payment of deposits with and license, permit or similar fees to the FCC and other governmental authorities, including, without limitation, international telecommunications agencies and governmental authorities;

          (8) Indebtedness the proceeds of which are, or the credit support provided by that Indebtedness is, used to finance the development, construction, expansion, operation or acquisition of assets used or to be used in, or at least a majority of the Voting Stock of, a Communications and Data Access Business (including, in the case of the acquisition of at least a majority of the Voting Stock of a Communications and Data Access Business, Acquired Debt not to exceed, individually or in the aggregate, $200.0 million principal amount; provided that such Acquired Debt was not incurred in connection with or in contemplation of such acquisition);

          (9) the guarantee by us or any Restricted Subsidiary of our or a Restricted Subsidiary's Indebtedness that was permitted to be incurred by another provision of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

          (10) Indebtedness under this clause (10) the aggregate principal amount or accreted amount of which, taken together with the aggregate principal amount or accreted amount of all other Indebtedness issued under this clause (10), does not exceed 2.0 times the aggregate net proceeds received by us after the date of initial issuance of the notes from the issuance and sale (other than to one or more of our Subsidiaries) of Equity Interests (other than in respect of Disqualified Stock), other than (A) proceeds to the extent relied upon to permit the making of one or more Restricted Payments in compliance with the "Limitation on Restricted Payments" covenant and (B) proceeds to the extent relied upon to permit the making of one or more Permitted Investments pursuant to clause (8) of the definition of that term; and

          (11) Indebtedness not otherwise permitted hereunder in an aggregate principal amount or accreted amount which, when aggregated with the principal amount or accreted amount of all other Indebtedness then outstanding and incurred pursuant to this clause (11), does not exceed $50.0 million at any one time outstanding.

     For purposes of the foregoing clause (10), the amount of net proceeds we receive from the issuance and sale of equity interests, if other than cash, will be determined by our board of directors in good faith, whose resolution will be delivered to the trustee, and its determination will be based upon the opinion or appraisal issued by an investment banking firm, appraisal firm or accounting firm, in each case of national standing, if the fair market value exceeds $15.0 million.

     "Permitted Holder" means either MCI Worldcom or Vulcan Ventures, or any majority owned Affiliate thereof.

     "Permitted Investment" means

          (1) any Investment in us or in any of our Restricted Subsidiaries by us or any of our Restricted Subsidiaries;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by us or any of our Restricted Subsidiaries in a Person engaged in a Communications and Data Access Business, if as a result of that Investment

             (a) that Person becomes one of our Restricted Subsidiaries, or

             (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or one of our Restricted Subsidiaries;

          (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions described under "Repurchase at the Option of Holders -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of our Equity Interests, other than Disqualified Stock;

          (6) other Investments by us or any of our Restricted Subsidiaries in any Person having an aggregate fair market value, measured as of the date made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, not to exceed $50.0 million;

          (7) Investments arising in connection with Hedging Obligations;

          (8) any Investment in a Person engaged or proposed to be engaged in a Communications and Data Access Business made in exchange for, or out of the proceeds of, an offering for cash of shares of our Capital Stock, other than Disqualified Stock, excluding any proceeds from an offering of shares of our Capital Stock that are relied upon by us to incur any Indebtedness pursuant to clause (10) of the definition of the term Permitted Debt;

          (9) payroll, travel and similar advances to cover matters that are expected at the time of such advance ultimately to be treated as expenses in accordance with GAAP; and

          (10) investments in negotiable instruments held for collection, lease, utility and workers' compensation, performance and other similar pledges or deposits, and other pledges or deposits permitted under the "Limitation on Liens" covenant.

     "Permitted Liens" means

          (1) Liens on our assets or of any of our Restricted Subsidiaries to secure Indebtedness, other than Subordinated Debt, permitted by the indenture and supplemental indenture to be incurred;

          (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with us or any of our Restricted Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or our Restricted Subsidiary;

          (3) Liens on property existing at the time of acquisition of that property by us or any of our Restricted Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or our Restricted Subsidiary;

          (4) Liens existing on the date the notes are issued;

          (5) Liens in favor of us or any of our Restricted Subsidiaries;

          (6) Liens incurred in the ordinary course of our business or of any of our Restricted Subsidiaries with respect to obligations that do not exceed, in the aggregate at any one time outstanding, more than 5% of our and our Restricted Subsidiaries' total consolidated assets, determined in accordance with GAAP based on our most recent publicly available consolidated balance sheet, and that

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             (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business, and

             (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the ordinary course of business by us or our Restricted Subsidiaries;

          (7) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business, including, without limitation, landlord Liens on leased properties;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecutes, provided that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision;

          (9) carriers', warehousemen's, mechanics', landlords' materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, however, that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision;

          (10) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject to the Lien or do not interfere with or adversely affect in any material respect the ordinary conduct of our business and the business of our Restricted Subsidiaries taken as a whole;

          (11) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

          (12) leases or subleases granted to third Persons not interfering with our ordinary course of business or of the business of any of our Restricted Subsidiaries;

          (13) Liens, other than any Lien imposed by ERISA or any rule or regulation promulgated under ERISA, incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

          (14) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (15) any attachment or judgment Lien in respect of a judgment not constituting an Event of Default under clause (8) of the "Events of Default";

          (16) any interest or title of a lessor or sublessor under any operating lease, conditional sale, title retention, consignment or similar arrangements entered into in the ordinary course of business;

          (17) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

          (18) Liens under the Pledge Agreement;

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          (19) bankers' liens in respect of deposit accounts;

          (20) Liens imposed by law incurred by us or our Restricted Subsidiaries in the ordinary course of business; and

          (21) Liens to secure Attributable Debt in connection with sale and leaseback transactions.

     "Permitted Refinancing Indebtedness" means any of our Indebtedness or Indebtedness of any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are or are to be used to extend, refinance, renew, replace, defease or refund other of our Indebtedness or Indebtedness of any of our Restricted Subsidiaries, other than intercompany Indebtedness; provided, however, that:

          (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued and unpaid interest on, any Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of customary or prescribed premiums and reasonable expenses incurred in connection with that extension, refinancing, renewal, replacement, defeasance or refunding;

          (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) the Indebtedness is incurred by us if we are the obligor on the Indebtedness or by us or one of our Restricted Subsidiaries if one of our Restricted Subsidiaries is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of that government or agency.

     "Pledged Securities" means the cash and U.S. Government Securities deposited in the Pledge Account, together with any interest or other distributions received on that cash or those securities.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, of that Person's equity that have a preference as to the payment of dividends or as to payments upon a liquidation of that Person, whether now outstanding or issued after the date the notes are issued, including without limitation, all series and classes of that preferred stock.

     "Qualified Equity Offering" means an underwritten primary public offering for cash of our Capital Stock, other than Disqualified Stock, pursuant to an effective registration statement under the Securities Act in which we receive gross proceeds of at least $50.0 million.

     "Reference Period" means the latest two fiscal quarters for which financial statements are publicly available.

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     "Restricted Investment" means an Investment other than a Permitted
Investment.

     "Restricted Payment" means any payment or action to:

          (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us, or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends or distributions payable in our Equity Interests, except Disqualified Stock;

          (2) purchase, redeem or otherwise acquire or retire for value, including without limitation, in connection with any merger or consolidation involving us, any of our Equity Interests or any Equity Interests of any of our direct or indirect parents or other Affiliates, other than in exchange for our Equity Interests, except Disqualified Stock;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

          (4) make any Restricted Investment.

     "Restricted Subsidiary" means any of our Subsidiaries other than an Unrestricted Subsidiary.


     "Separation Date" means the earliest to occur of:



          (1) August 15, 2000;



          (2) the occurrence of an Event of Default;



          (3) the occurrence of an "exercise event" as set forth in the Warrant Agreement; and



          (4) such other date as Lehman Brothers Inc. shall determine in its sole discretion.


     "Significant Subsidiary" means any our Restricted Subsidiaries that meet any of the following conditions:

          (1) our and our other Restricted Subsidiaries' investments in and advances to such Restricted Subsidiary exceed 10% of the total assets of us and our Restricted Subsidiaries consolidated as of the end of the most recently completed fiscal year (or, for a proposed business combination to be accounted for as a pooling of interests, when the number of common shares exchanged or to be exchanged by us exceeds 10% of our total common shares outstanding at the date the combination is initiated);

          (2) our and our other Restricted Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such Restricted Subsidiary exceeds 10% of the total assets of us and our Restricted Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

          (3) our and our other Restricted Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Restricted Subsidiary exceeds 10% of such income of us and our Restricted Subsidiaries consolidated for the most recently completed fiscal year, in each case as computed in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act.

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     "Stated Maturity" means

          (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and

          (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subordinated Debt" means any of our Indebtedness subordinated in right of payment to the notes.

     "Subsidiary" means, with respect to any Person,

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person, and

          (2) any partnership

             (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person, or

             (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person, or

             (c) any combination entities described in clauses (1) and (2).

     "Unrestricted Subsidiary" means any Subsidiary that is designated by our board of directors as an Unrestricted Subsidiary pursuant to a resolution of the board of directors, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt; and

          (2) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation

             (a) to subscribe for additional Equity Interests, or

             (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

     "U.S. Government Securities" means securities that are direct obligations of, or obligations guaranteed by, the United States of America for the payment of which its full faith and credit is pledged.

     "Voting Stock" of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of directors or similar individuals of that Person.

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     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

          (1) the sum of the products obtained by multiplying

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

             (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by

          (2) the then outstanding principal amount of such Indebtedness.

BOOK ENTRY, DELIVERY AND FORM

     The notes will be represented by one or more permanent global notes in registered, global form without interest coupons. These global notes will be deposited upon issuance with the trustee as custodian for the Depository Trust Company (the "Depository") in New York, New York, and registered in the name of the Depository or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the Depository, a nominee of the Depository or to a successor of the Depository or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. The trustee will act as registrar.

     DEPOSITORY PROCEDURES

     The Depository has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may own beneficially securities held by or on behalf of the Depository only through Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

     The Depository also has advised us that pursuant to procedures established by it,

          (1) upon deposit of the global notes, the Depository will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of global notes, and

          (2) ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository with respect to Participants or by Participants and the Indirect Participants with respect to other owners of beneficial interest in the global notes.

     Investors in the global notes may hold their interests therein directly through the Depository, if they are Participants in such system, or indirectly through organizations (including Euroclear and

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CEDEL) that are participants in such system. All interests in a global note including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of the Depository.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because the Depository can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the Depository system, or otherwise take actions in respect of such interests may be affected by the lack of physical certificate evidencing such interests.

     Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

     Payments in respect of the principal and premium, if any, and interest in a global note registered in the name of the Depository or its nominee will be payable by the paying agent to the Depository or its nominee in is capacity as the registered holder of a global note under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever.

     Consequently, neither we, the trustee nor any agent of us or the trustee have or will have any responsibility or liability for

          (1) any aspect of the Depository's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of the Depository's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes, or

          (2) any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants.

     The Depository has advised us that its current practices, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of the Depository. Payments by Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depository, the trustee or us. Neither we nor the trustee will be liable for any delay by the Depository or its Participants in identifying the beneficial owners of the notes, and we and the trustee may rely conclusively on and will be protected in relying on instructions from the Depository or its nominee as the registered owner of the notes for all purposes.

     Interests in the global notes will trade in the Depository's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depository and its Participants. Transfers between Participants in the Depository will be effective in accordance with the Depository's procedures, and will be settled in same-day funds.

     The Depository has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account the depository interests in
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

the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the notes, the Depository reserves the right to exchange global notes for legended notes in certificated form, and to distribute such notes to its Participants.

     The information in this section concerning the Depository and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we nor the trustee will have any responsibility for the performance by the Depository or its respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES.

     A global note is exchangeable for definitive notes in registered certificated form if:

          (1) the Depository

             (a) notifies us that it is unwilling or unable to continue as depository for the global note and we thereupon fail to appoint a successor depository,

             (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934,

          (2) upon the continuance of an Event of Default, or

          (3) we, at our option, notify the trustee in writing that we elect to cause issuance of the notes in certificated form.

     In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only upon at least 30 days' prior written notice given to the trustee by or on behalf of the Depository in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depository (in accordance with its customary procedures).

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                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain material U.S. federal income tax aspects of the purchase, ownership and disposition of the notes and associated warrants. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the "Code," existing and proposed U.S. Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretation.

     This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes or warrants. This discussion does not describe the tax consequences arising under the laws of any foreign, state or local jurisdiction, nor does it describe all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, such as holders subject to the U.S. federal alternative minimum tax, or to certain types of holders who may be subject to special rules, such as:

     - financial institutions;

     - insurance companies;

     - tax-exempt entities;

     - dealers in securities or foreign currencies;

     - persons that hold the notes or warrants in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction for U.S. federal income tax purposes;

     - persons that have a "functional currency" other than the U.S. dollar; or

     - investors in pass-through entities.

     This discussion assumes that each holder has acquired the notes and associated warrants on their original issuance at their original offering price and holds the notes and associated warrants as capital assets within the meaning of Section 1221 of the Code. Accordingly, this discussion is limited to tax considerations applicable to the initial purchasers who purchase the notes and associated warrants pursuant to this offering and does not discuss the tax considerations applicable to subsequent purchasers of the notes and associated warrants. This discussion further assumes that the notes will be treated as debt and not equity for U.S. federal income tax purposes. We have not sought any ruling from the IRS with respect to statements made and the conclusions reached in this discussion and we cannot assure you that the IRS will agree with such statements and conclusions.

     For purposes of this discussion, the term "U.S. holder" means a holder who or that:

     - is a citizen or resident of the U.S.;

     - is a corporation, partnership or other entity (other than a trust) created or organized in or under the laws of the U.S. or a political subdivision thereof;

     - is an estate the income of which is subject to U.S. federal income taxation regardless of its source;

     - is a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, referred to as "U.S. persons," have authority to control all substantial decisions of the trust; or

     - is otherwise subject to U.S. federal income taxation on a net income basis in respect of the notes.

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     As used in this prospectus supplement, a "non-U.S. holder" means a holder who or that is not a U.S. holder.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF YOUR PARTICIPATION IN THIS OFFERING AND YOUR OWNERSHIP AND DISPOSITION OF THE NOTES AND ASSOCIATED WARRANTS, INCLUDING THE EFFECT THAT YOUR PARTICULAR CIRCUMSTANCES MAY HAVE ON THESE TAX CONSEQUENCES.

U.S. HOLDERS

Allocation of Purchase Price between Notes and Warrants

     For U.S. federal income tax purposes, the notes and the associated warrants will be treated as investment units. The issue price of an investment unit for U.S. federal income tax purposes will be the first price at which a substantial number of units are sold to the public (excluding sales to bond houses, brokers or similar persons acting as underwriters, placement agents or wholesalers). The issue price of a unit must be allocated between the notes and the warrants. We have allocated $787.94 to each note and $212.06 to each warrant, based on our best judgment of the relative fair market values of each such component of the unit on the issue date. Under the OID regulations, each holder will be bound by such allocation for U.S. federal income tax purposes unless such holder discloses on a statement attached to its tax return for the taxable year that includes the acquisition date of such unit that its allocation differs from ours. No assurance can be given that the IRS will accept our allocation or our computation of OID on the notes. If our allocation or computation of OID were successfully challenged by the IRS, the issue price, original issue discount accrual on the note and gain or loss on the sale or disposition of a note or warrant would be different from that resulting under the allocation determined by us.

Interest and Original Issue Discount on Notes.

     Stated Interest. The stated interest paid on a note will generally be taxable to a U.S. holder as ordinary interest income, at the time that such interest is accrued or actually or constructively received, in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes.

     Original Issue Discount. Because a portion of the purchase price will be allocated to the warrants as described under "Allocation of Purchase Price between Notes and Warrants" above, the notes will be treated as having been issued at a discount and therefore will be considered to bear original issue discount ("OID") for U.S. federal income tax purposes.

     The amount of OID with respect to each note will be equal to the excess of
(a) the stated redemption price at maturity of a note over (b) its issue price.

     The "stated redemption price at maturity" of a note is the sum of all payments provided by the instrument, including both principal and any stated interest payments, other than "qualified stated interest" and payments subject to remote or incidental contingencies. The term "qualified stated interest" is defined as stated interest that is unconditionally payable at least annually at a single fixed rate of interest. The semiannual interest payments on the notes are qualified stated interest payments, and, thus, the difference between the actual amount payable at maturity on the notes and the issue price of the notes will equal the amount of OID on the notes. The "issue price" of a note is determined in the manner described under "Allocation of Purchase Price between Notes from Warrants," above.

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

     Taxation of Original Issue Discount. A U.S. holder is required to include OID in gross income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. holder's regular method of accounting. In general, the amount of OID included in income by the holder of a note is the sum of the daily portions of OID for each day during the taxable year, or portion of the taxable year, on which the holder held the note, including the purchase date and excluding the disposition date. The "daily portion" is determined by determining the OID attributable to each accrual period and allocating a ratable portion of the OID to each day in that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of a note, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.

     The amount of OID for an accrual period is generally equal to the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity (less qualified stated interest to the accrued period). The "adjusted issue price" of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the note (other than payments of qualified stated interest). Under those rules, a U.S. holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The "yield to maturity" of a note is the discount rate that, when used in computing the present value of all payments to be made on a note, produces an amount equal to the issue price of the note.

     In determining the yield and maturity of the notes, we will be deemed to exercise the unconditional call option in a manner that minimizes the yield on the notes. If the notes are not in fact called on a presumed exercise date, then, for purposes of the accrual of OID, the yield and maturity of the notes are redetermined by treating the notes as retired and reissued on that date for an amount equal to their adjusted issue price on that date.

     Applicable High Yield Discount Obligation for Notes. The "issue price" of the notes will be determined as described above in "Allocation of Purchase Price between Notes and Warrants." If the discount to the amount paid for these notes is sufficiently large, they will constitute "applicable high yield discount obligations." If so, the deduction for OID on the notes will be deferred until such OID is paid in cash or will be disallowed. An "applicable high yield discount obligation" is any debt instrument that:

     - has a maturity date which is more than five years from the date of issue;

     - has a yield to maturity which equals or exceeds the applicable federal rate, or "AFR" (as set forth in Section 1274(d) of the Code) for the calendar month in which the obligation is issued plus five percentage points; and

     - has "significant original issue discount."

     The AFR is an interest rate, announced monthly by the IRS, that is based on the yield of debt obligations issued by the U.S. Treasury. The AFR for long-term notes where interest compounds semiannually is 6.6% for February 2000. A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest, including OID, that has accrued on the obligation, over the interest, including OID, that is required to be paid under the instrument through such date exceeds the product of the issue price of the instrument and its yield to maturity.

     Moreover, if the notes' yield to maturity exceeds the AFR plus six percentage points, a ratable portion of our deduction for OID, referred to as the "disqualified OID," based on the portion of the yield to maturity that exceeds the AFR plus six percentage points, will be disallowed and the disqualified OID will be characterized as a non-deductible dividend with respect to us to the extent of our current and accumulated earnings and profits. The impact to holders in this context will depend upon whether we have current and accumulated earnings and profits at least equal to the disqualified OID. For purposes of the dividends-received deduction which may be allowable to a corporate holder under Section 243 of the Code, the disqualified OID will be treated as a dividend to the extent it would have been so treated had that amount been distributed by us with respect to our stock. To the extent that our earnings and profits are insufficient, any portion of the disqualified OID that otherwise would have been recharacterized as a dividend for purposes of the dividends-received deduction will continue to be treated as ordinary OID income to a U.S. holder in accordance with the rules described above.

     We expect that the notes will constitute applicable high yield discount obligations and that a portion of the OID on those obligations will be treated as disqualified OID. As a result, we will not be allowed a deduction for the accrual or payment of the portion of the OID that constitutes disqualified OID, and we will not be allowed a deduction for the accrual of the balance of the OID on the notes until that interest is actually paid.

     Sale, Exchange or Redemption of Notes. In general, a U.S. holder of a note will recognize capital gain or loss upon the sale, exchange, redemption, retirement or other disposition of the note measured by the difference between the amount realized (other than amounts attributable to accrued but unpaid qualified stated interest on the note) and such U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such holder (see "Allocation of Purchase Price between Notes and Warrants")increased by the amount of any OID included in income by the holder through the date of disposition and decreased by any payments received on the note (other than payment of qualified stated interest).

     In general, the maximum federal income tax rate for noncorporate taxpayers on long-term capital gain is 20% with respect to capital assets, including the notes, but only if they have been held for more than one year at the time of disposition. Capital gain on assets having a holding period of one year or less at the time of disposition is taxed as "short-term gain" at a maximum rate of 39.6% in the hands of noncorporate taxpayers. For corporate taxpayers, capital gains, both short-term and long-term, are subject to a maximum regular tax rate of 35%. For both corporate and individual taxpayers, the deductibility of capital losses is subject to limitations.

     Information Reporting and Backup Withholding. U.S. holders of notes may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments of interest (including OID) thereon, and the gross proceeds from dispositions of the notes. Backup withholding applies only if the U.S. holder:

     - fails to furnish its social security or other taxpayer identification number, a "TIN," within a reasonable time after a request therefor;

     - furnishes an incorrect TIN;

     - fails to report properly interest or dividends; or

     - fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

     Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit, and may entitle the U.S. holder to a refund, against the holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons
                                      S-111
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are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     We will furnish annually to the IRS and to record holders of the notes, to whom we are required to furnish this information, information relating to the amount of OID and interest, as applicable.

Taxation of Warrants and Warrant Shares

     Exercise. A U.S. holder of a warrant generally will not recognize gain or loss upon exercise of the warrant. The holder's federal income tax basis in the stock received will be equal to such holder's federal income tax basis in the warrant immediately prior to exercise, plus the amount of cash paid upon exercise. The holding period of the stock acquired upon exercise of the warrant will begin on the day after the date of exercise of the warrant and will not include the period during which the warrant was held.

     Adjustments. An adjustment to the exercise price of the warrants made pursuant to the anti-dilution provisions of the warrants may, in certain circumstances, result in constructive distributions to the U.S. holders of the warrants which could be taxable as dividends to the holders under Section 305 of the Code (to the extent of our earnings and profits). A U.S. holder's federal income tax basis in the warrants generally would be increased by the amount of any such dividend.

     Disposition. Upon a sale, exchange or other taxable disposition of a warrant or warrant shares, a U.S. holder generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the sum of the amount of cash and fair market value of any property received upon such sale, exchange or other disposition and (2) the holder's adjusted tax basis in the warrant or warrant shares being sold. Any gain or loss recognized upon a sale, exchange or disposition of warrants or warrant shares would be long-term capital gain or loss if the warrant or stock was held by the holder for more than one year at the time of sale or exchange. In the case of an individual U.S. holder of a warrant or warrant shares, the maximum federal income tax rate applicable to net long-term capital gains is 20% if the warrant or warrant shares were held for more than one year. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

     Lapse. Upon the lapse of a warrant, a U.S. holder will recognized a capital loss equal to such holder's adjusted tax basis in the warrant.

NON-U.S. HOLDERS

     For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of a note will be considered to be "U.S. trade or business income" if such income or gain is:

     - effectively connected with the conduct of a U.S. trade or business; or

     - in the case of a treaty resident, attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base, in the U.S.

     Payments of Interest. Generally, payments of interest, including OID, on the notes to, or on behalf of, a non-U.S. holder will not be subject to U.S. federal income or withholding tax, subject to the discussion of backup withholding below, where such interest is not U.S. trade or business income if:

     - the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company within the meaning of Code Section 871(h)(3);

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

     - the non-U.S. holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to the company through stock ownership; and

     - the non-U.S. holder provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. person in compliance with applicable requirements of the Treasury Regulations or an exemption is otherwise established.

     If certain requirements are satisfied, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customer's securities in the ordinary course of its trade or business. If these requirements cannot be satisfied, a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30%, or lower treaty rate, if applicable, on interest payments on the notes, including OID, unless:

     - the interest is U.S. trade or business income, in which case the interest, including OID, will be subject to U.S. federal income tax on net income that applies to U.S. persons generally; or

     - an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

     If the payments of interest, including OID, on a note is U.S. trade or business income, the payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally rather than subject to a gross withholding tax and, with respect to corporate holders, may also be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, the payments will not be subject to U.S. withholding tax so long as the holder provides the company or its paying agent with a properly executed Form 4224 or any successor form.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

     Sale, Exchange or Redemption of Notes. Subject to the discussion on backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain recognized upon the sale, exchange or other disposition, including a redemption, of a note unless:

     - such gain is U.S. trade or business income;

     - the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year in which the gain is realized and certain other conditions are satisfied; or

     - the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     U.S. Estate Tax. Notes owned or treated as owned by an individual who is not a citizen or resident, as specially defined for U.S. federal estate tax purposes, of the U.S. at the time of death, a "nonresident decedent," will not be includible in the nonresident decedent's gross estate for U.S. federal estate tax purposes as a result of the nonresident decedent's death, provided that, at the time of death, the nonresident decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock and payments with respect to the notes would not have been U.S. trade or business income. Subject to applicable treaty limitations, if any, a nonresident decedent's estate may be subject to U.S. federal estate tax on property includible in the estate for U.S. federal estate tax purposes.

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IRS Reporting and Backup Withholding

     We must report annually to the IRS and to each non-U.S. holder any interest, including OID, that is subject to withholding or that is exempt from U.S. withholding tax. Copies of those information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides.

     A non-U.S. holder will not be subject to certain IRS reporting or backup withholding, which generally is a withholding tax imposed at the rate of 31%, if the payor has received appropriate certification statements from or on behalf of the non-U.S. holder and provided that the payor does not have actual knowledge that the non-U.S. holder is a U.S. person. The payment of the proceeds from the disposition of the notes to or through the U.S. office of any U.S. or foreign broker will be subject to IRS reporting and possibly backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker will not be subject to IRS reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a "U.S. related person").

     In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, the Treasury Regulations require IRS reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person, absent actual knowledge that the payee is a U.S. person.

     Any amounts withheld under the backup withholding rates from a payment to a holder will be allowed as a credit against the holder's U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed. Holders of the notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements, but rather unify current certification procedures and forms and clarify standards. The final regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

Treatment of Warrants and Warrant Shares by Non-U.S. Holders.

     Non-U.S. holders generally will not be subject to U.S. tax on the exercise of a warrant or the sale of a warrant or warrant shares unless the income is effectively connected with a U.S. trade or business. Non-U.S. holders may be subject to U.S. withholding tax on actual or deemed dividend distributions. Non-U.S. holders should consult with their tax advisors regarding the U.S. and foreign tax consequences with respect to the warrants and warrant shares.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                  UNDERWRITING

     GENERAL

     We have entered into an underwriting agreement under which we have agreed to sell to each of the underwriters named below and each of those underwriters has agreed to purchase from us the aggregate principal amount of notes shown opposite its name below:

                                                             PRINCIPAL
                       UNDERWRITERS                            AMOUNT
                       ------------                         ------------
Lehman Brothers Inc. .....................................  $141,000,000
Salomon Smith Barney Inc. ................................    72,000,000
Chase Securities Inc. ....................................    34,500,000
J.P. Morgan Securities Inc. ..............................    34,500,000
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated................................    18,000,000
                                                            ------------
Total.....................................................  $300,000,000
                                                            ============

     The underwriting agreement provides that the underwriters' obligations to purchase the notes are subject to conditions, including the delivery of legal opinions by their counsel. If the underwriters purchase any notes under the underwriting agreement, they must purchase all of the notes.

     DISCOUNTS AND EXPENSES

     The following table summarizes the compensation we will pay.

                                                                  PER
                                                              SENIOR NOTE
                                                              -----------
Underwriting discounts and commissions paid by us...........     2.750%
                                                                $27.50

     The expenses associated with this offering and the related warrants offering and our concurrent offering of common stock have been allocated entirely to our common stock offering.

     INDEMNIFICATION

     We have agreed to indemnify the underwriters against liabilities related to the offering, including liabilities under the Securities Act, and to contribute, under defined circumstances, to payments that the underwriters may be required to make in respect thereof.

     MARKET-MAKING AND STABILIZATION

     We do not intend to list the notes on any national securities exchange or to seek the admission of the notes to trading on the Nasdaq Stock Market. We have been advised by the underwriters that following the completion of the offering, they currently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, that market-making activity will be subject to the limits imposed by the Exchange Act. See "Risk Factors -- An active trading market may not develop for the notes."

     In connection with this offering, the underwriters may engage in certain transactions that stabilize the price of the notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering (i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement) the underwriters may reduce that short position by purchasing notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

     OFFERS AND SALES OUTSIDE THE U.S.

     This prospectus supplement is not, and under no circumstances is to be construed as, an advertisement or a public offering of the notes in Canada or any province or territory of Canada. Any offer or sale of the notes in Canada will be made only under an exemption from the requirements to file a prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

     Each underwriter has represented and agreed that:

     - it has not offered or sold and will not offer or sell, in the United Kingdom by means of any document, any notes other than to people whose ordinary business it is to buy, hold, manage or dispose of investments, whether as principal or agent for purposes of their business or otherwise in circumstances that do not constitute an offer to the public in the United Kingdom with the meaning of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Financial Securities Act of 1986 in relation to the shares of our common stock;

     - it has only issued or passed on, and will only issue and pass on, to any person in the United Kingdom, a document received by it in connection with the offering of the shares of our common stock if that person is of the kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom the document may otherwise be lawfully issued or passed on.

     The notes offered in this prospectus supplement are only being registered for offering in the United States. No action will be taken by us or by the underwriters in any other jurisdiction where action is required to permit a public offering of the notes offered in this prospectus supplement. People who obtain this prospectus supplement are required by us and by the underwriters to inform themselves about and to observe any restrictions on the offering of the notes and the distribution of this prospectus supplement.

     Purchasers of the notes offered in this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus supplement.

                                 LEGAL MATTERS

     Cooley Godward LLP, San Francisco, California, will pass upon for us the legality of the securities we are offering under this prospectus supplement. Certain legal matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York. Attorneys with Cooley Godward LLP own an aggregate of 1,675 shares of our common stock.

                                    EXPERTS

     The audited financial statements and schedule incorporated by reference in the prospectus to which this prospectus supplement relates and included elsewhere in the registration statement of which this prospectus supplement and the related prospectus are a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS

                                 $1,200,000,000

                                 METRICOM, INC.
RICOCHET LOGO
                                  COMMON STOCK
                                DEBT SECURITIES
                         GUARANTEES OF DEBT SECURITIES

                             METRICOM FINANCE, INC.
                                DEBT SECURITIES
          GUARANTEED AS SET FORTH IN THIS PROSPECTUS BY METRICOM, INC.

      Metricom, Inc. may offer shares of common stock from time to time at prices and on terms to be determined by market conditions at the time it makes the offer. Metricom, Inc. and Metricom Finance, Inc., a wholly owned subsidiary of Metricom, Inc., referred to as Metricom Finance, may, as co-issuers and co-obligors, offer one or more series of debt securities from time to time at prices and on terms to be determined by market conditions at the time of the offering. The obligation of Metricom Finance under these securities will be fully and unconditionally guaranteed by Metricom, Inc. as set forth in this prospectus. We will provide the specific terms of each series of debt securities in supplements to this prospectus. Before you invest in the securities, you should carefully read this prospectus and the prospectus supplement related to the securities offered.

      Metricom, Inc.'s common stock is traded on the Nasdaq National Market under the symbol "MCOM." On December 29, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $80 5/8 per share.
                            ------------------------

 THE SECURITIES WE MAY OFFER INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                                   ON PAGE 5.
                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

      If we sell the securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

                The date of this prospectus is December 30, 1999

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
Forward-Looking Information...........    5
Deficiency of Earnings to Fixed
  Charges.............................    5
Use of Proceeds.......................    5
Description of Debt Securities........    6

                                        PAGE
                                        ----
Description of Capital Stock..........   14
Plan of Distribution..................   18
Legal Matters.........................   18
Experts...............................   19
Where You Can Find More Information...   19

                           -------------------------

      No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

      Metricom(R) and Ricochet(R) are Metricom, Inc. trademarks. Trade names and trademarks of other companies appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

      The following is a summary of Metricom, Inc.'s business. This summary highlights selected information from this prospectus and does not contain all the information that may be important to you. To understand the terms of the securities, you should read this prospectus with the accompanying prospectus supplement carefully. Together, these documents describe the specific terms of the securities we are offering. You should also carefully read the section entitled "Risk Factors" in this prospectus and the accompanying prospectus supplement and the documents identified under the caption "Where You Can Find More Information." References to "Metricom, Inc." refer to Metricom, Inc. and references to "Metricom Finance" refer to Metricom Finance, Inc. Unless the context requires otherwise, references to "we," "us" or "our" refer to Metricom, Inc. and Metricom Finance, collectively.

      Metricom, Inc. is a leading provider of mobile wireless data access to corporate networks and the Internet. Metricom, Inc. has designed its new high speed service, marketed under the Ricochet(R) brand name, to meet the needs of the growing number of professionals who require full access to their corporate networks and the Internet while away from the office. Metricom, Inc.'s service will also appeal to consumers who desire high-speed mobile access to the Internet. Simply by connecting a wireless modem to a laptop computer or other portable electronic device, users can access their corporate networks and the Internet whenever they want and wherever they are within Metricom, Inc.'s service areas, just as they would with a wired modem.

      Metricom, Inc. was incorporated in California in December 1985 and reincorporated in Delaware in April 1992. Its principal office is located at 980 University Avenue, Los Gatos, California 95030-2375. Its telephone number at that location is (408) 399-8200, and its Web sites are located at www.metricom.com and www.ricochet.net. Information contained on these Web sites does not constitute part of this prospectus. Metricom Finance is a wholly owned subsidiary of Metricom, Inc., newly formed for the purpose of allowing Metricom, Inc. to consummate a holding company reorganization.

                          THE SECURITIES WE MAY OFFER

      Metricom, Inc. may offer shares of its common stock, and Metricom, Inc. and Metricom Finance may offer various series of debt securities, with a total value of up to $1.2 billion, from time to time, under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

      - designation or classification;

      - aggregate principal amount or aggregate offering price;

      - maturity, if applicable;

      - rates and times of payment of interest or dividends, if any;

      - redemption, conversion or sinking fund terms, if any;

      - voting or other rights, if any;

      - conversion prices, if any; and

      - important federal income tax considerations.

      The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. THIS PROSPECTUS MAY NOT BE USED TO COMPLETE ANY SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

      We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

      - the names of those agents or underwriters;

      - applicable fees, discounts and commissions, to be paid to them; and

      - the net proceeds to us.

      Common Stock. Metricom, Inc. may offer its common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except those matters that are submitted solely to a vote of the holders of preferred stock. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.

      Debt Securities. We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing that debt, to all of our senior indebtedness. Convertible debt securities will be convertible into Metricom, Inc.'s common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

      The debt securities will be issued under indentures between us and Bank One Trust Company, N.A., referred to as Bank One, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures, which contain the terms of the debt securities. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part.

      Guarantees. Metricom, Inc. will fully and unconditionally guarantee the obligations of Metricom Finance under the debt securities. Each guarantee with respect to senior debt securities will constitute part of Metricom, Inc.'s senior debt. Each guarantee with respect to subordinated debt securities will be subordinated to Metricom, Inc.'s senior indebtedness on the same basis as the applicable security. Upon the completion of a holding company reorganization, that guarantee automatically, and without further notice to or action by the holders of the debt securities, will be released entirely and will cease to be of any force and effect. After that time, all references in the indenture and any supplemental indentures to an obligor of the debt securities will refer only to the holding company.

                                  RISK FACTORS

      The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in Metricom, Inc. and/or Metricom Finance and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part.

                          FORWARD-LOOKING INFORMATION

      This prospectus contains forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the current expectations that we have about Metricom, Inc. and its industry. Words such as "expect," "anticipate," "estimate," "believe," "intend," "plan" and other similar expressions are used to identify some forward-looking statements, but not all forward-looking statements include these words. Some of these forward-looking statements relate to commercial acceptance of Metricom, Inc.'s service and the holding company reorganization. All forward-looking statements involve risks and uncertainties. Metricom, Inc.'s actual results may differ significantly from our expectations and from the results expressed in or implied by these forward-looking statements. The section captioned "Risk Factors" that appears in Metricom, Inc.'s annual report on Form 10-K, as amended, for the year ended December 31, 1998 and Metricom, Inc.'s current report on Form 8-K filed with the SEC on July 9, 1999, as subsequently amended, as well as the section captioned "Risk Factors" that will appear in prospectus supplements accompanying this prospectus describe some, but not necessarily all, of the factors that could cause these differences. We urge you to read those sections carefully. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                    DEFICIENCY OF EARNINGS TO FIXED CHARGES

      Metricom, Inc.'s earnings were insufficient to cover fixed charges during each of the periods described below. For the purpose of these calculations, "earnings" consist of income before taxes, plus fixed charges, and "fixed charges" consist of interest expense incurred and the portion of rental expense deemed by Metricom, Inc. to be representative of the interest factor of rental payments under leases.

                                                                                            NINE MONTHS
                                                             YEAR ENDED                        ENDED
                                                            DECEMBER 31,                   SEPTEMBER 30,
                                              -----------------------------------------    --------------
                                              1994     1995     1996     1997     1998     1998     1999
                                              -----    -----    -----    -----    -----    -----    -----
                                                  (DOLLARS IN MILLIONS) (UNAUDITED)
Deficiency of earnings to fixed charges.....  $11.7    $23.5    $39.3    $59.3    $84.2    $45.9    $48.2

                                USE OF PROCEEDS

      Unless otherwise described in a prospectus supplement, we will use the net proceeds from the offering of the securities for deployment and commercialization of Metricom, Inc.'s network and for other general corporate purposes, principally working capital, funding operating losses, capital expenditures and operating expenses related to Metricom, Inc. When we offer a particular type or series of securities, the prospectus supplement relating to those securities will describe our intended use of the net proceeds we will receive from the sale of those securities. Unless otherwise described in a prospectus supplement, pending application for specific purposes, the net proceeds of any offering of securities may be invested in short-term investments and marketable securities.

                         DESCRIPTION OF DEBT SECURITIES

      We may offer the debt securities from time to time as either senior or subordinated debt or as senior or subordinated convertible debt. We will issue senior debt securities under an indenture between us, as joint and several obligors, and Bank One, as trustee. We will issue subordinated debt securities under another indenture between us, as joint and several obligors, and Bank One, as trustee. The terms of the indentures are also governed by the provisions of the Trust Indenture Act. The following is a summary of the material provisions of the debt securities; however, we urge you to review the senior debt indentures and the subordinated debt indenture, which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities. In this description, the phrases "we," "our" and similar terms refer only to Metricom, Inc. and Metricom Finance as co-issuers and as co-obligors and not to any future subsidiaries that Metricom, Inc. may create or acquire.

GENERAL

      The indentures allow us to issue debt securities in series up to the aggregate amount we authorize from time to time for each series. We will describe the following terms of the debt securities, to the extent those terms are applicable, and other information that we consider relevant relating to a particular series of debt securities in a prospectus supplement:

      - the designation and title of the debt securities;

      - the classification of those securities as senior or subordinated debt securities;

      - the aggregate principal amount, or principal amount at maturity, as applicable, of the debt securities;

      - the percentage of the principal amount, or principal amount at maturity, as applicable, at which we will issue and sell the debt securities;

      - the date or dates on which the debt securities will mature;

      - the rate or rates per annum, if any, which may be fixed or variable, at which the debt securities will bear or accrete interest, or the method of determination of the interest rate or rates;

      - the times and places at which the interest, if any, will be payable;

      - provisions for sinking, purchase or other analogous funds, if any;

      - the date or dates or particular events, if any, after which we may, or must, redeem the debt securities, as well as the redemption price or prices;

      - the date or dates or particular events, if any, after which we must offer to repurchase the debt securities from their holders, as well as the repurchase price or prices;

      - the date or the dates, if any, after which the holders may convert the debt securities into shares of our common stock and the terms for that conversion; and

      - any other material terms of, including any covenants or defined terms applicable to, the debt securities.

      We will pay the principal, premium, if any, and interest, if any, on debt securities by wire transfer of immediately available funds to the holder of any debt securities held in global form and at the office of the trustee maintained for that purpose with respect to any certificated notes. With respect to certificated debt securities, we may pay interest, if any, at our option by check mailed to the address of the person entitled to payment as it appears in our security register or by wire transfer of immediately available funds in accordance with instructions provided by the registered holders of certificated debt securities. Debt securities will be transferable at the office of the trustee maintained for that purpose.

      We may issue debt securities in registered form and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000. We may also issue debt securities in book-entry form, without certificates. We will describe the procedures relating to an issue of book-entry debt securities in the prospectus supplement relating to those debt securities. We will not require a service charge for any transfer or exchange of the debt securities, but we or the trustee may require payment of a sum sufficient to cover any transfer tax or other similar government charge payable in connection with a transfer or exchange.

      We may issue debt securities under the indentures at a substantial discount from their stated principal amount at maturity. We will describe any U.S. federal income tax consequences and other considerations applicable to debt securities issued with "original issue discount" in the prospectus supplement relating to those debt securities.

CONVERSION RIGHTS

      The prospectus supplement will describe, if applicable, the terms on which the holders may convert debt securities into common stock. The conversion may be mandatory or may be at the option of the holder of debt securities. The prospectus supplement will describe how the number of shares of common stock to be received upon conversion would be calculated.

MERGER, CONSOLIDATION AND SALE OF ASSETS

      Unless we provide otherwise in the prospectus supplement relating to a particular series of debt securities, the indentures will not permit us to consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets as an entirety to any person, unless:

      - the person formed by the consolidation or into which we are merged, or the person that acquires our properties and assets by sale, conveyance or transfer or which leases our properties and assets substantially as an entirety:

        - is a corporation, validly existing under the laws of the United States of America, any state of the United States, or the District of Columbia, and

        - expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, our obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the debt securities and the performance and observance of every covenant of the indentures;

      - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing with respect to the applicable debt securities; and

      - the person formed by the consolidation or surviving the merger or acquiring or leasing our properties and assets delivers an officers' certificate and an opinion of counsel to the trustee, each stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture comply with these provisions of the indentures and that all conditions precedent provided for under the indentures that relate to the transaction have been satisfied.

      These provisions apply only to a merger or consolidation in which we are not the surviving corporation and to sales, conveyances, leases and transfers by us as transferor or lessor. We use the term "person" to mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a government entity.

      The indentures also provide that, upon completion of any of the transactions described above in accordance with the preceding paragraphs, the person formed by the consolidation or surviving the merger or acquiring or leasing our properties and assets will be substituted for us and will succeed to, and may exercise, all of our rights and powers under the indentures with the same effect as if that person had been named as the obligor under the indentures. Also, upon completion of any of these transactions, except in the case of a lease, we will be discharged from all our obligations and covenants under the indentures and the debt securities.

      Notwithstanding the foregoing provisions, nothing in this "Merger, Consolidation or Sale of Assets" covenant will prohibit us from completing the holding company reorganization, provided that the completion of that transaction is solely for the purpose of effecting the holding company reorganization and not for the purpose of circumventing any other provision of the indenture or any supplemental indentures.

EVENTS OF DEFAULT

      Unless we provide otherwise in the prospectus supplement relating to a particular series of debt securities, the following will be events of default under the indentures:

             (1) default in the payment of interest on any debt securities when the interest becomes due and payable, if the default continues for 30 days; or

             (2) default in the payment of the principal of, or premium, if any, on, any debt securities of that series at its maturity or upon any redemption; or

             (3) default in the deposit of any sinking fund payment when and as due pursuant to the terms of the debt securities of that series and the indentures and such default shall continue for a period of 30 days; or

             (4) default in the performance, or breach, of any covenant or warranty in the indentures, other than a default in the performance, or breach, of a covenant or warranty that is specifically dealt with elsewhere under this "events of default" section, if the default or breach continues for 60 days after the trustee or the holders of at least 25% in principal amount, or principal amount at maturity, as applicable, deliver a written "notice of default" to us specifying the default or breach and requiring it to be remedied; or

             (5) the entry of a decree or order by a court with appropriate jurisdiction adjudging us bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition with regard to us under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator, or other similar official with regard to us or any substantial part of our property, or ordering the winding up or liquidation of our affairs, if such a decree or order continues unstayed and in effect for a period of 60 consecutive days; or

             (6) our institution of proceedings to be adjudicated bankrupt or insolvent, or our consent to the institution of bankruptcy or insolvency proceedings against us, or our filing of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or our consent, to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or other similar official regarding us or of any substantial part of our property, or our making of an assignment for the benefit of creditors; or

             (7) any other event of default provided with respect to debt securities of that series.

      In each case, "default" means any event which is, or after notice or passage of time or both would be, an event of default.

      Unless we provide otherwise in the prospectus supplement relating to a particular series of debt securities, if an event of default described in clause
(1), (2), (3), (4) or (7) above occurs and is continuing, then in every case the trustee or the holders of not less than 25% in principal amount, or principal amount at maturity, as applicable, of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of all of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders, and upon any declaration the principal amount or specified portion of the principal amount will become immediately due and payable. If an

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

event of default described in clause (5) or (6) above occurs and is continuing, then the principal amount of all the debt securities will automatically be immediately due and payable without any declaration or other act on the part of the trustee or any holder of those debt securities.

      At any time after a declaration of acceleration with respect to debt securities of any series or all series, as applicable, has been made, the holders of a majority in principal amount, or principal at maturity, as applicable, of the outstanding debt securities of that series, or of all series, as the case may be, by written notice to us and the trustee, may rescind and annul the declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. Such a rescission will not affect any subsequent default or impair any right consequent to a subsequent rescission.

      Except as otherwise provided in each indenture, or any supplement thereto, the holders of not less than a majority in principal amount, or principal amount at maturity, as applicable, of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default, described in clause (1), (2), (3), (4) or (7) of the first paragraph of this section, or, in the case of a default described in clause (5) or (6) of the first paragraph of this section, the holders of not less than a majority in principal amount, or principal amount at maturity, as applicable, of all outstanding debt securities may waive any such past default, and its consequences, except a default:

      - respect of the payment of the principal of, or premium, if any, on, or interest on any debt security, or

      - in respect of a covenant or provision which under the indentures cannot be modified or amended without the consent of the holders of all or more than a majority in principal amount, or principal amount at maturity, as applicable, of the outstanding debt security of the affected series.

      A default will cease to exist upon a waiver and any event of default arising from that default will be deemed to have been cured for every purpose of the indentures, but the waiver will not extend to any subsequent or other default or event of default.

      Except to enforce the right to receive payment of principal, premium, if any, or interest on any debt security, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:

      - that holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series;

      - the holders of not less than 25% in principal amount, or principal amount at maturity, as applicable, of the outstanding debt securities of that series in the case of any event of default under clause (1), (2),
        (3), (4) or (7) of the first paragraph of this section, or, in the case of any event of default described in clause (5) or (6) of the first paragraph of this section, the holders of not less than 25% in principal amount, or principal amount at maturity, as applicable, of all outstanding debt securities delivers a written request to the trustee to institute proceedings in respect of the event of default in its own name as trustee under each of the indentures;

      - that holder or holders offer the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request to institute proceedings;

      - the trustee fails to institute a proceeding for 60 days after receiving the notice, request and offer of indemnity; and

      - no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of at least a majority in principal amount, or principal amount at maturity, as applicable, of the outstanding debt securities of that series in the case of any default under clause (1), (2), (3), (4) or (7) of the first paragraph of this section, or, in the case of any event of default described in clause (5) or (6) of the first paragraph of this section, by the holders of at least

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

        a majority in principal amount, or principal amount at maturity, as applicable, of all outstanding debt securities.

      During the existence of an event of default, the trustee must exercise the rights and powers vested in it under either indenture in good faith. Subject to the provisions of the indentures relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee under the indentures is not under any obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders unless these holders offer the trustee reasonable indemnity. Subject to provisions of the indentures concerning the rights of the trustee, with respect to the debt securities of any series, the holders of not less than a majority in principal amount, or principal amount at maturity, as applicable, of the outstanding debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indentures.

      Within 90 days after the occurrence of any default with respect to debt securities of any series, the trustee will transmit notice of any default known to it to the holders of the affected debt securities in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, unless the default is cured or waived; however, except in the case of a default in the payment of the principal of, or premium, if any, on, or interest on any debt securities of that series, or in the payment of any sinking fund installment with respect to debt securities of that series, the trustee will be protected in withholding that notice if and so long as the trustee in good faith determines that the withholding of that notice is in the interest of the holders of debt securities of that series.

      We are required to deliver a brief certificate of our compliance with all of the conditions and covenants under the indentures to the trustee within 120 days after the end of each fiscal year.

DEFEASANCE OR COVENANT DEFEASANCE

      We may, at our option and at any time, terminate our obligations with respect to the outstanding debt securities of any series, referred to as "defeasance." Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities, except for the following provisions, which will survive until otherwise terminated or discharged under the indentures:

      - the rights of holders of the outstanding debt securities

        - to receive, solely from the trust fund described in the indentures, payments in respect of the principal of, and premium, if any, on, and interest on those debt securities when those payments are due, and

        - to receive shares of common stock or other securities from us upon conversion of any convertible debt securities issued thereunder;

      - our obligations to issue temporary debt securities, register the transfer or exchange of any debt securities, replace mutilated, destroyed, lost or stolen debt securities, maintain an office or agency for payments in respect of the debt securities and, if we act as our own paying agent, hold in trust, money to be paid to the persons entitled to payment, and with respect to "additional amounts," if any, on those debt securities as contemplated in the indentures;

      - the rights, powers, trusts, duties and immunities of the trustee under the indentures; and

      - the defeasance provisions of the indentures.

      In addition, we may, at our option and at any time, elect to terminate our obligations with respect to selected covenants that are set forth in the indentures and any omission to comply with those obligations will not constitute a default or an event of default with respect to the debt securities, referred to as "covenant defeasance."

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

      In order to exercise either defeasance or covenant defeasance:

      - we must irrevocably deposit or cause to be deposited with the trustee, in trust, for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the applicable debt securities,

        - money, or

        - Government Obligations that mature not later than one day before the due date of any payment of principal, premium, if any, and interest, under the applicable debt securities, or

        - a combination of money and Government Obligations as described immediately above,


      - the money or Government Obligations, or both, must in any case, be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge,



        - the principal of, and any premium and all installments of interest on, the outstanding debt securities on the stated maturity date (or any redemption date that we select, if applicable);


        - any mandatory sinking fund payments or analogous payments applicable to the outstanding debt securities on the day on which those payments are due and payable; however, we must deliver to the trustee irrevocable instructions to apply the money or the proceeds of the Government Obligations to the payments required to be made with respect to those debt securities;

        - the defeasance or covenant defeasance of the debt securities will not result in a breach or violation of, or constitute a default under, the indentures or any other material agreement or instrument to which we are a party or by which we are bound;

        - we must effect the defeasance or covenant defeasance of the debt securities in compliance with any additional or substitute terms, conditions or limitations set forth in the prospectus supplement relating to a particular series of debt securities; and

        - we must deliver an officers' certificate and an opinion of counsel to the trustee, each stating that all conditions precedent under the indentures to either defeasance or covenant defeasance, as the case may be, have been satisfied.

      "Government Obligations" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States, including any agency or instrumentality of the United States, for the payment of which the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer's option.

      Before we make a deposit to effect a defeasance or covenant defeasance of the debt securities, we may give to the trustee, in accordance with the redemption provisions in the indentures, a notice of our election to redeem all or any portion of the outstanding debt securities at a future date in accordance with the terms of the debt securities of that series and the redemption provisions of the indentures, which notice must be irrevocable. If we deliver such an irrevocable redemption notice, it will be given effect in applying the foregoing.

      With respect to subordinated debt securities, money and securities held in trust pursuant to the defeasance and covenant defeasance provisions of the indentures, will not be subject to the subordination provisions of the subordinated indenture.

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

SATISFACTION AND DISCHARGE

      The indentures will, upon a written request or order signed by one of our designated officers and delivered to the trustee, cease to be of further effect with respect to any series of debt securities, except as to any surviving rights of registration of transfer or exchange or conversion of debt securities of that series expressly provided for, and the trustee will be required to execute proper instruments acknowledging satisfaction and discharge of such indenture as to that series when either:

      - we have delivered to the trustee for cancellation all debt securities of that series previously authenticated and delivered, other than:

        - debt securities that have been destroyed, lost or stolen and which have been replaced or paid, as provided in the indentures, and

        - debt securities for which money sufficient to make all payment on the debt securities has previously been deposited in trust with the trustee or any paying agent or segregated and held in trust by us with any remaining amounts to thereafter be repaid to us, as provided in the indentures, or

      - all debt securities, other than convertible debt securities, of the series:

        - have become due and payable, or

        - will become due and payable at their stated maturity within one year, or

        - if redeemable at our option, are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at our expense; and

        we irrevocably deposit or cause to be deposited with the trustee as trust funds in trust an amount of money or Government Obligations sufficient to pay and discharge the entire indebtedness on those debt securities not previously delivered to the trustee for cancellation, including all principal of and any premium and installments of interest to the date of such deposit in the case of debt securities which have become due and payable or to the stated maturity or redemption date of the debt securities, as applicable.

      In addition, in order to satisfy and discharge the securities, we will be required to:

      - pay or cause to be paid all other sums payable under the debt securities by us; and

      - deliver an officers' certificate and an opinion of counsel to the trustee, each stating that all conditions precedent provided for relating to the satisfaction and discharge of the indentures as to such series have been satisfied.

AMENDMENTS AND WAIVERS

      Under the indentures, we and the trustee may at any time and from time to time, without the consent of any holder of debt securities, enter into one or more supplemental indentures to:

      - cure ambiguities, defects or inconsistencies, or to make any other provisions with respect to questions or matters arising under the indentures;

      - effect or maintain the qualification of the indentures under the Trust Indenture Act;

      - secure any debt securities;

      - add covenants for the protection of the holders of debt securities;

      - establish the forms or terms of debt securities of any series;

      - make any other change that does not adversely affect in any material respect the rights under such indenture of the holders of debt securities thereunder;

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

      - add a guarantee of our payment obligations under the indentures by a subsidiary or other party;

      - evidence the acceptance of appointment by a successor trustee;

      - evidence the succession of another person to us and the assumption by any such successor of our obligations in accordance with the indentures and the debt securities; and

      - evidence the release of any obligations of a co-obligor or guarantor in connection with the holding company reorganization.

Other amendments and modifications of the indentures or the debt securities may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount, or principal amount at maturity, as applicable, of all of the then outstanding debt securities of the affected series; however, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

      - change the stated maturity of the principal of, or any installment of interest on, any debt security;

      - reduce the principal amount or the rate of interest or any premium payable upon the redemption of any debt security;

      - change any obligation of us to pay any "additional amounts" contemplated by each indenture (except as contemplated and permitted by certain provisions of the indentures);

      - reduce the accreted amount of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the debt securities under the indentures or the amount of the debt securities provable in bankruptcy pursuant to the indentures;

      - adversely affect, after the event giving rise to any right of repayment occurs, any right of repayment at the option of any holder of any debt security, or change any place of payment described in the indentures where any debt security or any premium or the interest thereon is payable;

      - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt securities, or, in the case of redemption or repayment of the debt securities, on or after the redemption date or repayment date, as applicable;

      - adversely affect any right to convert any debt securities as may be provided under the indentures; or

      - reduce the percentage in principal amount, or principal amount at maturity, as applicable, of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with provisions of the indentures or defaults thereunder and their consequences provided for in the indentures.

SENIOR DEBT

      The debt securities that will be senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all of our other unsecured and unsubordinated debt.

SUBORDINATED DEBT

      The debt securities that will be subordinated debt securities will be issued under the subordinated debt indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our "Senior Indebtedness." Unless we provide otherwise in the prospectus supplement relating to a particular series of debt securities, the subordinated debt indenture will define "Senior Indebtedness" as obligations, or obligations guaranteed or assumed by us, for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, other than nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as not constituting, or as being subordinate in right of payment to, Senior Indebtedness.

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

      In the event:

      - of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of us or a substantial part of our property, or


      - that a default occurs with respect to the payment of principal of, and any premium or interest on, or other monetary amounts due and payable on any Senior Indebtedness, or


      - that there occurs an event of default, other than a default in the payment of principal, and any premium or interest, or other monetary amounts due and payable, with respect to any Senior Indebtedness, permitting the holder or holders of that Senior Indebtedness to accelerate the maturity of that Senior Indebtedness, with notice or lapse of time, or both, and such event of default continues beyond the period of grace, if any, in respect of that default or event of default, and the default or event of default is not cured or waived or ceases to exist, or

      - that the principal of and accrued interest on, or the accreted amount of, the subordinated debt securities is declared due and payable as a result of an event of default of the subordinated debt indenture and that declaration is not rescinded and annulled as provided under the subordinated debt indenture, then the holders of all Senior Indebtedness will be entitled to receive payment, in cash or cash equivalents, of the full amount unpaid on that Senior Indebtedness first, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal of, and any premium or interest on, the indebtedness evidenced by such subordinated debt securities.

      If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter. Moreover, that prospectus supplement will contain more specifically the subordination provisions applicable to the particular series of subordinated debt securities being offered.

GUARANTEES


      The obligations of Metricom Finance under the debt securities will be fully and unconditionally guaranteed by Metricom, Inc. Each guarantee of Metricom Finance's obligations under senior debt securities will constitute part of the senior debt of the Metricom, Inc. and will rank pari passu with all other unsecured and unsubordinated debt of Metricom, Inc. Each guarantee with respect to subordinated debt securities will be subordinated to Metricom, Inc.'s senior indebtedness on the same basis as provided above with respect to the subordination of the relevant subordinated debt securities to senior indebtedness of Metricom Finance. Upon completion of a holding company reorganization, the guarantee automatically, and without further notice to or action by the holders of the debt securities, will be released entirely and will cease to be of any force and effect.


GOVERNING LAW

      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York. The indentures are subject to the provisions of the Trust Indenture Act that are required to be a part thereof and will, to the extent applicable, be governed by such provisions.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


      Metricom, Inc. has authorized capital stock of 150 million shares of common stock, $0.001 par value per share, and 80 million shares of preferred stock, $0.001 par value per share. As of October 29, 1999, there


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

were 21,982,627 shares of Metricom, Inc.'s common stock and 60 million shares of its preferred stock outstanding.

      Metricom Finance has authorized capital stock of 1,000 shares of common stock, $0.001 par value. As of December 22, 1999, 1,000 shares were issued, outstanding and held of record by Metricom, Inc.

      Metricom, Inc.'s Restated Bylaws divide its board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Metricom Finance's board of directors will be divided into three classes upon the effectiveness of the registration statement, if any, covering a class of equity securities under the Securities Exchange Act of 1934, as amended. The classification of the board of directors could delay or deter a third party from acquiring control of Metricom, Inc. or Metricom Finance.

      Metricom, Inc. is currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors. At Metricom, Inc.'s annual meeting of stockholders held on October 15, 1999, its stockholders elected not to be governed by Section 203. The election will become effective 12 months after adoption of the election. Metricom Finance's stockholder has made the same election, which election is currently effective.

      The following summaries of certain provisions of our common stock and preferred stock do not purport to be complete and are subject to, and are qualified in their entirely, by the provisions of Metricom, Inc.'s Restated Certificate of Incorporation, and Amended and Restated Bylaws, and by Metricom Finance's Certificate of Incorporation, as amended, and Bylaws, which are incorporated by reference into the registration statement of which this prospectus is a part.

COMMON STOCK

      Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts that the board of directors may determine from time to time. Except, with regard to Metricom, Inc., as discussed below under the caption "Preferred Stock," each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Metricom, Inc.'s restated certificate or Metricom Finance's certificate, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election (other than directors to be elected solely by the holders of the series of preferred stock). The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

      The transfer agent and registrar for Metricom, Inc.'s common stock is Boston Equiserve.

PREFERRED STOCK

      Metricom, Inc.'s restated certificate authorizes 80 million shares of preferred stock, of which 36 million shares are designated Series A1 preferred stock, 36 million shares are designated Series A2 preferred stock and 8 million shares are not currently designated. The material terms of the Series A1 and Series A2 preferred stock are summarized below. Metricom, Inc.'s board of directors has the authority to issue the remaining undesignated shares of preferred stock in additional series and to fix the rights, preferences, privileges and restrictions of any new series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or

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

the designation of such series, without further vote or action by our stockholders, subject to rights of the holders of outstanding preferred stock. The preferred stock may have the effect of delaying, deterring or preventing a change in our control without further action by Metricom, Inc.'s stockholders and may adversely affect the voting and other rights of the holders of Metricom, Inc.'s common stock. Metricom Finance's certificate of incorporation does not currently authorize preferred stock.

SERIES A1 AND A2 PREFERRED STOCK OF METRICOM

      Dividends. The holders of shares of each of the Series A1 preferred and Series A2 preferred have the right to receive cumulative dividends payable, at Metricom Inc.'s option, in cash or additional shares of Series A1 preferred or Series A2 preferred, as the case may be, at the annual rate of 6.5% of the original issue price of $10 per share, until November 15, 2002 after which date the right to such cumulative dividends shall terminate, and holders of shares of each of the Series A1 and Series A2 preferred stock shall be entitled to dividends only when, as and if declared by Metricom Inc.'s Board of Directors. Cumulative dividends payable to the holders of Series A1 preferred stock will be prior and in preference to any dividends payable to the holders of common stock and Series A2 preferred stock. Cumulative dividends payable to the holders of Series A2 preferred stock will be prior and in preference to the dividends payable to the holders of common stock.

      Voting Rights. For so long as more than 7.5 million shares of each of the Series A1 preferred and Series A2 preferred are outstanding, the affirmative vote of the holders of at least a majority of the outstanding shares of each of the Series A1 and Series A2 preferred will be required to:

      - amend any provision of Metricom, Inc.'s restated certificate that changes the rights and preferences of that series so as to adversely affect the rights of the Series A1 preferred or Series A2 preferred, as the case may be, in a manner different from other classes or series of stock;

      - issue any new class or series of stock ranking senior in liquidation preference or dividends to the Series A1 preferred or Series A2 preferred, as the case may be;

      - issue any debt securities convertible into Metricom, Inc.'s equity securities at a price lower than $10 per share, subject to adjustment for any stock dividend, split, combination or other similar event;

      - redeem or repurchase, under specified circumstances, any series of stock junior to the Series A1 preferred or Series A2 preferred, as the case may be; or

      - declare or pay any dividend on outstanding common stock, subject to specified exceptions.

      In addition, for so long as more than 7.5 million shares of either of the Series A1 preferred or Series A2 preferred are outstanding, the holders of shares of those series of preferred stock, voting as separate classes, will be entitled to elect one member of Metricom, Inc.'s board of directors to represent each series. Holders of outstanding shares of Series A1 preferred may waive this right from time to time and instead designate an observer to attend meetings of the board of directors.

      Liquidation Rights. If Metricom, Inc. is liquidated, dissolved or wound up, the holders of Series A1 preferred and holders of Series A2 preferred will be entitled to be paid out of Metricom, Inc.'s assets, before any distribution to the holders of common stock, an amount equal to the greater of the original issue price plus accrued but unpaid dividends or the amount the holders would have received if the shares had been converted to common stock. For this purpose, "liquidation" includes:

      - a consolidation, merger or other reorganization in which Metricom, Inc.'s stockholders prior to the transaction own less than 50% of its voting power after such transaction or other transaction or series of transactions to which Metricom, Inc. is a party in which over 50% of its voting power is transferred; or

      - a sale, lease or other disposition of all or substantially all of Metricom, Inc.'s assets.

      Redemption. On November 15, 2009, Metricom, Inc. must redeem all outstanding shares of Series A1 and Series A2 preferred. In the event of a change of control or major acquisition by Metricom, Inc., each holder of Series A1 and Series A2 preferred will have the right to require Metricom, Inc. to redeem all, but not less than all, of the shares of preferred stock held by that holder. For purposes of this provision, a "change of control" means an event by which any person or group, other than Vulcan Ventures Incorporated, MCI WorldCom, Inc. and their respective affiliates:

      - becomes a beneficial owner of more than 30% of Metricom, Inc.'s outstanding equity securities, or

      - acquires the right to elect at least 30% of the board of directors.

      For purposes of this provision, a "major acquisition" means the acquisition by Metricom, Inc. of more than 50% of the outstanding equity securities or all or substantially all of the assets of any entity, or Metricom, Inc.'s merger with another entity in which Metricom, Inc. is the surviving entity, in each case, for equity consideration exceeding 25% of Metricom, Inc.'s outstanding equity securities.

      Conversion. Holders of each of the Series A1 and Series A2 preferred have the right to convert their shares into common stock, subject to the limitation that Series A1 preferred shares do not become convertible until May 2002, at which time 25% of the Series A1 preferred stock originally issued will become convertible. Following each six-month period thereafter, an additional 25% of the Series A1 preferred stock originally issued will become convertible. Each share of Series A1 and Series A2 preferred is initially convertible into one share of common stock. The conversion rates and prices for each of the Series A1 and Series A2 preferred will be adjusted in the event of any stock split or combination, dividend payment or distribution on the common stock, reclassification or other change to the common stock, or reorganization, merger or sale of assets. Each of the Series A1 and Series A2 preferred will automatically be converted into shares of common stock in the event that shares of either series are transferred by the original purchaser to a person other than Vulcan, MCI WorldCom or their respective affiliates. If the holders of the Series A2 preferred stock exercise their right to convert their shares into common stock, then upon conversion we must pay to those holders who convert all accrued but unpaid dividends on the shares being converted. Dividends may not be paid on Series A2 preferred stock until all dividends payable on Series A1 preferred stock are fully paid, or declared and funds set aside for payment. Therefore, a conversion by holders of Series A2 preferred stock into common stock will also require us to pay all accrued but unpaid dividends on the Series A1 preferred stock and to declare and set aside funds for the then-current dividend period.

      Registration Rights. Under Metricom, Inc.'s Amended and Restated Registration Rights Agreement, dated November 15, 1999, the holders of 60,000,000 shares of Metricom, Inc.'s currently outstanding series of redeemable convertible preferred stock are entitled to certain registration rights with respect to the shares of common stock issuable upon conversion of the preferred stock. Subject to certain exceptions, including the right of Metricom, Inc. to defer a demand registration under specified conditions, holders that, in the aggregate, hold at least 500,000 shares of registrable securities have the right to require that Metricom, Inc. use its best efforts to register under the Securities Act their registrable securities, the anticipated offering price of which, net of underwriting discounts and commissions, would exceed $10,000,000. Additionally, in the event that Metricom, Inc. registers any of its common stock, either for its own account or for the account of any other stockholder, Metricom, Inc. is required to notify holders of registrable securities and, subject to certain limitations, to include in that registration the registrable securities of holders requesting registration. Registrable securities need not be included in registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act. Metricom, Inc. is also required, subject to certain limitations, to give notice of and effect certain short-form registrations upon request of holders of registrable securities. Metricom, Inc. is not required to effect more than two registrations on Form S-3 in any 12-month period unless the registration is requested by Vulcan Ventures or MCI WorldCom or certain of their affiliates; however, Metricom, Inc. is not required to effect this registration if it has effected one or more registrations upon one of these holders' requests within the preceding 12-month period.

                              PLAN OF DISTRIBUTION

      We may sell the securities being offered by this prospectus through agents, underwriters or dealers.

      Agents designated by us from time to time may solicit offers to purchase the securities offered by this prospectus. Any agent involved in the offer or sale of those securities may be deemed to be an underwriter under the Securities Act and we will name that agent and describe any commissions payable by us to that agent in a prospectus supplement. Any agent appointed by us will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. We may be obligated under agreements with these agents to indemnify them against civil liabilities, including liabilities under the Securities Act. These agents may also engage in transactions with or perform services for us in the ordinary course of business.

      If we utilize any underwriters in any sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement. That prospectus supplement will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may be obligated under the underwriting agreements with these underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act. These underwriters may also engage in transactions with or perform services for us in the ordinary course of business.

      If we utilize a dealer in any sale of the securities in respect of which the prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may be obligated under agreements with these dealers to indemnify them against civil liabilities, including liabilities under the Securities Act. These dealers may also engage in transactions with or perform services for us in the ordinary course of business.

      If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery of those securities on a specified date in the future. These delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement, and we will set forth the commission payable for solicitation of these offers in the prospectus supplement.

                                 LEGAL MATTERS

      Cooley Godward LLP, San Francisco, California will provide us with an opinion as to the legality of the securities we are offering. Weil, Gotshal & Manges LLP, New York, New York, will serve as counsel to underwriters, dealers or agents purchasing any of the securities we are offering by this prospectus. Attorneys with Cooley Godward LLP own an aggregate of 1,675 shares of Metricom's common stock.

                                    EXPERTS

      The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

      Metricom, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as Metricom, Inc.'s reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and at Seven World Trade Center, New York, New York 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Metricom, Inc.'s SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy Metricom, Inc.'s SEC filings at the office of the National Association of Securities Dealers, Inc at 1735 K Street, N.W., Washington, D.C. 20006.

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the SEC may update and supersede the information incorporated by reference. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of all securities to which this prospectus relates:

      - Annual Report on Form 10-K of Metricom, Inc. for the year ended December 31, 1998, as amended;

      - Quarterly Report on Form 10-Q of Metricom, Inc. for the quarter ended March 31, 1999;

      - Quarterly Report on Form 10-Q of Metricom, Inc. for the quarter ended June 30, 1999;

      - Quarterly Report on Form 10-Q of Metricom, Inc. for the quarter ended September 30, 1999;

      - Current Report on Form 8-K of Metricom, Inc. filed with the SEC on July 9, 1999, as subsequently amended; and

      - The description of common stock of Metricom, Inc. contained in our registration statement on Form 8-A filed with the SEC on February 28, 1992.

      You may request of copy of these filings at no cost, by writing or telephoning us at the following address:

          Corporate Secretary
           Metricom, Inc.
           980 University Avenue
           Los Gatos, California 94030
           (408) 399-8200

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
Inside back cover:

[A graphic representation titled "Ricochet Solution - Replicating the Desktop" and which depicts photographs of various people using laptops and identifies certain features of our service such as: Mobile access; always on, always available; high speed, high performance; low, flat, predictable cost; secure and reliable; and complements data capabilities of mobile phones.]

                                      LOGO

                                  $300,000,000

                                 Richochet Logo

                                 METRICOM, INC.
                             METRICOM FINANCE, INC.

                           13% Senior Notes due 2010

                        (Offered as Units together with
                       Warrants to Purchase Common Stock)

                   -----------------------------------------

                             PROSPECTUS SUPPLEMENT
                                February 2, 2000
                   -----------------------------------------

                                 LEHMAN BROTHERS
                  ---------------------------------------------

           SALOMON SMITH BARNEY                   CHASE SECURITIES INC.
           J.P. MORGAN & CO.                        MERRILL LYNCH & CO.